UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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VIACOM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 20, 2007

Dear Stockholder:

We are pleased to invite you to attend the Viacom Inc. 2007 Annual Meeting of Stockholders. The meeting will be held on Wednesday, May 30, 2007 at the Hudson Theatre, Millennium Broadway Hotel, 145 West 44th Street (between Broadway and 6th Avenue), New York, New York, beginning at 10:30 a.m., Eastern Daylight Time. Holders of Class A common stock are being asked to vote on the matters listed in the attached Notice of 2007 Annual Meeting of Stockholders.

If you hold shares of Class A common stock, please complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be voted at the Annual Meeting. Alternatively, you may vote by telephone or the Internet by following the instructions on the enclosed proxy card, or if you attend the Annual Meeting, you may vote your shares in person.

National Amusements, Inc., which as of our record date of April 6, 2007 beneficially owned shares of Class A common stock representing approximately 79.1% of the voting power of our common stock, has advised us that it intends to vote all of its shares of Class A common stock in favor of each of matters 1-4 listed in the attached notice and against matter 5. Such action by National Amusements will be sufficient to constitute a quorum and to determine the outcome of each of the matters.

If you plan to attend the Annual Meeting and are a registered holder of Class A common stock, please mark the appropriate box on the enclosed proxy card, or so indicate when you vote by telephone or the Internet, and an admission ticket will be sent to you. If you are a registered holder of Class B common stock or you hold shares of Class A or Class B common stock beneficially in a brokerage account or otherwise and you plan to attend the Annual Meeting, you will need to obtain an admission ticket in advance by sending a written request along with proof of ownership (such as your brokerage firm account statement or statement of holdings from our transfer agent) to Director, Shareholder Relations, Viacom Inc., 1515 Broadway, 52nd Floor, New York, New York 10036-5794. Please bring photo identification with you for admittance to the meeting.

We appreciate your continued interest in and support of Viacom and look forward to seeing you at the Annual Meeting.

SUMNER M. REDSTONE Executive Chairman of the Board of Directors and Founder	PHILIPPE P. DAUMAN President and Chief Executive Officer

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

To Viacom Stockholders:

The Viacom Inc. 2007 Annual Meeting of Stockholders will be held on Wednesday, May 30, 2007 at the Hudson Theatre, Millennium Broadway Hotel, 145 West 44th Street (between Broadway and 6th Avenue), New York, New York, beginning at 10:30 a.m., Eastern Daylight Time. The principal business of the meeting will be the consideration of the following matters:

1.	The election of 11 directors;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for 2007;

3.	The approval of the Viacom Inc. Senior Executive Short-Term Incentive Plan;

4.	The approval of the Viacom Inc. 2006 Long-Term Management Incentive Plan;

5.	A stockholder proposal, if presented at the meeting; and

6.	Such other business as may properly come before the meeting.

The close of business on April 6, 2007 has been fixed as the record date for determining the holders of shares of our Class A common stock entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours at our corporate headquarters located at 1515 Broadway, New York, New York.

By order of the Board of Directors,

MICHAEL D. FRICKLAS
Executive Vice President, General Counsel and Secretary

April 20, 2007

2007 PROXY STATEMENT

VOTING AND SOLICITATION OF PROXIES

Solicitation of Proxies

The Viacom Board of Directors is soliciting a proxy from stockholders of our Class A common stock for the matters to be considered at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 30, 2007, beginning at 10:30 a.m., Eastern Daylight Time. The close of business on April 6, 2007 was the record date for determining the holders of our Class A common stock entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Holders of Class A common stock will receive along with this proxy statement a proxy card or voting instruction card to vote their shares. Holders of our non-voting Class B common stock will receive this proxy statement but are not entitled to vote at the Annual Meeting or any adjournment thereof.

As of April 6, 2007, we had outstanding 59,184,820 shares of Class A common stock, with each of those shares being entitled to one vote, and 631,899,519 shares of Class B common stock. We intend to commence distribution of this proxy statement and related materials on or about April 24, 2007.

Submission of Proxies

As indicated in the proxy card, Philippe P. Dauman and Michael D. Fricklas (the “proxy holders”) have been designated by our Board of Directors to vote the shares represented by proxy at the Annual Meeting. Messrs. Dauman and Fricklas are executive officers of Viacom. They will vote the shares represented by each valid and timely received proxy in accordance with your instructions, or if you do not specify instructions on your proxy when you return it, the shares represented by the proxy will be voted in accordance with the recommendations of the Board of Directors as described in this proxy statement. If any other matter properly comes before the Annual Meeting, the proxy holders will vote the shares represented by proxy on that matter in their discretion.

Holders of Class A common stock may submit a proxy in either of the following ways:

•	Complete, sign and date the proxy card or voting instruction card and return it in the envelope provided so that it is received prior to the Annual Meeting; or

•

By telephone or the Internet by following the instructions on the proxy card or voting instruction card. Your telephone or Internet proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on May 29, 2007.

Shares Held in 401(k) Plans.  Voting instructions relating to shares of Class A common stock held in a 401(k) plan must be received no later than 11:59 p.m., Eastern Daylight Time, on May 28, 2007 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Shares held in a 401(k) plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the plan that are timely voted.

Voting other than by Proxy.  While we encourage voting in advance by proxy, holders of Class A common stock (other than shares held in a 401(k) plan) also have the option of voting their shares in person at the Annual Meeting.

Revocation of Proxies

A proxy may be revoked before the voting deadline by sending written notice to Michael D. Fricklas, Secretary, Viacom Inc., 1515 Broadway, New York, NY 10036-5794, or by submission (including telephone or Internet submission) of a proxy bearing a later date than the proxy being revoked to Broadridge (formerly ADP Proxy Services), P.O. Box 9162, Farmingdale, NY 11735. Revocations made by telephone or the Internet must be received by 11:59 p.m., Eastern Daylight Time, on May 29, 2007. A holder may also revoke a proxy by voting in person at the Annual Meeting.

Shares Held in 401(k) Plans.  Voting instructions relating to shares of Class A common stock held in a 401(k) plan may be revoked prior to 11:59 p.m., Eastern Daylight Time, on May 28, 2007 by sending written notice to Michael D. Fricklas, Secretary, Viacom Inc., 1515 Broadway, New York, NY 10036-5794, or by submission (including telephone or Internet submission) of voting instructions bearing a later date than the voting instructions being revoked to Broadridge (formerly ADP Proxy Services), P.O. Box 9162, Farmingdale, NY 11735.

Quorum

Under our Amended and Restated Bylaws, the holders of a majority of the aggregate voting power of the Class A common stock outstanding on the record date, present in person or by proxy at the Annual Meeting, shall constitute a quorum. Abstentions and broker non-votes will be treated as present for purposes of determining the presence of a quorum.

Majority Vote; Approval of the Matters to Be Considered at the Annual Meeting

The Board of Directors recommends a vote “FOR” each of the following matters:

1.	The election of each of the 11 nominated directors;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) to serve as our independent auditor for fiscal year 2007;

3.	The approval of the Viacom Inc. Senior Executive Short-Term Incentive Plan; and

4.	The approval of the Viacom Inc. 2006 Long-Term Management Incentive Plan.

The Board of Directors recommends a vote “AGAINST” the following matter:

5.	The stockholder proposal presented on page 76.

The affirmative vote of the holders of a majority of the aggregate voting power of the Class A common stock present in person or by proxy at the Annual Meeting is required to approve each of the matters set forth above. Any broker non-votes (as described below) will have no effect on the voting results for such matters. An abstention with respect to any matter will have the effect of a vote against such matter.

Beneficial holders of Class A common stock hold their shares in “street name” through a broker or other nominee. Under the rules of the New York Stock Exchange (the “NYSE”), the broker or nominee may not be permitted to exercise voting discretion with respect to some matters to be acted upon at our Annual Meeting. Therefore, if a beneficial holder of our Class A common stock does not give the broker or nominee specific voting instructions, the holder’s shares may not be voted on those matters and a broker non-vote will occur.

As of April 6, 2007, National Amusements, Inc. beneficially owned through its wholly-owned subsidiary, NAIRI, Inc., approximately 79.1% of our outstanding Class A common stock and approximately 11.5% of our outstanding Class A common stock and Class B common stock on a combined basis. Sumner M. Redstone, the controlling stockholder of National Amusements, is the Executive Chairman of our Board of Directors and our Founder. National Amusements has advised us that it intends to vote all of the shares of our Class A common stock held by NAIRI in favor of each of matters 1-4 listed above and against matter 5. Such action by National Amusements will be sufficient to constitute a quorum and to approve matters 1-4 and not approve matter 5.

Cost of Proxy Solicitation and Inspector of Election

We will pay the cost of the solicitation of proxies, including the preparation, printing and mailing of this proxy statement and the related materials. We will furnish copies of these materials to banks, brokers, fiduciaries, custodians and other nominees that hold shares on behalf of beneficial owners so that they may forward the materials to the beneficial owners.

We have retained IVS Associates, Inc. to tabulate the votes and serve as the independent inspector of election for the Annual Meeting.

Company Information and Mailing Address

We were organized as a Delaware corporation in 2005 in connection with our separation from the former Viacom Inc. (“Former Viacom”), which is now known as CBS Corporation. Our mailing address is Viacom Inc., 1515 Broadway, New York, NY 10036-5794, and our telephone number is (212) 258-6000. Our website address is www.viacom.com.

References in this proxy statement to “Viacom,” “company,” “we,” “us” and “our” refer to Viacom Inc. and our consolidated subsidiaries, unless the context requires otherwise. Information on our website is not intended to be incorporated into this proxy statement.

ITEM 1 – ELECTION OF DIRECTORS

The election of 11 directors is proposed by the Board of Directors, each director to hold office, in accordance with our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, for a term of one year and until his or her successor is duly elected and qualified.

All of the director nominees are current members of our Board of Directors who were elected at our 2006 Annual Meeting, except for Blythe McGarvie, who joined our Board in April 2007 to fill the vacancy created by Thomas Freston’s departure in September 2006. Ms. McGarvie was proposed as a potential director candidate to the Governance and Nominating Committee by Philippe Dauman, our President and Chief Executive Officer, who had served with Ms. McGarvie on an outside board of directors of a formerly public company and was familiar with her qualifications. Ms. McGarvie met with members of the Governance and Nominating Committee, our Executive Chairman, and our Vice Chair, and they unanimously recommended to the Board that she be elected. The Governance and Nominating Committee also unanimously recommended to the Board that all other current members of the Board be invited to stand for re-election at the Annual Meeting.

In accordance with the Board’s recommendation, the proxy holders will vote the shares of Class A common stock covered by the respective proxies FOR the election of each of the 11 director nominees set forth below, unless the stockholder gives instructions to the contrary. If, for any reason, any of the director nominees becomes unavailable for election, the proxy holders may exercise discretion to vote for substitute nominees proposed by the Board. Each of the director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

Information about each director nominee is set forth below, including the director’s business experience, tenure on our Board and Former Viacom’s board, as applicable, independence status as determined by the Board of Directors in accordance with the standards discussed under “Our Board of Directors,” and service on the boards of directors of other public companies and investment companies. In addition, important information about Viacom’s corporate governance practices, the responsibilities and functioning of the Board and its committees, and related person transactions is found elsewhere in this proxy statement. We encourage you to review this information in connection with your decisions on the election of the 11 director nominees.

George S. Abrams	Age 75	Not Independent

Mr. Abrams was elected to our Board as of January 1, 2006, having previously served as a director of Former Viacom since 1987. He is an attorney associated with the law firm of Winer and Abrams in Boston since 1969. Prior to that, Mr. Abrams served for three years as General Counsel and Staff Director of the United States Senate Judiciary Committee for Refugees. Mr. Abrams is a Trustee of the Boston Museum of Fine Arts and a Fellow and/or Director of a number of other arts and education related boards and foundations. He is also a director of National Amusements, Inc. and Sonesta International Hotels Corporation.

Philippe P. Dauman	Age 53	Not Independent

Mr. Dauman has been our President and Chief Executive Officer since September 5, 2006 and joined our Board of Directors as of January 1, 2006, having previously served as a director of Former Viacom since 1987. Prior to joining Viacom, he was Co-Chairman and Chief Executive Officer of DND Capital Partners, L.L.C., a private equity firm specializing in media and telecommunications investments that he co-founded with Mr. Dooley, from May 2000 until September 2006. Prior to that, Mr. Dauman held several positions at Former Viacom, which he first joined in 1993, including Deputy Chairman, member of its Executive Committee and Executive Vice President, General Counsel and Secretary. Mr. Dauman is also a director of National Amusements, Inc.

Thomas E. Dooley	Age 50	Not Independent

Mr. Dooley has been our Senior Executive Vice President and Chief Administrative Officer since September 5, 2006, our Chief Financial Officer since January 1, 2007 and joined our Board as of January 1, 2006. Prior to joining Viacom, he was Co-Chairman and Chief Executive Officer of DND Capital Partners, a private equity firm specializing in media and telecommunications investments that he co-founded with Mr. Dauman, from May 2000 until September 2006. Prior to that, Mr. Dooley held various corporate and divisional positions at Former Viacom, which he first joined in 1980, including Deputy Chairman, member of its Executive Committee, and Executive Vice President, Finance, Corporate Development and Communications.

Alan C. Greenberg	Age 79	Independent

Mr. Greenberg was elected to our Board as of January 1, 2006, having previously served as a director of Former Viacom since 2003. He is Chairman of the Executive Committee of The Bear Stearns Companies Inc., a position he has held since June 2001. Mr. Greenberg also served as Chairman of the Board of Bear Stearns from 1985 to 2001, and as its Chief Executive Officer from 1978 to 1993. Mr. Greenberg is a director of Bear Stearns.

Robert K. Kraft	Age 65	Independent

Mr. Kraft was elected to our Board as of January 1, 2006. He is Chairman and Chief Executive Officer of The Kraft Group, which includes the New England Patriots, New England Revolution, Gillette Stadium, Rand-Whitney Group and International Forest Products Corporation. Mr. Kraft has been the owner of the New England Patriots for the past 10 seasons, and has served as Chairman of the NFL’s Finance Committee since 1998. He is also a director of the Dana Farber Cancer Institute, the Federal Reserve Bank of Boston and The New England Patriots Charitable Foundation.

Blythe J. McGarvie	Age 50	Independent

Ms. McGarvie was elected to our Board as of April 12, 2007. Since January 2003, she has been the President of Leadership for International Finance, LLC, a firm focusing on improving clients’ financial positions and providing leadership seminars for corporate and academic groups. From 1999 through 2002, Ms. McGarvie was the Executive Vice President and Chief Financial Officer of BIC Group. Prior to that, Ms. McGarvie served as Senior Vice President and Chief Financial Officer of Hannaford Bros. Co. from 1994 to 1999. Ms. McGarvie is also a director of Accenture Ltd., The Pepsi Bottling Group, Inc. and The Travelers Companies, Inc.

Charles E. Phillips, Jr.	Age 47	Independent

Mr. Phillips was elected to our Board as of January 1, 2006, having previously served as a director of Former Viacom since 2004. He has been a President of Oracle Corporation since May 2003, having also served as a member of the Board of Directors and Executive Management Committee for Oracle Corporation since January 2004. Prior to joining Oracle, Mr. Phillips was with Morgan Stanley’s Institutional Securities Division from 1994 to 2003, where he was responsible for analyzing the enterprise software industry. Mr. Phillips is a director of Oracle Corporation and Morgan Stanley.

Shari Redstone	Age 53	Not Independent

Ms. Redstone is Non-Executive Vice Chair of our Board of Directors, a position to which she was elected as of January 1, 2006. She also serves as Non-Executive Vice Chair of the Board of CBS Corporation. Ms. Redstone served on the Board of Former Viacom since 1994, becoming Vice Chairman in June 2005. She has been President of National Amusements, Inc. since January 2000, and prior to that, served as Executive Vice President of National Amusements since 1994. Ms. Redstone practiced law from 1978 to 1993, with her practice including corporate law, estate planning and criminal law. She is a member of the Board of Directors and Executive Committee for the National Association of Theatre Owners, Co-Chairman and Co-Chief Executive Officer of MovieTickets.com, Inc. and Chairman and Chief Executive Officer of CineBridge Ventures, Inc. She is also a member of the board of several charitable organizations, including the Board of Trustees at the Dana Farber Cancer Institute, the Board of Directors at Combined Jewish Philanthropies and the Board of Directors of the John F. Kennedy Library Foundation. Ms. Redstone is a director of National Amusements and Vice Chairwoman of Midway Games Inc. She is the daughter of Sumner Redstone.

Sumner M. Redstone	Age 83	Not Independent

Mr. Redstone is our Founder and has served as the Executive Chairman of our Board of Directors since January 1, 2006. He also serves as Executive Chairman of the Board of CBS Corporation. He was Chief Executive Officer of Former Viacom from 1996 to 2005 and Chairman of the Board of Former Viacom since 1986. He has been Chairman of the Board of National Amusements, Inc., our controlling stockholder, since 1986, its Chief Executive Officer since 1967 and also served as its President from 1967 through 1999. Mr. Redstone served as the first Chairman of the Board of the National Association of Theatre Owners and is currently a member of its Executive Committee. He has been a frequent lecturer at universities, including Harvard Law School, Boston University Law School and Brandeis University. Mr. Redstone graduated from Harvard University in 1944 and received an LL.B. from Harvard University School of Law in 1947. Upon graduation, he served as law secretary with the U.S. Court of Appeals and then as a special assistant to the U.S. Attorney General. Mr. Redstone served in the Military Intelligence Division during World War II. While a student at Harvard, he was selected to join a special intelligence group whose mission was to break Japan’s high-level military and diplomatic codes. Mr. Redstone received, among other honors, two commendations from the Military Intelligence Division in recognition of his service, contribution and devotion to duty, and the Army Commendation Award.

Frederic V. Salerno	Age 63	Independent

Mr. Salerno was elected to our Board as of January 1, 2006, having previously served as a director of Former Viacom since 1994. He is a retired Vice Chairman and Chief Financial Officer of Verizon Communications Inc., a position he held from June 2000 to October 2002. Prior to that, Mr. Salerno served as Vice Chairman and Chief Financial Officer of Bell Atlantic (Verizon’s predecessor) from August 1997. Prior to the merger of Bell Atlantic and NYNEX Corporation, Mr. Salerno served as Vice Chairman, Finance and Business Development, of NYNEX from 1994 to 1997. Mr. Salerno was Vice Chairman of the Board of NYNEX and President of the NYNEX Worldwide Services Group from 1991 to 1994. Mr. Salerno is also a director of Akamai Technologies, Inc., The Bear Stearns Companies Inc., CBS Corporation (proposed for election on May 23, 2007), Consolidated Edison, Inc. (until May 21, 2007), IntercontinentalExchange, Inc. and Popular Inc.

William Schwartz	Age 73	Independent

Mr. Schwartz was elected to our Board as of January 1, 2006, having previously served as a director of Former Viacom since 1987. He is counsel to the law firm of Cadwalader, Wickersham & Taft, a position he has held since 1988. Mr. Schwartz served as Vice President for Academic Affairs (the chief academic officer) of Yeshiva University from 1993 to July 1998, and has been University Professor of Law at Yeshiva University and the Cardozo School of Law since 1991. Mr. Schwartz was Dean of the Boston University School of Law from 1980 to 1988, and a professor of law at Boston University from 1955 to 1991. Mr. Schwartz is an honorary member of the National College of Probate Judges. Mr. Schwartz formerly served as chairman of UST Corp., and was chairman of the Boston Mayor’s Special Commission on Police Procedures and a member of the Legal Advisory Board of the New York Stock Exchange.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the election of each of the director nominees named above.

OUR BOARD OF DIRECTORS

Our Board of Directors is comprised of 11 members, six of whom are independent under the standards discussed below. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee, each of which is comprised solely of independent directors. Our Board met 11 times in 2006, and each of our directors attended at least 75% of the meetings of the Board and Committees on which the director served. In addition to our Board and Committee meetings, all directors are expected to attend the Annual Meeting and all of our directors attended our 2006 Annual Meeting.

Director Independence

Our Corporate Governance Guidelines (the “Guidelines”) provide that a majority of our directors must be independent of Viacom, as “independence” is defined in the New York Stock Exchange listing standards (the “NYSE listing standards”) and in the Guidelines. The NYSE listing standards set forth five “bright-line” tests that require a finding that a director is not independent if the director fails any of the tests. In addition, the NYSE listing standards provide that a director is not independent unless the Board affirmatively determines that the director has no “material relationship” with Viacom. Our Guidelines set forth categorical standards to assist the Board in determining what constitutes a “material relationship” with Viacom. These standards are summarized below and are also set forth in their entirety in our Guidelines, which are posted in the “corporate governance, compliance & ethics” section of our website at www.viacom.com.

Under the categorical standards in our Guidelines, the following relationships are generally deemed not to be material:

•

the types of relationships identified by the NYSE listing standard’s bright-line tests, if they occurred more than five years ago (the Board will review any such relationship if it occurred more than three but less than five years ago);

•

a relationship whereby the director has received, or an immediate family member of the director has received for service as an executive officer, less than $100,000 in direct compensation from us during any twelve-month period within the last three years; and

•	a relationship where the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of the following:

•

a company that made payments to or received payments from us for property or services in an amount that, in any of the last three fiscal years, is less than 1% of such company’s annual consolidated gross revenues;

•	a company which is either indebted to us or a creditor of ours in an amount that is less than 1% of such company’s total consolidated assets; and

•	a tax-exempt organization that received contributions from us in the prior fiscal year in an amount less than the greater of $500,000 or 1% of that organization’s consolidated gross revenues.

For relationships that exceed the thresholds set forth above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who are independent. In addition, the Guidelines state that, generally, the types of relationships not addressed by the NYSE listing standards or described in the Guidelines will not, by themselves, cause a director to be considered not independent. However, the Board may, after considering relevant facts and circumstances, determine that a director is not independent for any reason it deems appropriate.

Independence of Viacom Directors.  When considering whether a director is independent in accordance with the above standards for purposes of service on the Board, we believe it is important for our Board to have a range of information about the director so that it can make informed independence determinations. Our Governance and Nominating Committee and the full Board review summary information sheets on each director that contain information relating to the director’s employment, any relationships required to be disclosed as related person transactions in this proxy statement, other relationships not required to be disclosed in this proxy statement because they do not meet materiality thresholds, any relationship of which we are aware between the director or a director’s family member and Viacom or any other Viacom director or executive officer (for example, overlapping directorships), other public company board and committee memberships and affiliations with not-for-profit organizations. In addition, as discussed under “Related Person Transactions” below, the Governance and Nominating Committee receives reports on all transactions between related persons and us, regardless of whether such transaction is determined to involve a material interest by a related person.

During most of 2006, 8 of our then 12 directors were independent. The independent directors were Messrs. Dauman, Dooley, Greenberg, Kraft, Phillips, Salerno and Schwartz and Ms. Ellen Futter. In connection with our management change on September 5, 2006, Messrs. Dauman and Dooley became executive officers of Viacom and were therefore no longer considered independent. Effective April 12, 2007, Ms. Futter resigned from our Board, and Ms. McGarvie joined our Board as an independent director.

In April 2007, the Board reviewed the independence of the director nominees. As a result of this review, the Board determined that the independent director nominees are Messrs. Greenberg, Kraft, Phillips, Salerno and Schwartz and Ms. McGarvie. In connection with the review, the Governance and Nominating Committee and the Board considered the summary information sheets described above. With respect to specific transactions involving companies affiliated with an independent director, the Board considered that Bear Stearns, where Mr. Greenberg is Chairman of the Executive Committee, provides investment banking services to us from time to time and is the broker for our stock repurchase program. It also considered the commercial agreements we have in place with Oracle Corporation, where Charles Phillips is a President, for the licensing or purchase of software and other equipment and related consulting services. In both instances, the financial amounts relating to the transactions in the aggregate were well below 1% of the other company’s revenues, which is the applicable threshold under our Guidelines below which transactions are presumed not to affect independence. In addition, these transactions were not entered into as a result of Messrs. Greenberg’s or Phillips’ service on our Board and were negotiated on an arm’s length basis. Therefore, although considered, the Board reached a determination that these transactions had no impact on the independence of either Mr. Greenberg or Mr. Phillips.

Board Committees

The following chart sets forth the current membership of our Board committees. The Board reviews and determines the membership of the committees at least annually, with input from the Governance and Nominating Committee.

Committee	Members	Number of Meetings in 2006

Audit Committee	Frederic V. Salerno, Chair Blythe J. McGarvie(1) Charles E. Phillips, Jr.	9

Compensation Committee	Robert K. Kraft, Chair Frederic V. Salerno William Schwartz	15

Governance and Nominating Committee	William Schwartz, Chair Robert K. Kraft Frederic V. Salerno	6

(1)	In 2006, Mr. Dooley served on the Audit Committee until September 5, 2006 when he became an executive officer and was no longer considered independent. Mr. Schwartz replaced him on the Audit Committee and served until April 12, 2007, when Ms. McGarvie was elected to the Board and the Audit Committee.

Information about the committees, their respective roles and responsibilities and their charters is set forth below. Each of our committees has a charter, which are posted in the “corporate governance, compliance & ethics” section of our website at www.viacom.com.

Audit Committee

The Audit Committee Charter provides that the Audit Committee will be comprised of at least three independent directors, each of whom also meets the additional standards for Audit Committee independence set forth in the NYSE listing standards, that all Audit Committee members be financially literate and that the Committee have at least one “audit committee financial expert.” In accordance with its Charter, the Committee holds at least six regular meetings each year. It meets separately with the independent auditor at least four times each year, and regularly in executive session with members of our senior management team. The Audit Committee is responsible for the following, among other things:

•	the appointment, compensation, retention, termination and oversight of our independent auditor, including reviewing with the independent auditor the scope of the audit plan and audit fees;

•	reviewing our financial statements and related SEC filings and financial disclosures;

•	overseeing our compliance with the requirements of Section 404 of the Sarbanes-Oxley Act with respect to internal control over financial reporting;

•	oversight of our internal audit function; and

•	oversight of our compliance with legal and regulatory requirements.

The Committee is empowered to hire outside advisors as it deems appropriate. For additional information on the Committee’s role and its oversight of the independent auditor during 2006, see “Report of the Audit Committee.”

Audit Committee Financial Experts.  The Board of Directors has determined that all of the members of the Audit Committee are “financially literate,” as that term is interpreted by the Board in its business judgment. In addition, the Board has determined that all three members, Blythe McGarvie, Charles Phillips and Frederic Salerno (Chair), each of whom are independent directors, qualify as “audit committee financial experts,” as that term is defined in the regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Service on the Audit Committees of Other Public Companies.  We do not restrict the number of other audit committees on which members of our Audit Committee may serve. Mr. Salerno, the Chair of the Audit Committee, currently serves on the audit committees of more than three other public companies. The Board has determined that Mr. Salerno’s service on the audit committees of these other companies does not impair his ability to effectively serve on our Audit Committee or as Chair of our committee. This determination is based on his experience as the former chief financial officer of a major public company and his years of service on the audit committees of other major corporations, in addition to the fact that he is retired from full-time employment and therefore able to devote sufficient attention to his responsibilities to our Audit Committee.

Compensation Committee

The Compensation Committee Charter provides that the Compensation Committee will be comprised of at least three independent directors, each of whom must also be an “outside director” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended. In accordance with the Charter, the Committee holds at least four regular meetings each year and meets regularly in executive session, including with its independent outside advisors. The Compensation Committee is responsible for the following, among other things:

•	establishing and regularly reviewing our general compensation philosophy, strategy and principles;

•

reviewing and approving the total compensation packages for our Executive Chairman and Founder, our President and Chief Executive Officer, our other executive officers, the divisional executives who report to the CEO, and certain other executives;

•	reviewing and making recommendations to the Board on our short-term and long-term incentive compensation plans and overseeing the administration of those plans;

•	determining the appropriate design for awards made under our short and long-term incentive compensation plans and setting related performance targets;

•	approving all equity awards we grant; and

•	evaluating the performance of our Executive Chairman and Founder and our President and Chief Executive Officer, and other executives as appropriate, including in the context of succession planning.

The Committee is empowered to hire outside advisors as it deems appropriate. For additional information on the Committee’s role, its use of outside advisors and its processes and procedures for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis.”

Governance and Nominating Committee

The Governance and Nominating Committee Charter provides that the Governance and Nominating Committee will be comprised of at least three independent directors, and the Board believes that it is a good governance practice that the Committee be comprised of a chair with experience in governance matters plus the chairs of the Audit and Compensation Committees. In accordance with the Charter, the Committee holds at least three regular meetings each year and meets regularly in executive session. The Governance and Nominating Committee is responsible for the following, among other things:

•	identifying and recommending to the Board potential director candidates and reviewing the composition of the Board as part of this process;

•	overseeing all aspects of our corporate governance initiatives, including regular assessments of our principal governance documents;

•	establishing policy on and overseeing our entry into related person transactions;

•	establishing criteria for the annual self-evaluations of the Board and its Committees;

•	reviewing and making recommendations to the Board on director compensation matters; and

•	monitoring developments in the law and practice of corporate governance.

The Committee is empowered to hire outside advisors as it deems appropriate. For additional information on the Committee’s oversight of director compensation and related person transactions, see the sections “Director Compensation” and “Related Person Transactions” below.

Executive Sessions of the Board.  Mr. Schwartz, the Chair of the Governance and Nominating Committee, leads the executive sessions of non-management and independent directors.

Director Nomination Process.  For a discussion on the process undertaken by the Committee in determining the director nominees, see “Item 1—Election of Directors.”

Stockholder Recommendations for Director.  The Committee will consider potential director candidates recommended by our stockholders. All recommendations by stockholders for potential director candidates, which shall include written materials on the potential candidate’s credentials, should be sent to Michael D. Fricklas, Secretary, Viacom Inc., 1515 Broadway, New York, NY 10036-5794.

Our Guidelines and the Governance and Nominating Committee Charter set forth certain criteria for director qualifications and Board composition that stockholders should consider when making a recommendation. These criteria include an expectation that directors have substantial accomplishments in their professional backgrounds, are able to make independent, analytical inquiries, and exhibit practical wisdom and mature judgment. Director candidates should meet our standards for independence, be free of potential conflicts of interest, possess the highest personal and professional ethics, integrity and values, be committed to promoting the long-term interests of our stockholders and be able and willing to devote the necessary time to carrying out their duties and responsibilities as members of the Board. We also believe our directors should come from diverse backgrounds and experience bases. Director candidates recommended by stockholders who meet these qualifications, which are described more fully in our Guidelines and the Governance and Nominating Committee Charter, will be considered by the Chair of the Committee, who will present the information on the candidate to the entire Committee. All director candidates recommended by stockholders will be considered by the Committee in the same manner as any other candidate.

Communications with Directors

Stockholders and other interested parties who would like to contact our non-management directors may send an email to: nonmanagementdirectors@viacom.com or write to Non-Management Directors, Viacom Inc., 1515 Broadway, 52nd Floor, New York, NY 10036-5794. The non-management directors’ contact information is also available on our website at www.viacom.com. The non-management directors have approved the process for handling communications received in this manner.

Stockholders should also use the email and mailing address for the non-management directors to send communications to the Board. The process for handling stockholder communications to the Board received in this manner has been approved by the independent directors of the Board. Correspondence relating to accounting or auditing matters will be handled in accordance with procedures established by the Audit Committee for such matters.

CORPORATE GOVERNANCE

Our corporate governance practices are established, monitored and regularly assessed by our Board of Directors with assistance from the Governance and Nominating Committee. The Board considers current and proposed legal requirements and governance best practices in connection with its decisions on our governance practices. In several areas, our practices go beyond the requirements of the NYSE listing standards. For example, despite being a “controlled company” (which is a company of which more than 50% of the voting power is held by an individual or another company), we have a majority of independent directors on our Board (currently 6 of 11 directors are independent) and have an independent Compensation Committee and an independent Governance and Nominating Committee, none of which is required for controlled companies under the NYSE listing standards.

Our principal governance documents are our Corporate Governance Guidelines, Board Committee Charters, Business Conduct Statement and Supplemental Code of Ethics for Senior Financial Officers. These documents are available in the “corporate governance, compliance & ethics” section of our website at www.viacom.com, and copies of these documents may also be requested by writing to Investor Relations, Viacom Inc., 1515 Broadway, New York, NY 10036-5794.

Certain important aspects of our governance documents are summarized below. We encourage our stockholders to read our governance documents, as we believe they illustrate our commitment to good governance practices and ethical business conduct.

Corporate Governance Guidelines

Our Corporate Governance Guidelines set forth our corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the Board and the roles of the Board committees. The Governance and Nominating Committee assesses the Guidelines annually and makes recommendations to the Board on any changes to implement. Our Guidelines address, among other things:

•	director qualifications, including our director independence standards;

•	the requirement to hold separate executive sessions of the non-management directors and of the independent directors a minimum number of times each year;

•	the means for stockholders and interested parties to communicate with the non-management directors;

•	stock ownership guidelines for directors and the Board’s policies for setting director compensation;

•	director orientation and continuing education;

•	policies regarding director access to management, employees and independent advisors;

•	the role of the non-management directors in executive succession planning; and

•	the annual self-evaluation of the Board to assess its effectiveness.

Board Committee Charters

As discussed in more detail in the descriptions of our Board committees under “Our Board of Directors—Board Committees,” each of our Board committees operates under a written charter adopted by the

Board. The charters set forth the purpose, objectives and responsibilities of the respective committee and discuss matters such as committee membership requirements, number of meetings and the setting of meeting agendas. The charters are assessed annually by the Governance and Nominating Committee and the respective committee and are updated by the Board as needed.

Business Conduct Statement

Our Business Conduct Statement (the “BCS”) sets forth our standards for ethical conduct that are expected of all directors and employees of Viacom and its subsidiaries. We updated our BCS in 2007, and it has been translated into 21 languages and distributed to our directors and employees worldwide. As part of our compliance and ethics program, directors and employees receive regular training on the contents of the BCS and are required to certify as to compliance with it. They are also required to disclose any conflicts or potential conflicts of interest on an ongoing basis and appropriately report on suspected violations of the BCS. The BCS addresses, among other things, topics such as:

•	Compliance with laws, rules and regulations;

•	Conflicts of interest, including the disclosure of actual or potential conflicts;

•	Confidentiality, insider information, and fair disclosure;

•	Financial accounting and improper payments;

•	Our commitment to being an equal opportunity employer and to providing a bias-free and harassment-free workplace environment;

•	Fair dealing and relations with competitors, customers and suppliers;

•	Anti-corruption laws such as the Foreign Corrupt Practices Act;

•	Health, safety and the environment; and

•	Political contributions and payments.

The BCS also identifies numerous avenues for employees to report violations of the BCS, matters of alleged financial impropriety, or any other matters of concern, anonymously or with attribution, to the appropriate officers of Viacom and/or the Audit Committee. These avenues include telephone hotlines (in the United States and for numerous international locations), email contacts, and reporting through various internal websites at Viacom and its subsidiaries. The BCS makes clear that retaliation against an employee for a report made in good faith will not be tolerated.

We have a dedicated senior compliance professional who reports to the Audit Committee, the CEO and the General Counsel, and chairs a compliance committee consisting of senior executives of various disciplines from Viacom and its business units. These individuals regularly review and update the policies embedded in the BCS, and generate more detailed policies and training for those officers and employees engaged in activities that warrant additional focus, such as conducting business internationally. We also require that our suppliers comply with pertinent elements of our business conduct policies.

Waivers of the BCS for our executive officers and directors will be disclosed on our website at www.viacom.com or by Form 8-K filed with the SEC.

Supplemental Code of Ethics for Senior Financial Officers

The Supplemental Code of Ethics for Senior Financial Officers is applicable to our Executive Chairman, President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Supplemental Code of Ethics addresses matters specific to those senior financial positions at Viacom, including responsibility for the disclosures made in our filings with the SEC, reporting obligations with respect to certain matters and a general obligation to promote honest and ethical conduct within Viacom. As with all employees, the Senior Financial Officers are also required to comply with the BCS.

Amendments to or waivers of the Supplemental Code of Ethics for these officers will be disclosed on our website at www.viacom.com or by Form 8-K filed with the SEC. Other than the waiver of conflict of interest in connection with our agreement with National Amusements and NAIRI under which they participate in our stock purchase program, no waivers of the BCS or Supplemental Code of Ethics for Senior Financial Officers have been granted. The National Amusements/NAIRI waiver is posted on our website. For more information on the agreement with National Amusements and NAIRI, see “Related Person Transactions.”

DIRECTOR COMPENSATION

Our director compensation programs are overseen by our Governance and Nominating Committee, which makes recommendations to the Board on the appropriate amount and structure of our programs in light of then current competitive practice. The Governance and Nominating Committee typically receives advice from an independent compensation consultant with respect to its determinations on director compensation matters.

Directors who are not employees of Viacom or any of our subsidiaries (the “Outside Directors”) are entitled to receive compensation for their service on the Board and are eligible to participate in certain director plans discussed below. Messrs. Abrams, Greenberg, Kraft, Phillips, Salerno and Schwartz and Mses. McGarvie and Redstone are currently Outside Directors. During 2006, Messrs. Dauman and Dooley were Outside Directors until they became executive officers on September 5, 2006, and Ms. Futter was an Outside Director until she left the Board in April 2007. See “Director Compensation in 2006” below for detail on the compensation our Outside Directors received in 2006.

Generally

Cash Compensation.  Cash compensation for our Outside Directors is as follows:

•

an annual Board retainer of $60,000, payable in equal installments quarterly in advance, plus a per meeting attendance fee of $2,000, except for our Vice Chair, who receives an annual retainer of $200,000 and a per meeting attendance fee of $4,000;

•

the chairs of the Audit and Compensation Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those committees receive a per meeting attendance fee of $2,000; and

•

the chair of the Governance and Nominating Committee receives an annual retainer of $15,000, payable in equal installments quarterly in advance, and the members of that committee receive a per meeting attendance fee of $1,500.

Outside Directors may elect to defer their cash compensation under the Viacom Inc. Deferred Compensation Plan for Outside Directors discussed below.

Equity Compensation

Stock Options.  Under the Viacom Inc. 2006 Stock Option Plan for Outside Directors, Outside Directors automatically receive the following:

•

for directors who did not serve on the Former Viacom board immediately prior to the separation, an initial grant of options to purchase 7,928 shares of Class B common stock on the date the director first joins the Board or becomes an Outside Director, which options vest one year from the date of grant; and

•

an annual grant of options to purchase 3,171 shares of Class B common stock on January 31 of each year, which options vest in three equal annual installments on the anniversary of the date of the grant.

The exercise price of the stock option grants is the closing price of our Class B common stock on the NYSE on the date of grant. The number of stock options granted to our Outside Directors as set forth above reflects the adjustment made in connection with the separation to maintain the same value as Former Viacom’s grants pre-separation.

Restricted Share Units.  Under the Viacom Inc. 2006 RSU Plan for Outside Directors, Outside Directors receive an annual grant of restricted share units (“RSUs”) on January 31 of each year equal to $55,000 in value based on the closing price of our Class B common stock on the NYSE on the date of grant, which vest one year from the date of grant. RSUs are payable to Outside Directors in shares of Class B common stock upon vesting unless the Outside Director elects to defer settlement of the RSUs to a future date. Outside Directors are entitled to receive dividend equivalents on the RSUs in the event we pay a regular cash dividend on our Class B common stock.

2007 Grants of Equity Securities.  On January 31, 2007, all Outside Directors received the annual grant of options to purchase 3,171 shares of Class B common stock and 1,352 RSUs (equal to $55,000 in value on that date) as described above.

Deferred Compensation Plan

Under the Viacom Inc. Deferred Compensation Plan for Outside Directors, Outside Directors may elect to defer their Board and Committee retainers and meeting fees for the upcoming calendar year. Deferred amounts are credited during a calendar quarter to an interest-bearing income account or a stock unit account in accordance with the director’s prior election. Amounts credited to an income account will bear interest at the prime rate in effect at the beginning of each calendar quarter. Amounts credited to a stock unit account will be deemed invested in phantom stock units for an as equal as possible number of shares of Class A common stock and Class B common stock, calculated based on the closing market prices on the first day of the next calendar quarter.

Upon a director’s retirement from the Board, the amounts deferred under the Deferred Compensation Plan for Outside Directors are paid in cash in a lump sum or in three or five annual installments, based on the director’s prior election, with the lump sum or initial annual installment becoming payable on the later of six months after the director leaves the Board or on January 15 of the following year. The value of a stock unit account is determined by reference to the average of the closing market prices of Class A common stock and Class B common stock on the NYSE on each trading date during the four-week period ending five business days prior to the payment date. Amounts paid in installments accrue interest until the final installment is paid.

For more information on the phantom units held by certain of our directors as of February 28, 2007, see footnote 1 to “Security Ownership of Certain Beneficial Owners and Management.”

Director Compensation in 2006

The following table sets forth information on the compensation we paid to our Outside Directors in 2006. Messrs. Freston and Redstone were not Outside Directors during 2006, and Messrs. Dauman and Dooley ceased to be Outside Directors as of September 5, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
George S. Abrams(3)	$82,000	$72,298	$52,986	–	$102	$120,000(3)	$327,386
Philippe P. Dauman(4)	$55,000	$63,844	$37,157	–	$5,486(4)	–	$161,487
Thomas E. Dooley(5)	$67,000	$50,293	$94,931	–	–	–	$212,224
Ellen V. Futter(6)	$78,000	$50,293	$94,931	–	–	–	$223,224
Alan C. Greenberg(7)	$82,000	$72,298	$52,986	–	–	–	$207,284
Robert K. Kraft(8)	$139,000	$50,293	$94,931	–	$221	–	$284,445
Charles E. Phillips, Jr.(9)	$92,000	$72,299	$28,453	–	$10	–	$192,762
Shari Redstone(10) Vice Chair	$152,109	$50,293	$34,011	–	$141	–	$236,554
Frederic V. Salerno(11)	$159,000	$72,298	$52,986	–	$459	–	$284,743
William Schwartz(12)	$142,000	$72,298	$52,986	–	$425	–	$267,709

(1)	Reflects equity compensation expense recognized in 2006 not including assumed forfeitures. These amounts do not solely reflect the expense we incurred with respect to 2006 equity awards, but also include expense for awards from prior years that we are still accounting for as an expense. Grant date fair value assumptions are consistent with those disclosed in Note 11, Stock Based Compensation to our Consolidated Financial Statements found in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Interest accrues on the amounts deferred under our Deferred Compensation Plan for Outside Directors at the prime rate in effect at Citibank N.A. at the beginning of each calendar quarter. The prime rate generally represents an interest rate that is more than 120% higher than the applicable Federal Reserve Board’s long-term interest rate and therefore is deemed to be preferential for purposes of this table. Accordingly, we have indicated above the difference in the amount of interest accrued for each director in 2006 compared to the interest that would have been accrued at the applicable Federal Reserve Board’s long-term interest rate.

(3)	Mr. Abrams did not defer receipt of his cash director fees in 2006. As of December 31, 2006, Mr. Abrams held a total of 26,159 stock options for shares of Class B common stock and 1,325 RSUs for shares of Class B common stock. The fair value of grants in 2006 was $38,496 for stock options, $54,961 for RSUs and $339 for dividend equivalents accrued at Former Viacom and paid on RSUs in shares of Class B common stock. The amount under “All Other Compensation” reflects amounts paid in connection with Mr. Abrams’ consulting agreement discussed under “Related Person Transactions.”

(4)	Mr. Dauman did not defer receipt of his cash director fees in 2006. The stock option and RSU awards set forth in this table for Mr. Dauman represent awards for his services in his capacity as an outside director. Mr. Dauman’s awards in his capacity as President and CEO and his total holdings of options and RSUs are set forth in the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End” tables. The fair value of grants in 2006 was $38,496 for stock options, $54,961 for RSUs and $151 for dividend equivalents accrued at Former Viacom and paid in shares on RSUs. In 2003, in connection with the termination of our Retirement Income Plan for Outside Directors, the present value of Mr. Dauman’s accrued benefits under that plan was transferred to an interest-bearing income account under the Deferred Compensation Plan for Outside Directors.

(5)	Mr. Dooley did not defer receipt of his cash director fees in 2006. The stock option and RSU awards set forth in this table for Mr. Dooley represent awards for his services in his capacity as an outside director. Mr. Dooley’s awards in his capacity as Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer and his total holdings of options and RSUs are set forth in the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End” tables. The fair value of grants in 2006 was $122,374 for stock options ($83,878 and $38,496, respectively) and $54,961 for RSUs.

(6)	Ms. Futter did not defer receipt of her cash director fees in 2006. As of December 31, 2006, Ms. Futter held a total of 11,099 stock options for shares of Class B common stock and 1,325 RSUs for shares of Class B common stock. The fair value of grants in 2006 was $122,374 for stock options ($83,878 and $38,496, respectively) and $54,961 for RSUs.

(7)	Mr. Greenberg did not defer receipt of his cash director fees in 2006. As of December 31, 2006, Mr. Greenberg held a total of 17,441 stock options for shares of Class B common stock and 1,325 RSUs for shares of Class B common stock. The fair value of grants in 2006 was $38,496 for stock options, $54,961 for RSUs and $339 for dividend equivalents accrued at Former Viacom and paid on RSUs in shares of Class B common stock.

(8)	Mr. Kraft deferred receipt of his cash director fees in 2006. As of December 31, 2006, Mr. Kraft held a total of 11,099 stock options for shares of Class B common stock and 1,325 RSUs for shares of Class B common stock. The fair value of grants in 2006 was $122,374 for stock options ($83,878 and $38,496, respectively) and $54,961 for RSUs.

(9)	Mr. Phillips did not defer receipt of his cash director fees in 2006. As of December 31, 2006, Mr. Phillips held a total of 14,270 stock options for shares of Class B common stock and 2,573 RSUs (including deferred RSUs) for shares of Class B common stock. The fair value of grants in 2006 was $38,496 for stock options, $54,961 for RSUs and $339 for dividend equivalents accrued at Former Viacom and paid on RSUs in shares of Class B common stock.

(10)	Ms. Redstone deferred receipt of her cash director fees in 2006. As of December 31, 2006, Ms. Redstone held a total of 8,057 stock options for shares of Class B common stock and 1,325 RSUs for shares of Class B common stock. The fair value of grants in 2006 was $38,496 for stock options and $54,961 for RSUs.

(11)	Mr. Salerno deferred receipt of his cash director fees in 2006. As of December 31, 2006, Mr. Salerno held a total of 21,403 stock options for shares of Class B common stock and 2,573 RSUs (including deferred RSUs) for shares of Class B common stock. The fair value of grants in 2006 was $38,496 for stock options, $54,961 for RSUs and $339 for dividend equivalents accrued at Former Viacom and paid on RSUs in shares of Class B common stock.

(12)	Mr. Schwartz deferred receipt of his cash director fees in 2006. As of December 31, 2006, Mr. Schwartz held a total of 23,781 stock options for shares of Class B common stock and 2,573 RSUs (including deferred RSUs) for shares of Class B common stock. The fair value of grants in 2006 was $38,496 for stock options, $54,961 for RSUs and $339 for dividend equivalents accrued at Former Viacom and paid on RSUs in shares of Class B common stock.

Director Perquisites

We generally do not provide perquisites to our directors. Occasionally, a director’s spouse may accompany him or her on Viacom business at our request. For example, spouses are invited to some of the Board dinners we hold during the year in connection with Board meetings. Spouses may also be permitted to accompany a director if we hold a Board meeting in a location other than New York. This policy involves a de minimus or no incremental cost to us, and we believe it serves a legitimate business purpose.

Director Attendance at Certain Viacom Events.  Because we believe it is in our best interest for directors to participate in certain events and meet with management, customers, talent and others important to our business, the Board has established a policy on director attendance at events. Under the policy, directors are allocated tickets without charge to attend specific events that have been designated as having a business purpose. In addition, travel expenses to such events are reimbursed by us in accordance with our normal travel policies. The cost of tickets and travel to any events other than the designated events will be at the director’s expense. The Governance and Nominating Committee is responsible for oversight of this policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth as of February 28, 2007, unless otherwise indicated, information concerning the beneficial ownership of our Class A and Class B common stock by (i) each director and director nominee, (ii) each named executive officer (“NEO”) and (iii) our directors, NEOs and executive officers as a group. “Option Shares” reflects options to purchase shares which were unexercised but exercisable within a period of 60 days and are excluded from the column “Number of Equity Shares.” Each person has sole voting and investment power over the shares reported, except as noted. Also set forth below is information concerning the beneficial ownership by each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of our Class A common stock.

As of February 28, 2007, there were 59,204,427 shares of our Class A common stock outstanding and 631,454,028 shares of our Class B common stock outstanding.

Beneficial Ownership of Equity Securities
Name	Title of Equity Security	Number of Equity Shares		Option Shares	Percentage of Class
George S. Abrams	Class A common stock Class B common stock	– 18,051	(1) (1)(2)	– 22,988	* *
Philippe P. Dauman	Class A common stock Class B common stock	– 148,459	(3)	– 1,632,310	* *
Michael J. Dolan(4)	Class A common stock Class B common stock	– 13,454		– 257,780	* *
Thomas E. Dooley	Class A common stock Class B common stock	2,119 119,076	(5) (5)	– 1,302,786	* *
Thomas E. Freston(6)	Class A common stock Class B common stock	1,412 97,443	(3)(5) (3)(5)(7)	– 4,219,290	* *
Michael D. Fricklas	Class A common stock Class B common stock	23 6,817	(3)(5) (3)(5)	– 583,636	* *
Ellen V. Futter	Class A common stock Class B common stock	– 1,325		– 8,985	* *
Alan C. Greenberg	Class A common stock Class B common stock	– 27,573		– 14,270	* *
Robert K. Kraft	Class A common stock Class B common stock	– 31,825	(1) (1)(2)	– 8,985	* *
Blythe J. McGarvie(8)	Class A common stock Class B common stock	– –		– –	* *
Charles E. Phillips, Jr.	Class A common stock Class B common stock	– 2,573	(1) (1)	– 11,099	* *
Shari Redstone	Class A common stock Class B common stock	– 2,825	(1) (1)(2)(9)	– 5,943	* *
Sumner M. Redstone(10)	Class A common stock Class B common stock	46,829,454 33,059,452	(11) (3)(5)(11)	– 4,926,887	79.1% 5.2%
Frederic V. Salerno	Class A common stock Class B common stock	– 17,573	(1) (1)	– 18,232	* *
William Schwartz	Class A common stock Class B common stock	– 7,073	(1) (1)	– 20,610	* *
NAIRI/National Amusements(12)	Class A common stock Class B common stock	46,829,414 32,709,709		– –	79.1% 5.2%
Mario J. Gabelli(13) Gabelli Asset Management Inc.	Class A common stock	4,851,223		–	8.2%
Directors, NEOs and executive officers as a group, other than Sumner M. Redstone (18 persons)	Class A common stock Class B common stock	3,554 501,475		– 8,430,820	* *

*	Represents less than 1% of the outstanding common stock of the class.

(1)	The table above does not reflect the following Class A phantom stock units and Class B phantom stock units credited to the respective director under the Deferred Compensation Plan for Outside Directors:

Abrams:	9,959 Class A and 10,140 Class B.
Kraft:	1,730 Class A and 1,731 Class B.
Phillips:	910 Class A and 918 Class B.
Shari Redstone:	2,680 Class A and 2,685 Class B.
Salerno:	11,187 Class A and 11,217 Class B.
Schwartz:	13,479 Class A and 13,643 Class B.

(2)	Includes for Abrams, 100 Class B shares held indirectly as executor of a trust; Kraft, 2,500 Class B shares held by Kraft Family Investment LLC; and Shari Redstone, 1,500 Class B shares held in trusts for the benefit of her children for which she is co-trustee.

(3)	The table above does not reflect the following phantom stock units credited to the respective executive officer under an excess 401(k) plan:

Dauman:	393 Class B.
Freston:	1,375 Class A and 5,294 Class B.
Fricklas:	13 Class A and 3,229 Class B.
Redstone:	389 Class B.

(4)	Holdings as of December 31, 2006, which was Mr. Dolan’s last day as an employee. Includes 5,213 shares of Class B common stock, gross of withholding taxes, in connection with the vesting of certain RSUs on such date, the settlement of which is deferred until July 2, 2007.

(5)	Includes shares held in a 401(k) plan.

(6)	Holdings as of September 22, 2006, which was Mr. Freston’s last day as an employee. Includes 47,053 shares of Class B common stock, net of withholding taxes, in connection with the vesting of certain RSUs on such date, the settlement of which was deferred until March 23, 2007.

(7)	Includes 32 Class B shares owned by his spouse.

(8)	Ms. McGarvie joined our Board on April 12, 2007.

(9)	Ms. Redstone is a stockholder of National Amusements (“NAI”) and has a significant indirect beneficial interest in the Viacom shares owned by NAI.

(10)	The address for Mr. Redstone is c/o Viacom Inc., 1515 Broadway, New York, New York 10036-5794.

(11)	Except for 40 shares of Class A common stock and 349,529 shares of Class B common stock owned directly by Mr. Redstone, 114 shares of Class B common stock held by Mr. Redstone in a 401(k) plan and 100 shares of Class B common stock held by Mr. Redstone’s wife, all shares are owned beneficially by NAIRI, a wholly owned subsidiary of NAI. Mr. Redstone is the beneficial owner of the controlling interest in NAI and, accordingly, beneficially owns all such shares.

(12)	The address for NAI and NAIRI is 200 Elm Street, Dedham, Massachusetts 02026.

(13)	According to a Schedule 13D filed on January 13, 2006 with the SEC by GAMCO Investors, Inc. and related entities. The address for Mario J. Gabelli and GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% beneficial owners are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file. As a practical matter, we assist our executive officers and directors by monitoring transactions and filing Section 16 reports on their behalf. Based on our records, compliance program and review of written representations, we believe that during 2006, our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements except in one instance. In February 2007, we discovered that, due to an administrative error, we had not reported the phantom shares of Viacom Class B common stock that Robert Bakish, an executive officer during 2006, had received in connection with the deferral of part of his 2006 bonus and in connection with dividends credited on the phantom CBS Corporation stock previously credited to his bonus deferral account, which were deemed converted into phantom shares of Viacom Class B common stock. These transactions (an aggregate acquisition of 1,779 phantom shares of Viacom Class B common stock) were reported on a Form 5 filed with the SEC on February 13, 2007.

RELATED PERSON TRANSACTIONS

National Amusements, through its beneficial ownership of our Class A common stock, has voting control of Viacom. Sumner M. Redstone, the controlling stockholder, Chairman and Chief Executive Officer of NAI, serves as our Executive Chairman and Founder, and Shari Redstone, the President and a director of NAI, serves as the non-executive Vice Chair of our Board of Directors. In addition, George Abrams and Philippe Dauman, our President and Chief Executive Officer, are directors of both NAI and Viacom. NAI also has controlling interests in CBS Corporation and Midway Games, Inc. We consider these entities, in addition to our directors and executive officers and certain of their family members, to be “related persons.”

Oversight of Related Person Transactions

Policy During 2006.  At the beginning of 2006, the Governance and Nominating Committee adopted a policy giving it oversight of transactions between us, National Amusements, and/or companies controlled by National Amusements, including CBS Corporation and Midway Games. Under the policy, any non-ordinary course transaction was subject to the review and approval of the Committee, and ordinary course transactions exceeding certain financial thresholds set by the Committee were also subject to the Committee’s review and approval.

Current Policy.  Effective January 1, 2007, the Governance and Nominating Committee established a new policy on its review, approval and ratification of transactions with related persons. The policy generally groups transactions with related persons into three categories: (1) transactions requiring the specific pre-approval of the Committee, (2) transactions which the Chair of the Committee is authorized to approve on behalf of the Committee and (3) certain ordinary course transactions below established financial thresholds that are deemed pre-approved by the Committee. Generally, the Committee deems to be pre-approved any transaction or series of transactions between us and an entity for which a related person is an executive or employee (except NAI, CBS Corporation and Midway Games) that is entered into in the ordinary course of business and where the aggregate amount of all such transactions on an annual basis is less than 1% of the annual consolidated gross revenues of the other entity. Ordinary course transactions with NAI, CBS Corporation, Midway Games or any of their subsidiaries require pre-approval of the Committee if the aggregate amount of all such transactions on an annual basis exceeds $10 million, $25 million or $1 million, respectively. Regardless of whether a transaction is deemed pre-approved, all transactions in any amount are required to be reported to the Committee. The Committee reviews and discusses with management the determination on whether a transaction with a related person involves a direct or indirect material interest.

In April 2007, the Committee reviewed a report of existing transactions between Viacom and related persons. After discussion with management, the Committee approved or ratified, as appropriate, the transactions that were not deemed pre-approved under the policy and therefore required specific Committee approval. The transactions in which management and the Committee believe the related person may have a direct or indirect material interest are described below.

Related Person Transactions

National Amusements licenses films in the ordinary course of its business for its motion picture theaters from all major studios, including Paramount Pictures, one of our business divisions. Payments by NAI to Paramount Pictures for film licenses amounted to approximately $13.4 million in 2006. NAI also licenses films from a number of unaffiliated companies, and Paramount Pictures expects to continue to license films to NAI on similar terms in the future. In addition, NAI and Paramount Pictures have co-op advertising arrangements pursuant to which Paramount Pictures paid NAI approximately $519,000 in 2006. Our businesses also occasionally engage in transactions with NAI (e.g., movie ticket purchases and various promotional activities) from time to time, none of which we believe have been or are expected to be material, either individually or in the aggregate. We believe that the terms of these transactions between NAI and Paramount Pictures and our other businesses were no more or less favorable to Paramount Pictures or our other businesses than transactions between unaffiliated companies and NAI.

In December 2005, in anticipation of the commencement of our $3.0 billion stock purchase program in January 2006, we entered into an agreement with NAI and NAIRI under which we agreed to buy, and NAI and NAIRI agreed to sell, a number of shares of our Class B common stock each month such that the ownership percentage of our Class A common stock and Class B common stock (considered as a single class) held by NAI and/or NAIRI would not increase as a result of our purchases of shares under our stock purchase program. In 2006, we repurchased 6.9 million shares under the agreement for an aggregate price of $269.5 million.

Mr. Redstone and NAI own in the aggregate approximately 87.9% of the common stock of Midway Games, Inc. (“Midway”) as of March 5, 2007. Midway places advertisements on several of our cable networks from time to time, which transactions amounted to approximately $4.1 million in 2006. In addition, Paramount is in continuing discussions with Midway regarding film rights for a Midway video game title, but no amounts have been paid. Paramount is also in development on a film based on a Midway Games game title, the rights to which it acquired from a third party. Midway will share in the gross receipts of the film if it is released. MTV Networks and Midway also have a marketing and licensing arrangement with respect to certain Midway game titles under which MTV Networks licenses certain intellectual property to Midway and has the option to provide marketing support for the game title in exchange for Midway purchasing advertising time, paying MTV Networks a royalty on sales of the game titles and allowing MTV Networks to sell certain advertisements within the games. No amounts were paid in connection with these arrangements in 2006. We believe that the volume and terms of these transactions were no more or less favorable to our respective businesses than they would have obtained from unrelated parties. We may continue to enter into similar business transactions with Midway in the future.

Mr. George S. Abrams, who is a Viacom director and is also a director of NAI, entered into an agreement with Former Viacom in 1994 to provide legal and governmental consulting services, which agreement was assigned to us in connection with the separation. We made payments to Mr. Abrams for such services of $120,000 in 2006.

Mr. Irwin Robinson, the father of Ms. Carole Robinson, who was an executive officer until November 2006, is Chairman and Chief Executive Officer of Famous Music, one of our business divisions. Mr. Robinson’s compensation is comparable to senior executives in similar positions at Viacom.

Transactions with CBS Corporation. In the normal course of business, we are involved in transactions with companies owned by or affiliated with CBS Corporation that results in the recognition of revenue by Viacom. Paramount licenses motion picture products to CBS Corporation. Paramount distributes certain television products for a fee on behalf of CBS Corporation’s television production group in the home entertainment market. Paramount also recognizes revenue related to the lease of studio space to CBS Corporation. Our media networks recognize advertising revenues for media spending placed by various subsidiaries of CBS Corporation.

We also recognize expense through various transactions such as the purchase of television programming from CBS Corporation by our media networks and the purchase of advertising from various CBS Corporation subsidiaries.

Transactions with CBS Corporation, through the normal course of business, are settled in cash. The following table summarizes the transactions with CBS Corporation as included in our consolidated financial statements for the year ended December 31, 2006 contained in our Annual Report on Form 10-K.

(in millions)	For the year ended December 31, 2006
Consolidated Statement of Earnings
Revenues(1)	$257.4
Operating expenses(2)	170.9

Consolidated Balance Sheets	As of December 31, 2006
Accounts receivable	$95.5
Other assets-noncurrent	40.2

Total due from CBS Corporation	$135.7

Accounts payable	$3.0
Participants’ share, residuals and royalties payable	172.9
Programming rights, current	152.6
Other liabilities-noncurrent	226.7

Total due to CBS Corporation	$555.2

(1)	Revenue is primarily generated from licensing motion picture products and sales of advertising.

(2)	$170.9 million is comprised of $21.5 million for advertising and $149.4 of programming.

In connection with the separation, we entered into a Separation Agreement with CBS Corporation that identified assets to be transferred, liabilities to be assumed and obligations of each company following the separation, including indemnification obligations for such liabilities. In accordance with the terms of the Separation Agreement, in December 2005 we paid a preliminary special dividend to Former Viacom of $5.40 billion. In May 2006, we paid $170.2 million for undisputed amounts. During 2006, further claims were made by CBS Corporation of which we paid $35.9 million. In January 2007, we finalized a full settlement with CBS Corporation and paid $170.0 million.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the Viacom Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Robert K. Kraft, Chair

Frederic V. Salerno

William Schwartz

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We design our executive compensation programs to attract talented executives to join our company and motivate them to position Viacom for long-term success, achieve superior operating results and increase stockholder value. Our executive team consists of individuals with extensive industry expertise, creative vision, strategic and operational skills, in-depth company knowledge, financial acumen and high ethical standards. We are committed to providing competitive compensation packages to ensure that we retain these executives and maintain and strengthen our position as a leading media and entertainment company. Our executive compensation programs and the decisions made by our Compensation Committee are designed to achieve these goals.

Viacom’s Compensation Committee

Compensation decisions for our named executive officers (“NEOs”), other executive officers and certain key divisional executives are made by the Compensation Committee (the “Committee” in this section). The Committee is comprised of three independent directors, Robert K. Kraft (Chair), Frederic V. Salerno, and William Schwartz, each of whom has served on the Committee since our separation from Former Viacom on January 1, 2006 (the “Separation”). Messrs. Salerno and Schwartz previously served on the compensation committee at Former Viacom.

At the time of the Separation, we adopted compensation and benefits plans that were substantially identical to Former Viacom’s plans. The Committee agreed at that time to undertake a thorough review and assessment of our compensation programs and design, and make modifications appropriate for our new company. The Committee’s actions in this regard and initiatives implemented in 2006 and 2007 are discussed below in more detail.

The Committee has the authority to engage its own advisors and has done so. In the performance of its duties, the Committee regularly receives advice from Towers Perrin, an independent compensation consulting firm that has particular experience and expertise in compensation matters for media and entertainment companies. The Committee also retains regular outside legal counsel to advise it in its decisions. The Committee interacts regularly with management regarding our executive compensation initiatives and programs.

Recent Developments

The Committee made several changes to our executive compensation programs and philosophy during 2006 as a result of its review of our compensation programs. Specifically, the Committee determined that it was appropriate to focus on reducing the amount of guaranteed compensation relative to performance-based compensation. This approach results in an increased use of compensatory awards linked to the creation of stockholder value through strong operating performance and/or the performance of our Class B common stock and a general reduction in cash compensation levels. The employment agreements negotiated with Messrs. Dauman, Dooley and Redstone in 2006 and Mr. Fricklas in 2007 reflect this enhanced structure. In addition, the Committee considered a new design for our Long-Term Management Incentive Plan (“LTMIP”) effective in 2007, which is designed to better tailor the types of equity incentive awards that we grant, thereby more effectively motivating executives to achieve the goals set by the Committee.

Many of the executive compensation initiatives the Committee considered and approved in 2006 have been or will be implemented during 2007 and therefore are not yet reflected in our financial results or in the executive compensation tables beginning on page 38, which reflect only 2006 compensation. Key changes to Viacom’s compensation programs in 2007 include the following:

•	The introduction of grants of performance share units (“PSUs”), a form of equity award designed to directly link the compensation an executive may realize from such awards to the performance of our Class B common stock relative to that of the S&P 500 companies. The Committee first negotiated PSU grants in the employment agreements for our top three executives, and those grants were made in January 2007. We expect the program to be extended to a wider group of senior executives when the Committee awards equity incentives in May 2007. More information on our PSU grants is found under “Components of Executive Compensation.”

•	A restructuring of the equity awards the Committee will grant in 2007 to better tailor the type of equity grant to the executive’s position as follows:

•	the senior executives at Viacom and our business divisions who can have the greatest impact on corporate performance will receive grants of stock options and PSUs,

•	other levels of senior management will receive a mixture of stock options, PSUs and/or time-vesting restricted share units (“RSUs”) appropriate to their position within our company, and

•	lower levels of management will receive grants solely of time-vesting RSUs.

We believe that a significant portion of the compensation for our senior executives should be at risk, based on the performance of our stock, and that stock options and PSUs are therefore especially appropriate for our most senior executives. These types of equity awards are closely aligned to stockholder interests since the value the executive has the potential to receive depends on the performance of our stock price on an absolute (stock options) or relative (PSUs) basis. In addition, stock options and PSUs have retentive value since our stock option grants generally vest over four years and our PSU grants have measurement periods of three years or more. As time-vesting RSUs present less risk than stock options or PSUs, we believe they are appropriately included in the compensation package for lower levels of management in order to provide value in the form of share ownership, retentive value through a four year vesting schedule and minimal dilution to our stockholders.

The Committee is committed to assessing the design of our equity compensation programs on an on-going basis, considering such factors as cost to us, evolving market practices and current company goals and objectives. It will make adjustments as appropriate to ensure the design of our programs continues to promote the Committee’s goals of aligning management’s interests with our stockholders’ interests, and appropriately motivating and retaining management at all levels.

•	An assessment of certain aspects of our executive employment agreement practices to ensure they reflect our compensation philosophy and appropriate market best practices.

Objectives of Viacom’s Executive Compensation Programs

Our executive compensation programs are designed to attract the very best executives to our company, induce them to make a long-term commitment to us and reward them for their contributions to our success strategically, operationally and financially and in creating value for our stockholders. To realize these objectives, the Committee and management focus on the following key factors when considering the amount and structure of the compensation arrangements for our executives:

•

Alignment of executive and stockholder interests by providing incentives linked to operating performance and stock price performance.    We are committed to creating stockholder value and believe that our executives and employees should be provided incentives through our compensation programs that align their interests with those of our stockholders. Accordingly, we provide our executives with both short-term annual cash bonus incentives linked to our operating performance and long-term equity incentives linked to stock price appreciation and/or stock performance. For information on the components of our executive compensation programs and the reasons why each is used, see “Components of Executive Compensation” below.

•

A clear link between an executive’s compensation and his or her individual contribution and performance.    As further discussed below, the components of our executive compensation programs are designed to reward the achievement of certain key goals. These goals include, among other things, the successful implementation of strategic initiatives, realizing superior operating and financial performance, driving shareholder return, and other factors that we believe are important, such as the promotion of an ethical work environment, diversity and teamwork within our company. We believe our compensation structure motivates our executives to achieve these goals and rewards them for their significant efforts and contributions to our company and the results they achieve.

•

The extremely competitive nature of the media and entertainment industry, and the need to attract and retain the most creative and talented industry leaders.    We compete for talented executives in relatively high-priced markets, and the Committee takes this into consideration when making compensation decisions. For example, we compete for executives with other entertainment companies, film studios, talent agencies, production companies, law firms, private ventures, investment banks and many other companies that offer high levels of compensation. We believe that our senior management team is among the best in the industry and is the right team to lead us to long-term success. Our commitment to ensuring that our company is led by the right executives at the right time is a high priority, and we make our compensation decisions accordingly.

•

Comparability to the practices of Viacom’s peers in its industry and other comparable companies generally.    The Committee considers information about the practices of our peer companies and other comparable public companies, as well as evolving market practices, when making its compensation decisions. The Committee receives independent advice on competitive practices from Towers Perrin and other independent sources of market trends, including literature and conference remarks on executive compensation matters. In general, the Committee considers a range of compensation for a particular position, both by reference to a larger comparative group of companies of similar size and stature and, more particularly, a group comprised of our direct competitors, which includes The Walt Disney Company, Time Warner Inc., News Corporation, NBC Universal and CBS Corporation. The Committee makes decisions for a specific executive in its discretion, taking into consideration competitive factors and the executive’s specific qualifications, such as his or her professional experience, tenure at the company and within the industry, leadership position within our company, and individual performance factors.

Components of Executive Compensation

Employment Agreements

We have entered into employment agreements with all of our NEOs, the key terms of which are described in the narrative following the Summary Compensation Table. We believe that having employment agreements with our executives is often beneficial to us because it provides retentive value, subjects the executives to key restrictive covenants, and generally gives us a competitive advantage in the recruiting process over a company that does not offer an employment agreement. Our employment agreements set forth the terms and conditions of employment and establish the components of an executive’s compensation, which generally include the following:

•	Base salary;

•	A target annual cash bonus under our Senior Executive Short-Term Incentive Plan (“Senior Executive STIP”), with the actual amount determined based on whether performance criteria are met;

•	A target value for equity awards under the LTMIP, including performance-based and market condition-based awards; and

•	Benefits, including participation in our retirement plans and health, life insurance and disability insurance plans.

Prior to 2006, compensation for executives was approximately equally divided between short-term (salary and annual incentive bonus) and long-term (equity awards) compensation, with the annual incentive bonus target set as a multiple of base salary. However, as mentioned previously, the Committee is focused on reducing the amount of guaranteed compensation in the form of base salary and time-vesting RSUs in favor of performance-based and market condition-based annual and long-term incentives. The specific allocation is reflected in an executive’s employment agreement.

Our NEO employment agreements, except for Mr. Redstone’s agreement, also contain key provisions in the event of an executive’s termination or resignation, setting forth the circumstances under which an executive may resign for “good reason” or that we may terminate the agreement “for cause,” and formalizing restrictive covenants such as commitments not to join a competitor within a set time frame, not to solicit our employees to leave our company, and to protect our confidential information, among others. The events that constitute a termination for “good reason” are negotiated in connection with the employment agreement and generally include such events as substantial changes in the executive’s duties or reporting structure, relocation requirements, reductions in compensation and any breach by us of the agreement. Mr. Redstone’s employment agreement provides that it may be terminated by either party at any time. There are no change-in-control provisions in our employment agreements, short-term incentive plans, LTMIP or retirement plans, except for the provisions on the potential excise tax gross-up in the employment agreements for Messrs. Dauman and Dooley. For more information on the potential excise tax and for detail about the compensation our NEOs may receive upon termination of employment can be found in the section “Executive Compensation—Potential Payments upon Termination or Change-in-Control.”

The terms of our NEO employment agreements generally provide that stock options that would have vested during the original term of the agreement will accelerate and vest if the employment arrangement is terminated by us without cause or by the executive for good reason. In certain senior executive employment agreements, RSUs are treated the same way, but most other employment agreements do not provide for acceleration of RSUs. We are currently reviewing our practices on the acceleration of RSUs granted in the future. For PSUs, our NEO employment agreements provide that the termination date will be deemed to be the last day of the measurement period for purposes of calculating the award that they will receive.

Key Considerations in Determining Executive Compensation

In general, the terms of our executive employment agreements are initially negotiated by our President and CEO, Executive Vice President, Human Resources, other corporate and divisional senior executives, as appropriate, and legal counsel. The agreements for our NEOs and other executives over whose compensation the Committee has authority are presented to the Committee for consideration. When appropriate, such as in the case of the agreements for Messrs. Dauman, Dooley and Redstone, the Committee takes an active role in the negotiation process. The Committee also establishes from time to time the general compensation principles set forth in our executive employment agreements.

During the review and approval process for the employment agreements for executives under its purview, the Committee considers the appropriate amounts for each component of compensation and the compensation design appropriate for the individual executive. In its analysis, the Committee considers the individual’s credentials, and if applicable, performance at the company, the compensation history of the executive, input from our independent compensation consultant on market and peer company practices, data on the compensation of individuals in comparable positions at our company and the total projected value of the compensation package to the executive.

The following describes the components of our NEO compensation arrangements and why each is included in our executive compensation programs.

Base Salary

The initial cash base salary an NEO receives is determined by the Committee after considering the individual’s compensation history, the range of salaries for similar positions, the individual’s expertise and experience, and other factors the Committee believes are important, such as whether we are trying to attract the executive from another opportunity. The Committee believes it is appropriate for executives to receive a competitive level of guaranteed compensation in the form of base salary and determines the initial base salary by taking into account recommendations from management and its independent compensation consultant. For certain NEOs, the employment agreement also provides that a set portion of the executive’s base salary must be deferred.

Increases in base salary are determined annually by the Committee in its discretion. The individual’s performance during the course of the prior year, his or her contribution to achieving the company’s goals and objectives, and competitive data on salaries of individuals at comparable levels both within and outside of the company are evaluated in connection with the Committee’s consideration of salary increases. For NEOs other than the Executive Chairman and Founder and the President and CEO, the Committee also considers the recommendation of the executive to whom the NEO reports in making its determinations.

Annual Cash Bonus

Our short-term incentive plan (“STIP”) directly links the amount of the annual cash bonuses we pay to our corporate and divisional financial performance for the particular year. Each of our NEOs has a target bonus amount set forth in his employment agreement which is stated as either a multiple of base salary or a set dollar amount. Executives whose salary exceeds a certain amount are allowed to defer receipt of a portion of their bonus under our Bonus Deferral Plans. Our NEOs participate in the Senior Executive STIP, which is designed to comply with the provisions on performance-based compensation of Section 162(m) of the Internal Revenue Code (the “Code”). See “Tax Deductibility of Performance-Based Compensation and Other Tax Considerations” below for more information.

The Committee establishes STIP performance goals for our corporate and business divisions after considering our financial results from the prior year and annual operating budget for the coming year. In 2006, the performance goals related to the achievement of budgeted amounts of operating income and free cash flow, with achievement of operating income weighted 75% and free cash flow weighted 25%. These metrics are used because they encourage executives to achieve superior operating results using appropriate levels of capital. In its assessment of whether the STIP performance goals are met, the Committee may consider the nature of unusual expenses or contributors to financial results, and authorize adjustments in its sole discretion. In 2006, the Committee considered and approved adjustments to the aggregate bonus amount to reflect unanticipated executive severance costs, the conversion of Mr. Redstone’s deferred compensation account (as later described) and the restructuring of MTV Network’s Asian operations.

Our annual operating budget, which is approved by the Board, reflects our confidential and commercially sensitive expectations for our operating performance for the coming year, taking into consideration current economic conditions, the outlook for our industry and our businesses and a reasonable rate of growth, among other factors. The use of budgeted levels of key metrics for our STIP performance criteria is intended to be a challenging goal and designed to ensure that all STIP participants, including our NEOs, are focused on operating our company in a financially disciplined manner.

If the performance target set under the Senior Executive STIP is met, under the terms of that plan, our NEOs are eligible to receive a bonus of up to eight times their base salary in effect at the beginning of the year, subject to the Committee’s negative discretion. In its exercise of negative discretion, the Committee considers the

NEO’s target bonus amount set forth in his employment agreement, pre-established grids on which the bonus payouts range from 0% to 200% of target depending on the amounts of operating income and free cash flow we achieve and discretionary factors. If our performance exceeds the budgeted levels of operating income and free cash flow, the bonus amount is generally initially increased above 100% of target calculated based on the pre-established scale. If we do not meet the budgeted performance goals, the bonus amount is generally initially decreased from the target amount calculated based on the pre-established scale. Bonuses for corporate executives, including our NEOs, are based on corporate performance; bonuses for divisional executives are based on that division’s performance.

The actual bonus amounts for our NEOs and the other executives under the Committee’s purview, as well as the bonus pools for the corporate and business divisions, are ultimately determined by the Committee in its discretion taking into account the achievement of the performance goals, qualitative factors and management’s recommendations. The Committee has the discretion to adjust the initial bonus amounts determined by reference to the pre-established grids upwards or downwards by up to 25%, considering management’s recommendations, the achievement of the pre-established qualitative factors and other considerations the Committee deems appropriate. In 2006, the pre-established qualitative factors included achievements in diversity, compliance and ethics, and teamwork within our company. In addition, the Board establishes non-financial goals for the Executive Chairman and the President and CEO each year, and the Committee and the non-management directors assess the executives’ achievement of those goals in connection with their annual evaluation of the executives.

The amount our NEOs and other executives subject to the Committee’s oversight receive within the respective bonus pools is determined by the Committee, and for other executives and employees, by the appropriate member of management, so long as the respective pool is not exceeded. For NEOs other than the Executive Chairman and Founder and the President and CEO, the Committee considers the recommendation of the executive to whom the NEO reports in making its bonus determinations. The Committee and the non-management directors evaluate the performance of the Executive Chairman and Founder and the President and CEO annually in connection with the bonus determinations for those executives. This evaluation includes a review of the executive’s achievement of the financial and non-financial goals established by the Board.

In 2006, after considering the factors described above and management’s recommendations, and except as discussed below, the Committee determined that the bonuses for our NEOs would be set at approximately 90% of their respective target bonus amounts. This reflected the Committee’s and management’s assessment that overall corporate performance and discretionary factors justified payment of bonuses below target. Messrs. Dauman and Dooley were entitled under their employment agreements to 2006 bonus amounts representing a pro rata portion of their target bonus calculated from the first day of their employment, not taking into consideration any performance factors. In light of his recommendations regarding bonuses for other employees, Mr. Dauman requested that the Committee reduce the 100% bonus amount to which he was contractually entitled to 90% in solidarity with other executives and also requested that the difference be reallocated to the lowest compensated tiers of corporate management as well as support staff. The Committee agreed to his request.

For 2007, the Committee has determined that the design of the STIP be substantially the same as in 2006, except that the three factors each be assigned a specific weighting. Accordingly, the achievement of budgeted operating income will be weighted 60%, budgeted free cash flow 20% and qualitative objectives 20%. In 2007, the qualitative objectives will relate to the achievement of digital revenue targets, performance in internal and public financial reporting, budgeting and forecasting processes, and compliance initiatives, and the commitment to and achievement of inclusion and diversity in our businesses. The non-financial goals in 2007 for our Executive Chairman include, among other items, providing strategic leadership and direction for our company, including activities of the Board and corporate governance matters, and communication to investors, shareholders and other important constituencies. The non-financial goals in 2007 for our President and CEO include, among other things, managing the strategic direction of our company, increasing operational efficiency, expanding our digital presence, and promoting diversity and integrity throughout our company.

Long-Term Equity Incentives

The equity grants we make to our NEOs under our LTMIP are directly linked to the performance of our Class B common stock. Each of our NEOs has a target annual equity value set forth in his employment agreement determined by the Committee in connection with its consideration of the compensation package for the executive. The Black-Scholes valuation method is used to determine the number of stock options the executive receives, and the market price of our Class B common stock is used to determine the number of RSUs and target number of PSUs granted. This valuation is generally different from the accounting impact of the award under Statement of Financial Accounting Standards 123(R) “Share-Based Payment” (“FAS 123(R)”) since the accounting standard takes into consideration any performance and market conditions applicable to the grant. The Committee determines, either by contract or at the time of grant, the appropriate percentage of each type of equity award the executive receives.

In 2006, our NEOs except Philippe Dauman, Tom Dooley and Sumner Redstone received equity grants under our LTMIP in the form of approximately 70% stock options and 30% market condition-based restricted share units (the “2006 RSUs”), valued as described above. The stock options were granted with an exercise price equal to the closing price of our Class B common stock on the date of grant, an eight year term until expiration, and a vesting schedule of equal annual installments over a four year period. The 2006 RSUs also vest in equal installments over a four year period, with the vesting of each installment conditioned on the percentage change in the price of our Class B common stock outperforming the percentage change of the average stock prices of the companies comprising the S&P 500 index for the one year period preceding the anniversary of the date of grant. If the market criteria is not met during the particular annual period, that portion of the 2006 RSU grant does not vest unless the performance criteria is met subsequently during a cumulative performance period.

Upon joining Viacom in September 2006, Messrs. Dauman and Dooley each received a stock option grant valued at $12 million and $9.6 million, respectively. The stock options were granted with an exercise price equal to the closing price of our Class B common stock on the date of grant, an eight year term, and a vesting date that is six months from commencement of employment. They also received grants of 287,242 and 229,792 time-vesting RSUs, respectively, that will vest over four years in equal annual installments from September 11, 2006, which was the day on which Messrs. Dauman and Dooley completed personal investments of $5 million and $4 million, respectively, in Viacom stock. The RSU grants were designed to be sign-on grants to induce Messrs. Dauman and Dooley to join Viacom, forego other opportunities and to invest a significant amount of their own money into Viacom stock. The vesting of the RSUs is contingent upon Messrs. Dauman’s and Dooley’s continued employment and their holding a set amount of their personal investments through each respective vesting date.

As contemplated by his prior employment agreement, Mr. Redstone did not receive an equity grant in 2006. Under his new employment agreement, Mr. Redstone will receive grants of stock options and PSUs in 2007 and future years having target values as set forth in his employment agreement and with terms based on the same design as the annual grants Messrs. Dauman and Dooley will receive.

In connection with the entry into his new agreement in September 2006, Mr. Redstone converted approximately $9.4 million in previously deferred cash compensation that was principally invested in a stable value fund to an investment in stock option equivalents with the same fair value on the conversion date. The stock option equivalents have an exercise price equal to the closing price of our Class B common stock on the conversion date and will vest in equal annual installments on the first four anniversaries of the conversion date. Accordingly, rather than a guaranteed payment of $9.4 million at a future date, Mr. Redstone will only realize value for the deferred amounts to the extent that the price of our Class B common stock is higher than the exercise price at the time the stock option equivalents are exercised, and that value, if any, may be less than $9.4 million or could exceed that amount, depending on the performance of our stock price. This change is reflective of the Committee’s desire to reduce guaranteed compensation and more effectively link compensation to the performance of our stock price.

PSU Grants in 2007

The Committee believes that grants of PSUs in conjunction with stock options are an effective way of linking an executive’s equity compensation to the long-term interests of our stockholders. The PSUs we granted to Messrs. Dauman, Dooley and Redstone on January 1, 2007 were structured so that each executive received a target number of PSUs calculated based on the average of the closing price of our Class B common stock over the 10 trading days prior to the date of grant, with each PSU representing one underlying share of Class B common stock. As set forth in their employment agreements, the target amount for Mr. Dauman is $6 million, Mr. Dooley is $4.8 million and Mr. Redstone is $3 million. The executives will recognize value from their PSU grants on an incremental basis tied to the relative performance of our Class B common stock. The total shareholder return (“TSR”) of our Class B common stock will be measured against the TSR of the common stock of the companies comprising the S&P 500 Index at the start of the measurement period (“the reference group”), the first of which began on September 8, 2006 and ends on December 31, 2009. The percentile ranking of the TSR of our Class B common stock compared to the TSR of the common stock of the companies in the reference group will be used to calculate the number of shares received on a pro rata basis up to a maximum award of 300% of target, which the executive would be eligible to receive if our stock outperformed every other company in the S&P 500. If our stock performs as well as the 50th percentile, the target award is paid. If our stock performs less than the 50th percentile, the target grant is reduced on a pro rata basis, and forfeited if performance is at less than the 25th percentile, unless we have achieved a specified level of earnings per share set for each measurement period (the “EPS target”). If the EPS target is met, the executive would receive the average of his target award and the award he would have earned under the structure described above. The EPS target is intended to provide an alternative measure of performance for the PSU awards in the event strong operating performance is not appropriately reflected in our stock price due to market or other conditions outside of our control. The EPS target is set by the Committee based on a review of analyst reports and other market data on projected average EPS growth in our industry over a period of years in addition to our internal projections about our company’s growth prospects. It is intended to be a challenging, but reasonable, performance goal in light of its purpose, and its achievement is substantially uncertain at the time it is set given the length of the measurement period.

We expect that the PSU grants the Committee will award to other executives in May 2007 will be similarly structured, except that most awards will have a maximum payout percentage amount of 200% and the measurement period will likely begin on January 1, 2007.

Tax Deductibility of Performance-Based Compensation and Other Tax Considerations

Where appropriate, and after taking into account various considerations, we structure our executive employment agreements and compensation programs to allow us to take a tax deduction for the compensation we pay to our executives. Both our Senior Executive STIP and our LTMIP are designed to be compliant with the requirements of Section 162(m) of the Code (“Section 162(m)”).

Our NEOs are designated as “covered employees” under our Senior Executive STIP for purposes of Section 162(m). At the outset of each year, the Committee establishes a Section 162(m) performance target for the components of the executive’s compensation that are performance based. In 2006, cash bonuses under the Senior Executive STIP and the RSU grants the executives received were conditioned on the achievement of a specified amount of budgeted operating income before depreciation and amortization (“OIBDA”). OIBDA is among the measures used by management to gauge operating performance and is used by investors, analysts and peer companies to value our company and compare our performance to that of our peers. In February 2007, the Committee determined that the performance target set for 2006 for purposes of Section 162(m) had been met, and decided that the performance target for 2007 would relate to the achievement of a specified level of budgeted operating income.

The Committee sets the Section 162(m) performance target at a level that is challenging, but that the Committee believes is reasonably obtainable even though the achievement of the goal is substantially uncertain at the time it is set. This allows us to take a tax deduction for the performance-based components of an executive’s compensation. If the Section 162(m) performance target is met in a given year, the performance-based equity will vest (unless subject to further conditions), and under the terms of the Senior Executive STIP, our NEOs are eligible to earn an annual cash bonus no greater than eight times their base salary in effect at the beginning of the year. In practice, however, the Committee exercises its negative discretion and sets the actual bonus compensation by reference to the lower target bonus amount set forth in the respective employment agreements.

We are in the process of modifying our deferred compensation arrangements and plan to be in compliance with Section 409A of the Code (“Section 409A”) by the December 31, 2007 deadline.

Presentation of Equity Awards in Tabular Disclosures

The amount set forth in the Summary Compensation Table for the “stock awards” and “option awards” for each NEO is the amount of equity compensation expense we recognized with respect to the particular executive in 2006. It does not solely reflect the expense we incurred with respect to the 2006 awards, but also includes expense for awards from prior years that we are still accounting for as an expense in accordance with FAS 123(R).

Benefits

We also provide traditional benefit plans and programs to our executives and employees on the same relative basis with very few exceptions as described below. For more detail on our benefit plans, see the narratives following the “Pension Benefits” and “Nonqualified Deferred Compensation” tables.

401(k) and Excess 401(k) Plans. We have a tax-qualified defined contribution 401(k) plan for all eligible employees, including the NEOs, who are at least 21 years old and satisfy applicable minimum service requirements. A participant in the 401(k) plan may elect to defer between 1% and 15% of eligible compensation on a before-tax or after-tax basis, and we match before-tax contributions made by participants using a formula approved by the Committee.

All executives and employees who participate in the 401(k) plan are eligible to participate in our unfunded excess 401(k) plans if their annual base salary and any commissions exceed the applicable Internal Revenue Code compensation limit. Amounts will be deferred under the excess 401(k) plans if contributions that would otherwise be made in the 401(k) plan are ineligible due to Code limits. Matching contributions made to the 401(k) plan and credited under the excess 401(k) plan in the aggregate for any participant are subject to an eligible compensation limit of $750,000, unless a grandfather provision applies. In the case of Mr. Redstone, the maximum amount of compensation with respect to which matching contributions can be made is limited to $375,000. Amounts deferred under the excess 401(k) plans track the investment performance of the funds selected by the executive or employee for amounts contributed to the 401(k) plan. Our NEOs participate in the Excess 401(k) Plan for Designated Senior Executives which mirrors our excess 401(k) plan in all significant respects, and none are eligible for the grandfather provision discussed above.

Pension Plans. We also have a tax-qualified defined benefit pension plan for all eligible employees, including the NEOs, who satisfy age and service requirements. All executives and employees who participate in the pension plan are eligible to participate in our unfunded excess pension plan if their annual base salary and any commissions exceed the applicable Code compensation limit. The benefits under the excess pension plan are calculated using the same formula as the tax-qualified plan less benefits under the tax-qualified plan. The maximum amount of total annual compensation used to determine combined benefits under the tax-qualified and excess pension plans is $750,000, unless a grandfather provision applies. In the case of Mr. Redstone, the maximum amount of compensation used to determine combined benefits is limited to $375,000. We have in rare circumstances contractually agreed to credit additional years of service for pension benefits with respect to an individual executive. For a description of Messrs. Dauman and Dooley’s arrangement in this regard, see the footnotes to the “Pension Benefits” table.

Other Benefit Plans. Our NEOs also receive health coverage, life insurance, disability benefits and other similar benefits in the same manner as our employees generally, except that additional benefits are sometimes provided in accordance with their respective employment agreements. These additional benefits are discussed under “Perquisites” below.

Perquisites

We generally provide very few perquisites to our NEOs, and many of those perquisites have been scaled back or eliminated in recent years. However, we and the Committee believe that some perquisites, as discussed below, continue to be appropriate in some instances. These perquisites are also discussed in the footnotes to the Summary Compensation Table.

•	We previously provided a car allowance to our NEOs, a perquisite that we ended in 2005. We also previously provided car insurance, which we self-insured, but terminated that perquisite in 2007.

•

Our NEOs may be entitled upon occasion to use the Viacom aircraft for personal use when it is not otherwise being used for business purposes, and the value of this perquisite is included in their income for tax purposes.

•

For security reasons, Mr. Redstone is provided with a car and driver for his use in New York and Los Angeles, the cost of which is shared with CBS Corporation. Any personal use of this service by Mr. Redstone is considered a perquisite.

•

Under the terms of their employment agreements, each of our NEOs receives life insurance benefits in amounts that are higher than the life insurance benefits we provide to employees generally, which benefit may be considered a perquisite. We provide these life insurance benefits upon an NEO’s death in lieu of payment of the NEO’s salary and bonus through the term of his employment agreement.

Other Compensation Policies

Timing of Equity Grants

All of our equity grants require the approval of the Committee. We do not have a plan or practice designed to time equity grants in coordination with the release of material non-public information but instead protect against timing issues by granting equity awards at regular Committee meetings scheduled long in advance. In 2006, following a review of our LTMIP design with management, the Committee determined to grant equity awards at its meeting held in connection with our Annual Meeting in May 2006 and plans to continue to grant equity awards at the meeting held in connection with our Annual Meeting each year. The Committee makes grants to executives and employees on the same date, except in the limited case of a new hire grant.

For certain newly hired executives, and, occasionally upon entering into new or amended employment agreements with existing executives, the Committee may award off-cycle equity grants. These grants are generally made 10 days after the later of Committee approval or the execution of the employment agreement by both parties, although relevant facts and circumstances occasionally warrant use of a shorter period, such as the fact that a new hire is unlikely to have material inside information about our company. The Committee has determined that it is appropriate to continue these practices.

Repricing of Stock Options

Our LTMIP prohibits the repricing of stock options.

Previously Accelerated Stock Options

On March 8, 2005, the compensation committee of Former Viacom approved the acceleration of the vesting of unvested stock options having an exercise price of $38.00 ($47.93 on a post-Separation basis) or greater granted to then current employees (other than options granted under Former Viacom’s Fund the Future program), including NEOs, during the period from 1999 through May 19, 2004. This action resulted in the acceleration of approximately 12 million shares of our Class B common stock on a post-Separation basis. Since these options had exercise prices in excess of the current market values and were not fully achieving their original objectives of incentive compensation and employee retention, the Former Viacom expected the acceleration to have a positive effect on employee morale, retention and perception of stock option value. The acceleration did not result in a compensation expense, since the exercise prices exceeded our stock price at the time of the acceleration, and also eliminated future compensation expense we would have otherwise recognized in connection with the adoption of FAS 123(R). The compensation committee of Former Viacom also imposed a holding period that required certain Former Viacom named executive officers who later became our NEOs (Messrs. Redstone and Fricklas) to refrain from selling the shares acquired upon the exercise of these options (other than shares needed to cover the exercise price and satisfy withholding taxes) until the date on which the exercise would have been permitted under the option’s original vesting terms or, if earlier, the NEO’s last day of employment. This holding requirement was implemented so that the executive officers would not receive a benefit from the acceleration.

Executive Stock Ownership Requirements

Mr. Redstone owns 79.1% of our Class A common stock and 5.2% of our Class B common stock as of February 28, 2007 and has been our controlling stockholder since the formation of Former Viacom in 1987. At the behest of the Committee, Messrs. Dauman and Dooley, as previously discussed, personally invested $5 million and $4 million, respectively, in Viacom stock in open market transactions upon joining our company. In addition, the vesting of the RSUs that Messrs. Dauman and Dooley were granted after they completed this investment is conditioned on their retention of the corresponding portion of the investment through each applicable RSU vesting date. In light of the significant equity investments and the other equity incentive awards held by our top three executives, and considering the steps recently taken to more closely link compensation to performance and to increase the equity components of compensation and the current equity holdings and incentives of other members of senior management, the Committee has determined not to impose equity ownership or retention requirements on other levels of senior management at this time.

Pledges and Hedges of Viacom Stock

All hedges of Viacom stock by executive officers or employees of the company are prohibited. In addition, pledges of Viacom securities are prohibited unless the executive officer or employee first obtains approval in accordance with procedures set by the Committee from time to time. No such approvals have been sought or granted.

Adjustment to Bonuses/Equity Awards in the Event of a Restatement

The Committee reserves its right to require any of our employees or former employees to return all or a portion of the bonus or equity compensation the employee receives with respect to a specified period if a restatement of any type, whether corporate, divisional, or specific to a line of business, is made that would or may have affected such bonus or equity award if made prior to the award. Our STIP and LTMIP, which are being submitted for stockholder approval at the Annual Meeting, have been amended accordingly.

Summary Compensation Table

The following table sets forth information on the total compensation in 2006 for our President and Chief Executive Officer, our then Executive Vice President and Chief Financial Officer, our three other most highly compensated executive officers and our former President and Chief Executive Officer (our “named executive officers” or “NEOs”).  Mr. Dauman became our President and Chief Executive Officer on September 5, 2006, and Mr. Dooley became our Senior Executive Vice President and Chief Administrative Officer on September 5, 2006 and our Chief Financial Officer on January 1, 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(h)	(i)	(j)
Philippe P. Dauman(6) President and Chief Executive Officer	2006	$653,846	$2,036,713	$766,960	$7,709,499	– (7)	$23,031	$11,190,049
Michael J. Dolan Former Executive Vice President and Chief Financial Officer	2006	$1,594,712	–	$289,071(8)	$2,496,109(8)	$58,759	$9,434,700(9)	$13,873,351
Sumner M. Redstone Executive Chairman and Founder	2006	$3,050,000	$5,500,000	$679,122	$4,080,185	$3,050,542(10)	$76,276	$16,436,125
Thomas E. Dooley(6) Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer	2006	$523,077	$1,810,411	$613,564	$6,167,600	– (7)	$6,063	$9,120,715
Michael D. Fricklas Executive Vice President, General Counsel and Secretary	2006	$1,513,200	$1,375,000	$447,797	$666,870	$67,177	$30,035	$4,100,079
Thomas E. Freston Former President and Chief Executive Officer	2006	$4,101,954(11)	–	$2,826,565(12)	$10,416,898(12)	$204,810(13)	$71,752,741(14)	$89,302,968

(1)	Includes base salary deferred in accordance with the executive’s employment agreement of $331,512 for Dolan; $1,300,000 for Redstone; $250,000 for Fricklas; and $1,900,000 for Freston.

(2)	Represents cash bonus amounts in respect of 2006 performance that were granted under the Senior Executive STIP and paid in February 2007. The cash bonuses received by Messrs. Dauman and Dooley were set by the Committee in their employment agreements as a fixed pro rata amount of their target bonus representing their service from September 5, 2006 though year end and were not subject to the achievement of performance goals. For information on Mr. Dauman’s voluntary reduction of his 2006 bonus amount, see “Compensation Discussion and Analysis–Components of Executive Compensation –Annual Cash Bonus.” Their bonus amounts for 2007 are subject to the achievement of performance goals and the discretion of the Committee.

(3)	Reflects equity compensation expense recognized in 2006 not including assumed forfeitures. These amounts do not solely reflect the expense we incurred with respect to 2006 equity awards, but also include expense for awards from prior years that we are still accounting for as an expense. Grant date fair value assumptions are consistent with those disclosed in Note 11, Stock Based Compensation to our Consolidated Financial Statements found in our Annual Report on Form 10-K for the year ended December 31, 2006. For information on the grant date fair value of awards granted in 2006, see the “Grants of Plan-Based Awards” table.

(4)	Change in pension value only, except as noted with respect to Mr. Redstone.

(5)	All Other Compensation in 2006 includes the following amounts received by the named executive officers:

Employer Matching Contributions, Dividend Equivalents Settled in Cash and Additional Life Insurance.

Executive	Company Match in 401(k) Plan	Company Match in Excess 401(k) Plan	Dividend Equivalents on RSUs Settled in Cash(a)	Life Insurance(b)	Total
Philippe P. Dauman	$3,138	$13,015	–	$1,950	$18,103
Michael J. Dolan	–	–	$1,381	$5,850	$7,231
Sumner M. Redstone	–	–	–	$2,925	$2,925
Thomas E. Dooley	$3,831	–	–	$1,950	$5,781
Michael D. Fricklas	$3,000	$19,500	$1,685	$5,850	$30,035
Thomas E. Freston	$3,000	–	$32,200	$4,388	$39,588
(a)	Represents payment of dividend equivalents accrued on RSUs granted by Former Viacom prior to the Separation.
(b)	Represents the cost of the life insurance policy we provide in accordance with the terms of the respective NEO employment agreement.

Perquisites.

The perquisites discussed below are valued at the incremental cost to us of providing the perquisite.

Executive	Personal Use of Viacom Aircraft(a)	Car Service(c)	Total
Philippe P. Dauman	$3,071	$1,857	$4,928
Michael J. Dolan	–	$2,318	$2,318
Sumner M. Redstone	$46,720(b)	$26,631	$73,351
Thomas E. Dooley	–	$282	$282
Michael D. Fricklas	–	–	–
Thomas E. Freston	$101,350	$6,468	$107,818
(a)	The incremental cost of use of our aircraft is calculated by dividing the total variable costs (such as fuel, aircraft maintenance, landing and navigation fees and flight crew expenses) by the total flight hours for such year and multiplying such amount by the individual’s total number of flight hours for non-business use for the year. Incremental cost does not include certain fixed costs that we incur by virtue of owning the plane.
(b)	Net incremental cost after reimbursement of $48,999 by CBS Corporation in accordance with the terms of our agreement with them.
(c)	Represents personal use of car service not paid for initially or reimbursed by the executive, including amounts attributable to commuting expenses. For security reasons, Mr. Redstone is provided with a car and driver for his use in New York and Los Angeles. The amount shown above reflects our half of the incremental cost to us of his personal use of the car and driver, the other half of which CBS Corporation reimburses us.

An executive’s spouse or other guests may accompany him on business travel, including travel on the company plane, in company-paid car service, and sharing a hotel room. No amounts are included in the above for such events since there is little or no incremental cost to us. Other items that may be considered perquisites and for which there is a de minimus or no incremental cost to us include company provided car insurance which we self-insured (a perquisite which we eliminated beginning in 2007), meals provided by our corporate kitchen upon an executive’s request (we do not have an executive dining room), access to the executive fitness room (non-staffed) and occasional receipt of DVDs and other merchandise related to our businesses.

(6)	The amounts set forth for Messrs. Dauman and Dooley do not reflect cash or equity compensation they received during 2006 for their service as Outside Directors until September 5, 2006. These amounts are discussed in the section “Director Compensation.” Messrs. Dauman and Dooley ceased to be Outside Directors on September 5, 2006 and, effective on that date, do not receive cash or equity compensation for their current service as directors.

(7)	Messrs. Dauman and Dooley do not yet participate in the Viacom Pension Plan or the Viacom Excess Pension Plan, which require one year of service before eligibility. See the “Pension Benefits” table below for a discussion on the agreements we have with Messrs. Dauman and Dooley with respect to pension benefits.

(8)	In connection with Mr. Dolan’s separation and in accordance with the terms of his employment agreement, the vesting of 181,468 options was accelerated resulting in additional compensation expense in 2006 of $1,496,647. In addition, 5,213 RSUs were modified to reflect acceleration and 34,895 RSUs were cancelled, resulting in the reversal of $372,584 in previously reflected compensation expense and the recognition of $213,889 in new expense. In addition, 47,468 stock options were modified to reflect acceleration and 47,469 stock options were cancelled, resulting in the recognition of $316,612 in compensation expense.

(9)	In addition to the amounts discussed in footnote (5) above, All Other Compensation reflects amounts payable in connection with Mr. Dolan’s separation of $9,425,151 as follows: (a) salary, annual cash bonus, and deferred compensation ($9,122,407) payable from January 1, 2007 through the original term of his employment agreement (5/1/09), (b) accrued Deferred Compensation Plan balance ($517,653) and (c) accrued vacation ($116,603). These amounts do not include $331,512 of deferred compensation reflected in the “salary” column which is also payable. Accrued amounts and approximately half of his salary, annual cash bonus, and deferred compensation payable from December 31, 2006 through May 1, 2009, will be paid on July 2, 2007, with the remainder paid in bi-weekly installments from that date.

(10)	Mr. Redstone has participated in the Viacom Pension Plan and Excess Pension Plan since the Separation and his change in pension value during 2006 was $31,156. The remainder of this amount is attributable to the increase in the intrinsic value of Mr. Redstone’s stock option equivalents (“SOEs”) held in his deferred compensation account from September 27, 2006, the date on which the cash balance of his account was deemed invested in SOEs, to December 31, 2006. We recognized compensation expense in 2006 in the amount of $728,348 in connection with the SOEs. See “Compensation Discussion and Analysis—Long-Term Equity Incentives” for a discussion of the changes to his deferred compensation account. For purposes of this table, we treat the change in the intrinsic value of the SOEs as preferential since other executives and employees do not have the ability to invest their deferred salary in SOEs.

(11)	Represents salary and deferred compensation earned through September 22, 2006, Mr. Freston’s last day as an employee.

(12)	In connection with Mr. Freston’s separation and in accordance with the terms of his employment agreement, 396,401 options and 90,141 RSUs were accelerated resulting in additional compensation expense in 2006 of $7,395,020 and $2,371,603, respectively.

(13)	Mr. Freston began to draw a pension benefit from us on April 1, 2007. For information on his accrued pension benefit, see the “Pension Benefits” table and related narrative below.

(14)	In addition to the amounts discussed in footnote (5) above, All Other Compensation reflects amounts payable in connection with Mr. Freston’s resignation of $71,605,335 as follows: (a) salary, annual cash bonus, and deferred compensation ($58,878,724) payable from September 23, 2006 through the original term of his employment agreement (6/30/09), (b) accrued Excess 401(k) Plan balance as of February 28, 2007 ($7,828,325), (c) accrued Deferred Compensation Plan balance as of March 15, 2007 ($6,283,384), (d) accrued vacation ($208,606), (e) reimbursement of life insurance premium and other pre-paid business expenses ($32,323) and (f) accrued advisory fees of $273,973 pursuant to the terms of his separation agreement. These amounts do not include $1,900,000 of deferred compensation reflected in the “salary” column which is also payable. Of this amount, the $7,828,325 accrued Excess 401(k) Plan balance was paid on February 28, 2007, and $41,779,116, representing payment of all accrued and reimbursable amounts, additional advisory fees and part of his salary, annual cash bonus, and deferred compensation payable from September 23, 2006 through June 30, 2009, was paid on March 23, 2007. The remainder is being paid in bi-weekly installments from March 23, 2007.

Compensation of Viacom’s Named Executive Officers in 2006

General

The following discusses, on an individual basis, some of the factors the Compensation Committee (the “Committee”) considered in connection with its compensation decisions for our NEOs in 2006 and discusses the key terms of their employment agreements with us.

Philippe Dauman and Thomas Dooley

In September 2006, Mr. Dauman became our President and Chief Executive Officer and Mr. Dooley became our Senior Executive Vice President and Chief Administrative Officer, in connection with Mr. Freston’s resignation. The Board considered Mr. Dauman, a member of the Board since 1987 and a former senior executive, to be its first choice to be President and Chief Executive Officer. The Board also considered Mr. Dauman’s long-term working relationship with Mr. Dooley, the fact that the two executives had led Former Viacom with Mr. Redstone during a particularly successful time in its history, and that Mr. Dauman and the Board desired for Mr. Dooley to join Viacom in an executive capacity. In making these determinations, the Board considered, among other factors, the executives’ success as leaders of the predecessor of Viacom from 1993 to 2000, the Board’s personal knowledge of the executives’ management styles and effectiveness, Mr. Dauman’s demonstrated strategic, operational and transactional skills, Mr. Dooley’s extensive financial expertise, and their in-depth knowledge of our businesses and industry and extensive contacts inside the company and throughout the industry.

Once the Board had determined that Mr. Dauman was its preferred candidate for the position of President and Chief Executive Officer, and that Mr. Dooley was its preferred candidate for the position of Senior Executive Vice President and Chief Administrative Officer, the Committee was charged with negotiating their employment agreements. Early in the process, the Committee, after consultation with its independent compensation consultant and independent counsel, agreed to focus on the negotiation of Mr. Dauman’s contract, with the expectation that Mr. Dooley’s compensation would be set at a level equal to 80% of Mr. Dauman’s compensation. The Committee determined that it desired Mr. Dauman’s compensation arrangement to have more “at risk” and be more aligned with the creation of shareholder value than the prior compensation arrangements for the position. To this end, the Committee proposed a salary and target bonus that were significantly lower than the salary and bonus amounts paid to the prior CEO, proposed an increase in the proportion of equity-linked compensation, including stock options, PSUs and time-vesting RSUs and sought to limit Mr. Dauman’s contractual severance. The Committee met separately with its advisors on several occasions, the Committee and its advisors had several meetings involving Mr. Dauman and his advisors, and counsel to the Committee and counsel to Mr. Dauman had extensive discussions. Mr. Dauman indicated that, in light of the fact that he and Mr. Dooley would be required to give up opportunities in their private equity business and would incur significant cash and opportunity costs in doing so, they would require sign-on consideration. This fact, coupled with the Committee’s desire for Mr. Dauman and Mr. Dooley to make an equity investment in Viacom, led to an agreement that Mr. Dauman would make a purchase of $5 million of Viacom Class B common stock in 2006 using his personal funds, and that following the purchase, we would issue him $10 million of RSUs that vest over a four year period. The ultimate agreement regarding Mr. Dauman’s compensation reflected the negotiation process. As had been anticipated during the negotiation of the terms of Mr. Dauman’s agreement, the terms of Mr. Dooley’s agreement were then set at 80% of Mr. Dauman’s compensation levels. The Committee, throughout the negotiation process, sought and received ongoing input and advice from its advisors. The Committee and its advisors concluded that the negotiated terms met the goal of greater emphasis on performance-based compensation compared to guaranteed compensation, and saw the terms as something that would help set a precedent for other employment agreements. Accordingly, the Committee approved the terms of the negotiated employment agreements and recommended to the Board that the election of Messrs. Dauman and Dooley on those terms was in the best interests of Viacom. Effective January 1, 2007, Mr. Dooley also became our Chief Financial Officer with no adjustment to his compensation arrangement in connection with the additional responsibilities.

Mr. Dauman’s employment agreement provides that he will receive an annual base salary of $2 million and is eligible to receive an annual cash bonus based upon the achievement of performance objectives established by the Committee. His target bonus for each calendar year is $7 million and his maximum bonus is two times his target bonus. With respect to 2006, Mr. Dauman was contractually entitled to a pro rata portion of his target bonus; however, as discussed in “Compensation Discussion and Analysis,” he requested that the Committee reduce his bonus amount to 90% of his guaranteed amount in solidarity with other executives, and the Committee approved the request. Mr. Dauman’s compensation may be increased annually at the Committee’s discretion.

In connection with joining Viacom, Mr. Dauman received the RSU grant discussed above and a stock option grant valued at $12 million. The stock options were granted with an exercise price equal to the closing price of our Class B common stock on the date of grant, an eight year term until expiration and vested in full on March 5, 2007. His employment agreement also provides that he will receive, beginning in 2007, annual long-term incentive awards with a target value of $12 million, 50% of which shall consist of stock options to purchase Class B Shares and 50% of which shall consist of PSUs. The stock options will have an exercise price equal to the fair market value of our Class B common stock on the date of grant and will vest in 25% installments on the first four anniversaries of the date of grant. See “Compensation Discussion and Analysis—PSU Grants in 2007” for a discussion of the terms and performance conditions relating to our grants of PSUs.

Mr. Dauman’s employment agreement generally permits him to participate in all arrangements for benefits, business expenses and perquisites available to senior executives of Viacom, and provides for term life insurance in the amount of $5 million. Mr. Dauman’s employment term is through December 31, 2011.

As discussed above, Mr. Dooley’s employment agreement contains the same terms as Mr. Dauman’s employment agreement, with the compensation levels set at 80% of Mr. Dauman’s amounts, thereby providing for an annual base salary of $1.6 million, a target annual cash bonus of $5.6 million (with a pro rata amount of target payable in 2006) and annual equity awards with a target value of $9.6 million split equally between stock options and PSUs. Mr. Dooley’s compensation may be increased annually at the Committee’s discretion. In connection with joining Viacom, Mr. Dooley received the RSU grant discussed above and a stock option grant valued at $9.6 million. Mr. Dooley’s employment agreement generally permits him to participate in all arrangements for benefits, business expenses and perquisites available to senior executives of Viacom, and provides for term life insurance in the amount of $5 million. Mr. Dooley’s employment term is through December 31, 2011.

The provisions in Messrs. Dauman’s and Dooley’s employment agreements on termination of employment under various circumstances and applicable restrictive covenants are discussed in the section entitled “Potential Payments upon Termination or Change-in-Control.”

Sumner Redstone

Mr. Redstone became our Executive Chairman of the Board and Founder in connection with the Separation. Previously, he served as Former Viacom’s Chairman since 1986 and also its Chief Executive Officer since 1996. Mr. Redstone is also our controlling stockholder. The Former Viacom Compensation Committee negotiated a new employment agreement with Mr. Redstone at the end of 2005 designed to appropriately compensate him for his new role as Executive Chairman and Founder. The compensation arrangement negotiated at that time reflected the fact that Mr. Redstone would also serve as Executive Chairman and Founder of CBS Corporation and generally provided that each of CBS and Viacom would be responsible for payment of half of his salary, deferred compensation and cash bonus compensation at Former Viacom. The agreement did not provide for future equity awards under the LTMIP.

In keeping with the Committee’s initiative to reduce the amount of guaranteed cash compensation and increase the use of performance-based awards more directly linked to shareholder returns, we entered into a revised employment agreement with Mr. Redstone effective September 25, 2006. Under the terms of the new agreement, beginning in 2007, Mr. Redstone’s salary was reduced to $1 million per year (from the previous $1.75 million), and his deferred compensation of $1.3 million per year was eliminated. In addition, his target cash bonus was reduced from $6.1 million to $3.5 million per year. Under the new arrangement, beginning in 2007, Mr. Redstone will receive an annual award of stock options having a grant-date value of $3 million and an annual award of PSUs with a grant-date target value of $3 million. Mr. Redstone also agreed to convert, effective September 27, 2006, an approximate $9.4 million deferred compensation account balance to stock option equivalents having an equivalent Black-Scholes value. The stock option equivalents have an exercise price equal to the closing price of Viacom’s Class B common stock on the conversion date and vest in equal annual installments over four years.

Mr. Redstone’s employment agreement is terminable at will by either party and does not contain provisions providing for severance benefits. For information on the treatment of his equity awards and other holdings on termination of employment under various circumstances, see the section entitled “Potential Payments upon Termination or Change-in-Control.”

Michael Fricklas

Mr. Fricklas first joined Former Viacom in 1993 as Senior Vice President and Deputy General Counsel and has been Executive Vice President, General Counsel and Secretary since 2000. During his tenure at Viacom, he has been intimately involved in our strategic transactions, key business negotiations and policy matters, and has significant expertise in regulatory, legal, transactional and policy issues affecting our company and our industry. The initial terms of Mr. Fricklas’ employment agreement were determined by the Former Viacom Compensation Committee, taking into account these factors, as well as the compensation levels of our executives of a similar level, competitive data on the practices of comparable companies, the scope of his responsibilities and performance during his tenure with our company, and his compensation history.

On March 5, 2007, we entered into an amendment to Mr. Fricklas’ employment agreement that extends his term of employment to May 31, 2010, and restructures his compensation arrangement to reduce guaranteed compensation in favor of performance-based compensation. Under the amended agreement, Mr. Fricklas’ salary was reduced to $1 million per year from the current $1.5 million (which included $250,000 of deferred compensation which is being eliminated), and his target performance-based annual cash bonus was increased to $1.55 million from $1.51 million. He is eligible to receive annual grants of equity compensation with a target value of $3 million. On March 15, 2007, he received a one-time grant of 62,096 RSUs having a value of $2.5 million determined on the date of grant. The RSUs will vest in three equal annual installments beginning on May 31, 2008.

The provisions in Mr. Fricklas’ employment agreement on termination of employment under various circumstances and applicable restrictive covenants are discussed in the section entitled “Potential Payments upon Termination or Change-in-Control.”

Thomas Freston

Following the resignation of Former Viacom’s prior President and Chief Operating Officer in June 2004, Former Viacom elected Mr. Freston as its Co-President and Co-Chief Operating Officer and entered into a new five year compensation agreement with him that reflected his increased responsibilities. This agreement contemplated that Mr. Freston might at some point become our President and Chief Executive Officer. The agreement was assigned to us in connection with the Separation, and Mr. Freston became President and Chief Executive Officer on January 1, 2006. No changes were made to his compensation arrangements in connection with this event. On September 5, 2006, Mr. Freston resigned from his positions, and the Committee determined that such resignation was for “good reason.” The Committee determined that it was appropriate to pay Mr. Freston the amounts that were required to be paid under his employment agreement in the event of a resignation for “good reason” and not to provide any additional requested consideration. These severance benefits are discussed in the compensation tables found elsewhere in this proxy statement and in the section entitled “Potential Payments upon Termination or Change-in-Control.”

Michael Dolan

Mr. Dolan joined Former Viacom as Executive Vice President and Chief Financial Officer in May 2005. Discussions regarding the Separation were already underway, and Mr. Dolan agreed to continue as our CFO following the Separation. He also was immediately charged with playing a leadership role in the Separation process. The initial terms of Mr. Dolan’s employment agreement were determined by the Former Viacom Compensation Committee, taking into account these factors, as well as the compensation levels of our executives of a similar level, competitive data on the practices of comparable companies, the scope of his responsibilities, Mr. Dolan’s financial expertise and depth of professional experience and his familiarity with the industry and industry contacts, among other things. The Committee gave Mr. Dolan a merit salary increase in May 2006 taking into consideration his accomplishments since joining our company and comparable market data. No change was made to his target LTMIP value.

Mr. Dolan resigned effective December 31, 2006 in connection with the Board’s election of Mr. Dooley to the additional position of Chief Financial Officer. The Committee determined that it was appropriate to pay Mr. Dolan the amounts that were required to be paid under his employment agreement in the event of a resignation for “good reason,” and not to provide any additional requested consideration, with the exception of accelerating one tranche of his 2005 stock option grant and one tranche of his 2006 RSU grant which were scheduled to vest in the month his employment agreement originally terminated. These severance benefits are discussed in the compensation tables found elsewhere in this proxy statement and in the section entitled “Potential Payments upon Termination or Change-in-Control.”

Grants of Plan-Based Awards

The information in the table below relates to 2006 equity grants to our NEOs under our LTMIP that were contemplated by the terms of their respective employment agreements. Our annual LTMIP grants were made by the Committee to our NEOs and other LTMIP eligible employees in May 2006. The grants to Messrs. Dauman and Dooley set forth below were made in connection with their joining Viacom in September 2006. All of our stock option grants have an exercise price equal to the closing price of our Class B common stock on the date of grant.

The PSU grants made to Messrs. Dauman, Dooley and Redstone in 2007 and Mr. Fricklas’ 2007 RSU grant are not reflected in the table below or in the Summary Compensation Table because they are 2007 events, and we did not recognize any compensation expense with respect to them in 2006. These grants are discussed in the “Compensation Discussion and Analysis” section of this proxy statement.

Name	Grant Date	Date of Board Action, if Different from Grant Date	Estimated Future Payouts Under Non–Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Stock Option Awards ($)(1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Philippe P. Dauman	9/8/06 9/11/06	9/4/06 9/4/06	–	–	–	–	–	–	– 287,242(2)	1,617,251(2) –	$34.46 –	$12,000,002 $10,087,939
Michael J. Dolan	5/24/06	–	–	–	–	–	–	–	24,470(3)	189,873	$36.78	$2,769,984
Sumner M. Redstone	1/24/06	–	–	–	–	–	–	–	370(4)	–	–	$16,080
Thomas E. Dooley	9/8/06 9/11/06	9/4/06 9/4/06	–	–	–	–	–	–	– 229,792(2)	1,293,801(2) –	$34.46 –	$9,600,003 $8,070,295
Michael D. Fricklas	5/24/06	–	–	–	–	6,118 (5)	24,470 (5)	24,470 (5)	–	189,873	$36.78	$2,769,984
Thomas E. Freston	5/24/06	–	–	–	–	–	–	–	90,141(6)	–	–	$2,468,061

(1)	Grant date fair value assumptions are consistent with those disclosed in Note 11, Stock Based Compensation to our Consolidated Financial Statements found in our Annual Report on Form 10–K for the year ended December 31, 2006.

(2)	Does not include equity grants received in connection with service as an Outside Director, which awards are discussed under “Director Compensation.”

(3)	This grant was cancelled on December 31, 2006 in connection with Mr. Dolan’s resignation.

(4)	Represents dividend equivalents earned from the date of the underlying RSU grant (January 26, 2005) to the date of the Separation from dividends paid by Former Viacom. Mr. Redstone’s employment agreement effective during 2006 did not provide for any LTMIP grants.

(5)	Represents a grant of 24,470 RSUs that vest in equal installments over a four-year period, with the vesting of each installment conditioned on the percentage change in the price of our Class B common stock outperforming the percentage change of the average stock prices of the companies comprising the S&P 500 index for the one-year period preceding the anniversary of the date of grant. If the market criteria is not met during the particular annual period, that portion of the 2006 RSU grant does not vest unless the market criteria is met subsequently during a cumulative performance period.

(6)	Grant vested in full on September 22, 2006, Mr. Freston’s last day as an employee, but settlement was deferred to March 23, 2007.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information on the outstanding equity awards, including which portions were vested or unvested, held by our NEOs as of December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Share, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Philippe P. Dauman	4,886			$70.3203	5/4/10
	1,465			$88.2945	8/1/10
	1,465			$69.6265	1/31/11
	1,465			$50.4414	1/31/12
	1,465			$48.6251	1/31/13
	1,302	652(1)		$50.8324	1/31/14
	651	1,303(2)		$47.0988	1/31/15
		3,171(3)		$41.4800	1/31/16
		1,617,251(4)		$34.4600	9/8/14
						1,325(5)	$54,365
						287,242(6)	$11,785,539
Michael J. Dolan	115,376			$43.1634	12/31/07
	142,404			$36.7800	12/31/07
Sumner M. Redstone	244,304			$22.0737	1/30/07
	321,750			$19.2356	8/1/07
	1,954,436			$38.5500	8/20/08
	977,218			$70.3203	5/4/10
	366,456			$71.9096	5/23/11
	293,165			$60.7466	5/22/12
	390,887			$55.6003	5/21/13
	134,367	134,367(7)		$47.5025	5/19/14
	244,304	244,305(8)		$44.7906	7/1/14
	244,304			$44.7906	7/1/14
Thomas E. Dooley		7,928(9)		$41.5900	1/3/16
		3,171(10)		$41.4800	1/31/16
		1,293,801(11)		$34.4600	9/8/14
						1,325(12)	$54,365
						229,792(13)	$9,428,366
Michael D. Fricklas	39,280			$19.2356	8/1/07
	87,208			$52.8979	8/1/09
	79,280			$68.1917	5/25/10
	59,460			$69.6265	1/31/11
	67,388			$49.8233	1/30/12
	99,100			$49.6089	1/29/13
	99,100			$50.9459	1/28/14
	26,410	79,230(14)		$47.1493	1/26/13
		189,873(15)		$36.7800	5/24/14
						14,316(16)	$587,385
								6,118(17)	$251,022

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Share, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Thomas E. Freston	249,586			$38.5500	3/22/07
	225,414			$38.5500	3/22/07
	792,802			$70.3203	9/22/08
	237,840			$71.9096	9/22/09
	317,120			$60.7466	9/22/09
	317,120			$49.6089	9/22/09
	317,120			$50.9459	9/22/09
	792,802			$44.7906	9/22/09
	396,401			$44.7906	9/22/09

(1)	Remaining portion of outside director stock option grant vested on January 31, 2007.

(2)	Half of this outside director stock option grant vested on January 31, 2007 and the remainder will vest on January 31, 2008.

(3)	One-third of this outside director stock option grant vested on January 31, 2007 and the remainder vests in equal installments on January 31, 2008 and 2009.

(4)	Stock option grant vested in full on March 5, 2007.

(5)	Outside director RSU grant vested in full on January 31, 2007.

(6)	RSUs vest in equal annual installments on September 11, 2007, 2008, 2009 and 2010, subject to Mr. Dauman’s retention through each applicable vesting date of the corresponding portion of the shares of Class B common stock he purchased on September 11, 2006.

(7)	Remaining portion of grant will vest in equal installments on May 19, 2007 and 2008.

(8)	Remaining portion of grant will vest in equal installments on July 1, 2007 and 2008.

(9)	Outside director stock option grant vested in full on January 3, 2007.

(10)	One-third of this outside director stock option grant vested on January 31, 2007 and the remainder vests in equal installments on January 31, 2008 and 2009.

(11)	Stock option grant vested in full on March 5, 2007.

(12)	Outside director RSU grant vested in full on January 31, 2007.

(13)	RSUs vest in equal annual installments on September 11, 2007, 2008, 2009 and 2010, subject to Mr. Dooley’s retention through each applicable vesting date of the corresponding portion of the shares of Class B common stock he purchased on September 11, 2006.

(14)	One-third of the remaining portion of stock option grant vested on January 26, 2007 and the remainder vests in equal installments on January 26, 2008 and 2009.

(15)	Stock option grant vests in equal annual installments on May 24, 2007, 2008, 2009 and 2010.

(16)	One-third of the remaining portion of RSU grant vested on January 26, 2007 and the remainder vests in equal installments on January 26, 2008 and 2009.

(17)	Represents the threshold amount of total grant of 24,470 market condition-based RSUs. Market condition-based RSUs vest in equal annual installments on May 24, 2007, 2008, 2009 and 2010, subject to satisfaction of the market criteria for the applicable year.

Option Exercises and Stock Vested in 2006

The following table sets forth information on exercises of stock options and the vesting of restricted share units held by our NEOs during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Philippe P. Dauman	–	–	767(1)	$28,924
Michael J. Dolan	–	–	10,425(2)	$416,428
Sumner M. Redstone	–	–	56,560(3)	$2,458,098
Thomas E. Dooley	–	–	–	–
Michael D. Fricklas	79,640(4)	$1,321,994(4)	4,772(5)	$205,673
Thomas E. Freston	573,085(6)	$635,517(6)	181,313(7)	$7,300,256

(1)	Represents the vesting in full of the Outside Director RSUs granted by Former Viacom on May 26, 2005, the number of which was adjusted in the Separation and split equally between us and CBS Corporation. The above number also includes 4 RSUs credited as a result of dividend equivalents earned from the date of grant to the date of the Separation from dividends paid by Former Viacom.

(2)	Represents the vesting of 25%, or 5,212, of Mr. Dolan’s May 16, 2005 RSU grant in accordance with the terms of the grant and the vesting of an additional 5,213 RSUs on December 31, 2006 in connection with Mr. Dolan’s separation. For more information on the vesting of the 5,213 RSUs see Footnote 8 to the “Summary Compensation Table.” Dividend equivalents payable in connection with the 2005 RSU grant were paid in cash.

(3)	Represents the vesting in full of Mr. Redstone’s January 26, 2005 RSU grant of 56,190 plus dividend equivalents earned from the date of grant to the date of the Separation from dividends paid by Former Viacom. Because Mr. Redstone elected to defer receipt of his 2005 RSU grant upon vesting, such shares, including the 370 shares received in respect of the dividend equivalents, have not been settled.

(4)	Represents the number of shares acquired on exercise of stock options during 2006, without reduction for the number of shares sold to pay the exercise price of the stock options and applicable taxes. The stock options exercised had expiration dates of August 1, 2006 and August 1, 2007. The value realized on exercise represents the excess of the market value of the underlying shares on the date of exercise over the exercise price.

(5)	Represents the vesting of 25%, or 4,772, of Mr. Fricklas’ January 26, 2005 RSU grant in accordance with the terms of the grant. Dividend equivalents payable in connection with the 2005 RSU grant were paid in cash.

(6)	Represents the number of shares acquired on exercise of stock options during 2006, without reduction for the number of shares sold to pay the exercise price of the stock options and applicable taxes. The stock options exercised had expiration dates of March 22, 2007. The value realized on exercise represents the excess of the market value of the underlying shares on the date of exercise over the exercise price. These stock options were exercised in December 2006 following Mr. Freston’s departure from the company.

(7)	Represents the vesting in full in January 2006 of Mr. Freston’s January 26, 2005 RSU grant in accordance with the terms of the grant, and the vesting in full on September 22, 2006, Mr. Freston’s last day as an employee, of his January 2006 RSU grant in accordance with the terms of his employment agreement. The 2006 RSU grant was settled in shares of Class B common stock on March 23, 2007.

Pension Benefits

We maintain the Viacom Pension Plan and the Viacom Excess Pension Plan. Liabilities and any accompanying assets allocable to pension benefits for Messrs. Dolan, Fricklas and Freston described below that were accrued with respect to years of service at Former Viacom were transferred to our pension plans at the time of the Separation. As further discussed below, Messrs. Dauman, Redstone and Dooley each continue to have pension benefits under the CBS Corporation pension plans as a result of their years of service at Former Viacom.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Philippe P. Dauman	Viacom Pension Plan Viacom Excess Pension Plan	–(2)	– –	– –
Michael J. Dolan	Viacom Pension Plan Viacom Excess Pension Plan	7 months	$16,220 $42,539	– –

$58,759
Sumner M. Redstone	Viacom Pension Plan Viacom Excess Pension Plan	1 year, 0 months(3)	$18,122 $13,034	– –

$31,156
Thomas E. Dooley	Viacom Pension Plan Viacom Excess Pension Plan	–(4)	– –	– –
Michael D. Fricklas	Viacom Pension Plan Viacom Excess Pension Plan	12 years, 5 months	$149,231 $444,525	– –

$593,756
Thomas E. Freston(5)	Viacom Pension Plan Viacom Excess Pension Plan	20 years, 9 months	$589,783 $2,305,958	– –

$2,895,741

(1)	Present Value of Accumulated Benefit as of December 31, 2006 is determined assuming commencement of benefits at age 65 (or immediate commencement if over 65) with an interest adjustment during the deferral period from December 31, 2006 until age 65, but no pre-retirement mortality assumption. Reflects a discount rate of 6.0% and the RP2000 blended mortality tables for male/females to determine the present value of the benefit at commencement.

(2)	Mr. Dauman does not yet participate in the Viacom Pension Plan or the Viacom Excess Pension Plan, which require one year of service before eligibility. Once he meets the eligibility criteria, he will participate in these plans on the same basis as other employees. In addition, as noted above, Mr. Dauman has a vested pension benefit for 20 years of service under the CBS Corporation pension plans as a result of his previous service at Former Viacom. We have agreed in Mr. Dauman’s employment agreement to pay him the greater of (a) the benefit he would have received under our pension plans if he had received credit for the same number of years he has credited under the CBS pension plans plus his current years of service under our plans, offset by the benefit he has accrued under the CBS pension plans payable at age 65 or (b) the actual benefit he would be entitled to under our pension plans.

(3)	Mr. Redstone has participated in the Viacom Pension Plan and Excess Pension Plan since the Separation. Prior to the Separation, he participated in Former Viacom’s corresponding plans (now the CBS Corporation pension plans). Mr. Redstone received credit for his years of service at Former Viacom for purposes of meeting the eligibility requirement, but not for calculating the benefit amount, for our pension plans. He will begin to receive required minimum distributions from the Viacom Pension Plan starting in April 2007.

(4)	Mr. Dooley does not yet participate in the Viacom Pension Plan or the Viacom Excess Pension Plan, which require one year of service before eligibility. Once he meets the eligibility criteria, he will participate in these plans on the same basis as other employees. In addition, as noted above, Mr. Dooley has a vested pension benefit for 20 years of service under the CBS Corporation pension plans as a result of his previous service at Former Viacom. We have agreed in Mr. Dooley’s employment agreement to pay him the greater of (a) the benefit he would have received under our pension plans if he had received credit for the same number of years he has credited under the CBS pension plans plus his current years of service under our plans, offset by the benefit he has accrued under the CBS pension plans payable at age 65 or (b) the actual benefit he would be entitled to under our pension plans.

(5)	The Excess Pension Plan provides that the compensation limit of an employee who was participant in the excess pension plan in place prior on December 31, 1995, like Mr. Freston, is his base salary as of December 31, 1995 if it exceeds $750,000. Therefore, Mr. Freston’s pension benefit is calculated using a final average compensation of $968,000.

The Viacom Pension Plans. We have established the Viacom Pension Plan for all eligible Viacom employees who satisfy age and service requirements, including the NEOs. The Pension Plan assumed from the Former Viacom pension plan the liability for benefits accrued through the date of the Separation for our named executive officers who participated in the Former Viacom pension plan, except for Mr. Redstone, for whom such liability remains in the Former Viacom pension plan. Assets allocable to those accrued benefits were transferred from the Former Viacom pension plan to the Pension Plan based on applicable rules governing such transfers.

Participation in our Pension Plan begins on the later of the first of the month coincident with or following the date an employee turns 21 and completes one year of eligibility service. An eligible employee will receive a retirement benefit that is calculated using the plan formula and is based upon the employee’s years of benefit service (up to a maximum of 30 years), final average compensation and covered compensation amount. Final average compensation is eligible salary, commissions, overtime and eligible bonus for the highest 60 consecutive months out of the final 120 months of employment. Covered compensation is the average of the Social Security Wage Bases during the 35-year period that ends with the year the employee reaches the Social Security Retirement age. The pension plan formula, which provides a monthly benefit payable in the form of a single life annuity at normal retirement age, 65, is as follows:

1.25% times final average compensation up to the covered compensation amount times benefit service (up to 30 years)

plus

1.75% times final average compensation above the covered compensation amount times benefit service (up to 30 years)

The single life annuity is the normal form of payment for a single participant. The 50% joint and survivor annuity is the normal form of payment for a married participant. The Pension Plan offers optional forms of annuity payments that may be elected by a participant upon retirement. A reduction is applied to the single life annuity benefit if an optional form is elected. All optional forms of payment under the Pension Plan are the actuarial equivalent of the normal form of payment.

Participants in the Pension Plan receive credit for years of service credited under the Former Viacom pension plan. Employees are fully vested in their accrued benefit upon completion of five full years of service. Vested Participants who terminate employment prior to normal retirement age may begin receiving a reduced benefit as early as age 55. Participants who terminate employment after having reached age 55 with ten years of vesting service are eligible to receive a reduced early retirement benefit. Under applicable tax rules, Mr. Redstone must receive certain minimum payments from the Pension Plan beginning in 2007.

Compensation for purposes of the Pension Plan is limited by federal law to $220,000 for 2006. This amount is adjusted each year in accordance with the Internal Revenue Code. We have established the Viacom Excess Pension Plan to provide benefits to participants in the Pension Plan whose annual base salary and commissions exceed the annual compensation limitation. We have assumed the liability for amounts credited under the Former Viacom excess pension plan through the date of the Separation for our named executive officers who participated in the Former Viacom excess pension plan, except for the liability for Mr. Redstone that remains a liability of Former Viacom.

The benefits under the Excess Pension Plan are calculated using the Pension Plan formula and eligible compensation in excess of the annual compensation limitation. The maximum amount of total annual compensation that may be taken into account under the Pension Plan and the Excess Pension Plan is generally $750,000. In the case of Mr. Redstone, the maximum amount is limited to $375,000. Participants who begin receiving pension benefits from the Pension Plan in 2007 will receive pension benefits from the Excess Pension Plan in the same form and at the same time as they receive Pension Plan payments. Participants who elect to commence receiving pension benefits from the Pension Plan after 2007 are subject to new rules. They will receive the portion of their pension benefits accrued and vested under the Excess Pension Plan prior to January 1, 2005 coincident with and in the same form as their benefit from the Pension Plan. Payment of the portion of their benefit accrued and vested after December 31, 2004 will begin generally as of the later of the first day of the month coincident with or next following six months after termination of employment or the first day of the month coincident with or next following the attainment of age 55.

We generally do not grant employees extra years of benefit service under the Pension Plan or the Excess Pension Plan for purposes of calculating a pension benefit. However, we have on rare occasions in connection with the negotiation of an executive employment agreement agreed to terms that effectively grant credit for additional years of service. See footnotes (2) and (4) to the “Pension Benefits” table for a discussion of the contractual additional benefit we agreed to provide to Messrs. Dauman and Dooley in light of their years of service at Former Viacom.

Nonqualified Deferred Compensation

We maintain the Viacom Excess 401(k) Plans, the Viacom Bonus Deferral Plans and a deferral program for contractual deferrals of base salary (collectively, the “Deferral Plans”), each as further described below. Except as discussed below, liabilities and the account balances under the plans that were accrued during service at Former Viacom were transferred to us at the time of the Separation.

Name	Executive Contributions in 2006 ($)(1)	Registrant Contributions in 2006 ($)(2)	Aggregate Earnings in 2006 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/06 ($)
(a)	(b)	(c)	(d)	(e)	(f)
Philippe P. Dauman	$21,692	$13,015	$1,269	–	$35,976
Michael J. Dolan	$331,512	–	$15,336	–	$517,653
Sumner M. Redstone	$1,300,000	–	$(6,103,549)(4)	–	$3,455,379(5)
Thomas E. Dooley	–	–	–	–	–
Michael D. Fricklas	$336,320	$19,500	$324,627	–	$3,567,993
Thomas E. Freston	$1,900,000	–	$1,438,943	–	$14,153,563

(1)	Amounts represent employee contributions under our Excess 401(k) Plan for Designated Senior Executives and/or salary deferred compensation plan. These amounts are included in the “salary” column of the Summary Compensation Table.

(2)	Company match under the Excess 401(k) Plan for Designated Senior Executives.

(3)	Except as otherwise noted, amounts deferred under our Deferral Plans are deemed invested in the same investment alternatives that the NEO has elected for his tax-qualified 401(k) plan or, if no election has been made, in the 401(k) plan’s default investment option. These amounts are not included in the Summary Compensation Table, except for the change in value related to Mr. Redstone’s stock option equivalents (SOEs) discussed in footnote (4) below.

(4)	On September 27, 2006, Mr. Redstone converted the $9,439,918 balance of his deferred salary compensation account to SOEs of equal value that have an exercise price of $37.55 (which was the closing price of our Class B common stock on that date), an eight-year term, and vest in equal annual installments over four years. In accordance with his employment agreement, Mr. Redstone continued to defer his base salary through December 31, 2006. This amount reflects the earnings on amounts deferred under this account and the Excess 401(k) plan of $316,983, minus the amount invested into SOEs, which had $0 intrinsic value on the date of conversion, plus the increase in intrinsic value of the SOEs between the conversion date and December 31, 2006 of $3,019,386.

(5)	Reflects the cash balance of Mr. Redstone’s Excess 401(k) plan and deferred salary compensation accounts plus the intrinsic value of the SOEs at December 31, 2006.

The Viacom Excess 401(k) Plans. We have established excess 401(k) plans to provide benefits to employees who are participants in the tax-qualified 401(k) Plan and whose annual base salary and commissions exceed the annual compensation limit set forth in the Code. For 2006, the compensation limit for the qualified 401(k) plan is $220,000. We maintain an account in the name of each participant and that account is credited with the amount of the participant’s deferral. A Participant may elect to defer between 1% and 15% of eligible compensation on a before-tax or after-tax basis. Eligible compensation for excess 401(k) plan participants is, in general, a Participant’s base pay including all pre-tax elective contributions made on behalf of a Participant either to a company “qualified cash or deferred arrangement” (as defined under Section 401(k) of the Code and applicable regulations), a “cafeteria plan” (as defined under Section 125 of the Code and applicable regulations), or a “qualified transportation fringe” (as defined under Section 132(f) of the Code and the applicable regulations). Eligible compensation does not include deferred compensation and cash bonuses under our LTMIP and STIP. Deferrals to the excess 401(k) plans begin once Code limits have been reached in the 401(k) Plan. Participant accounts under the excess 401(k) plans are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for amounts contributed to the qualified 401(k) Plan. In addition, as with the qualified 401(k) plan, in 2006 we matched 60% of the first 5% of eligible compensation contributed by a participant on a pre-tax basis. Matching contributions credited under the excess 401(k) plan in the aggregate for any participant are subject to an eligible compensation limit of $750,000, unless a grandfather provision applies. In the case of Mr. Redstone, the maximum amount of compensation with respect to which matching contributions can be made is limited to $375,000. Participants become vested in the matching contribution over a five-year period. For purposes of vesting, participants receive credit for years of service credited under the Former Viacom 401(k) plan. We have assumed the total liability for amounts credited under the Former Viacom excess 401(k) plans through the date of the Separation for our named executive officers who participated in the Former Viacom excess 401(k) plans, except for Mr. Redstone, for whom we assumed 50% of the liability.

The Bonus Deferral Plans. Our bonus deferral plans are voluntary unfunded nonqualified deferred compensation plans for the benefit of senior executives who are designated as eligible to participate in the excess 401(k) plans (whose annual base salary and commissions exceed the annual compensation limit applicable to the 401(k) Plan). Under the terms of the bonus deferral plans, a participant may elect before the end of each year to defer a portion (from 1% to 15%) of his or her cash bonus under the STIP earned in respect of the next succeeding calendar year. We maintain an account in the name of each participant, which account is credited with the amount of the participant’s bonus deferral. Participant accounts under the bonus deferral plans are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for amounts contributed to the tax-qualified 401(k) Plan. We do not make matching contributions in the bonus deferral plans. We have assumed the liability for amounts credited under the Former Viacom bonus deferral plans through the date of the Separation for our named executive officers who participated in the Former Viacom bonus deferral plan. All of our executive officers are eligible to participate in the Viacom Bonus Deferral Plan for Designated Senior Executives.

Distributions and Withdrawals under the Excess 401(k) Plans and Bonus Deferral Plans. The vested portion of each participant’s accounts in the excess 401(k) Plan and the bonus deferral plan is distributed in cash after termination of employment in accordance with the participant’s payment election. Participants are required to make a joint payment election for all amounts deferred under the plans. For amounts earned and deferred prior to January 1, 2005, participants elect to have these amounts paid in a single lump sum in January of the first, second, third, fourth or fifth year following termination of employment, or in up to five annual installments in amounts designated by the participants beginning in the January following the year of termination. If a participant elects a lump sum payment, it will be made in January of the year following termination of employment unless the participant elects to have payment made in the January of the second through fifth year following termination. If a participant elects to receive annual installment payments over a period of two or more years, the annual payments will be made in substantially equal annual installments, unless the participant designates at the time of making his or her payment option election a specific percentage of his or her account to be distributed in each year. All specified percentages must be a whole multiple of 10% and the total of all designated percentages must be equal to 100%.

For amounts earned and deferred after December 31, 2004, the payment options are the same as those set forth above, except that a participant will not be able to receive any payment from post-2004 accounts until the later of the January 31 following his or her termination of employment or 6 months following termination of employment. For all amounts earned and deferred prior to January 1, 2005, participants can change their payment elections up to three times during their term of employment. Payments of pre-2005 amounts will be made in accordance with the most recent payment election made more than six months before termination of employment. No changes can be made to the joint payment election made for post-2004 deferrals.

A participant who suffers an unforeseeable emergency as defined in Section 409A may receive a withdrawal of all or part of the vested portion of his or her accounts in the excess 401(k) plan and/or the bonus deferral plan to the extent permitted under Section 409A.

The Deferred Compensation Plan. This plan was set up to benefit employees who have a deferred compensation arrangement in their employment contract. The amounts deferred are dictated by the specific employment contract. Participant accounts under the deferred compensation plan are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for amounts contributed to the qualified 401(k) Plan, except that, as discussed above, Mr. Redstone’s account is indexed to stock option equivalents effective September 27, 2006. We do not make matching contributions in the deferred compensation plan. Payment of amounts accrued under the deferred compensation plan are made in accordance with the participant’s employment agreement, which generally provides that the amounts be paid after the participant ceases to be an employee in a timeframe designed to comply with the requirements of Section 409A of the Code unless a grandfather provision applies.

Potential Payments upon Termination or Change-In-Control

We have entered into certain employment agreements and maintain certain plans that, by their terms, will require us to provide compensation and other benefits to our NEOs if their employment terminates. We do not maintain any plans or other arrangements that provide benefits, payments or accelerated vesting of equity or non-equity incentive awards upon a change-in-control of Viacom, except as discussed below under “Potential Excise Tax Gross-Up.”

The following tables summarize the potential payments upon a termination of employment in various circumstances. The amounts shown in the tables apply the assumption that employment terminated on December 31, 2006, and calculations of equity awards reflect the closing price of our Class B Common Stock on December 29, 2006 (the business day before that date) on the New York Stock Exchange ($41.03), except in the case of Mr. Fricklas, where a March 15, 2007 date is used because we entered into a new employment agreement with him on March 5, 2007. The closing price of our Class B common stock on March 15, 2007 was $40.26. The tables below assume that all outstanding stock options that are vested as of the day employment terminated (including stock options for which vesting was accelerated according to the employment agreement) were exercised as of such date, and all RSUs for which vesting would be accelerated are valued as of such date.

The amounts set forth below do not include accrued obligations such as salary and bonus amounts payable with respect to days previously worked, accrued vacation time and other accrued amounts that were fully earned and vested as of December 31, 2006 and would be payable in connection with the executive’s employment, such as amounts payable under our 401(k) plan, excess 410(k) plan, bonus deferral plan or deferred compensation plan. Certain of these accrued obligations as of December 31, 2006 are discussed in the “Pension Benefits” and “Nonqualified Deferred Compensation” tables.

Mr. Redstone’s employment agreement is terminable at will by either party and does not contain provisions providing for severance benefits. Accordingly, the treatment of his equity awards under the various scenarios presented below is the default treatment under the plan documents, unless otherwise indicated. The terms of the separation agreements for Messrs. Freston and Dolan are also described below.

The narrative following the tables provides important information on the key terms of the individual employment agreements applicable upon termination of employment, including with respect to the acceleration of equity awards and the length of time the equity awards can be exercised. The following discussion does not reflect grants of PSUs, as we first made such grants in 2007. The treatment of our PSU grants upon termination of employment is discussed in the “Compensation Discussion and Analysis” section.

Estimated Benefits upon Termination for “Cause”

In the event an NEO is terminated for “Cause,” as such term is defined below, the NEO is only eligible to receive compensation and benefits accrued through the date of termination and all outstanding equity awards, whether vested or unvested, terminate effective on the date of termination. Therefore, no amounts other than accrued amounts would be payable to Messrs. Dauman, Redstone, Dooley or Fricklas in this instance.

Estimated Benefits upon Resignation Without “Good Reason”

Executive	Salary (other than accrued amounts)	Bonus (other than accrued amounts)	Exercisable Stock Options	Tax Gross- Up	Total
Philippe P. Dauman	–	–	–(1)	–	$0
Sumner M. Redstone	–	–	$16,490,449	–	$16,490,449
Thomas E. Dooley	–	–	–(2)	–	$0
Michael D. Fricklas	–	–	–(3)	–	$0

(1)	All vested stock options have exercise prices greater than $41.03.

(2)	No stock options exercisable as of 12/31/06.

(3)	All vested stock options have exercise prices greater than $40.26.

Estimated Benefits upon Termination without “Cause” or Resignation for “Good Reason”

Executive	Salary (other than accrued amounts)(1)	Bonus (other than accrued amounts)(1)	Equity Awards(2)	Benefits(3)	Interest on Payments Delayed under 409A(4)	Only Upon Change-in- Control: Excise Tax Gross-Up(5)
Philippe P. Dauman	$4,000,000	$14,000,000	$22,465,243	$58,572	$324,011	$12,960,000
Sumner M. Redstone(6)	–	–	$16,490,449	–	–	–
Thomas E. Dooley	$3,200,000	$11,200,000	$17,983,003	$58,572	$259,419	$9,298,000
Michael D. Fricklas	$2,000,000	3,100,000	$3,160,758	$65,861	–	–

(1)	Cash severance capped under employment agreement at two times base salary and bonus in effect on the date of termination.

(2)	Reflects acceleration of outstanding equity awards as described under “Treatment of Outstanding Equity Awards as of December 31, 2006” below.

(3)	Continuation of health and welfare benefits and life insurance premiums, assuming current rates.

(4)	Assumes an interest rate of 6.875%.

(5)	Payable only if the termination or resignation is as a result of a change-in-control and results in payments upon which an excise tax under Section 4999 of the Code would be imposed.

(6)	Mr. Redstone’s employment agreement does not include a concept of “good reason.” In his case, the amounts indicated reflect termination of his employment without “cause” (as defined in the LTMIP).

Estimated Benefits upon Death or Incapacity

Death.  Other than accrued benefits, no benefits are provided in connection with an NEO’s death except for the acceleration of equity of awards, the treatment of which is the same as that set forth in the above table. In the employment agreements for our NEOs, we provide life insurance benefits in specified amounts in lieu of any continuing payment of salary and bonus through the term of the respective employment agreement. Each of Messrs. Dauman, Dooley and Fricklas are provided with $5,000,000 in life insurance, and Mr. Redstone is provided with $2,500,000 (with CBS Corporation providing coverage for an additional $2,500,000), which amounts would be paid by our insurer upon an NEOs death.

Incapacity.  Other than accrued benefits and short-term disability amounts, no benefits would be provided in connection with an NEO’s incapacity except for the acceleration of equity of awards, the treatment of which is the same as that set forth in the above table. In the event an NEO becomes disabled during the term of employment, the NEO may participate in our short-term disability program for up to 26 weeks, and may then participate in our long-term disability program. In addition to any accrued benefits and target bonus payable, Messrs. Dauman and Dooley would receive their full salary while participating in our short-term disability program (which we self-insure and would therefore pay), and then payments would be made by our long-term disability insurer up to a maximum amount per month until age 65. In addition to any accrued benefits and target bonus payable, Messrs. Redstone and Fricklas would participate in our short-term disability program on the same basis as any other employee, earning 100% of salary for the first 13 weeks of participation in the short-term disability program, 80% of salary for the second 13 weeks, and Mr. Fricklas would receive payments from our long-term disability insurer up to a maximum amount per month until age 65.

Relevant Provisions of Employment Agreements

Upon termination of employment for any reason, all NEOs are entitled to unpaid salary and vacation time accrued through the termination date. Entitlement to pension benefits is described above under the heading “Pension Benefits.”

Treatment of Outstanding Equity Awards as of December 31, 2006

Outstanding equity awards held by our NEOs as of December 31, 2006 are described above under the heading “Outstanding Equity Awards at Fiscal Year End.” The following describes the treatment of these outstanding equity awards in the event employment terminates:

•	If an NEO is terminated for “Cause,” all outstanding equity awards, whether vested or unvested, terminate effective on the date of termination.

•	If an NEO resigns other than for “Good Reason,” outstanding vested stock options remain exercisable for six months. Unvested stock options and RSUs are forfeited.

•

If either Mr. Dauman’s or Mr. Dooley’s employment is terminated without “Cause,” or if either executive resigns for “Good Reason,” any outstanding unvested stock options will vest and all stock options will remain exercisable for two years (or if earlier, their expiration date), and all outstanding RSUs will immediately vest. If Mr. Fricklas’ employment is terminated without “Cause,” or if he resigns for “Good Reason,” any outstanding unvested stock options that would have vested during the term of his employment will vest and all stock options will remain exercisable for six months (for options granted before January 29, 2003) or one year (for options granted on or after January 29, 2003) (or, in each case, their expiration date if earlier). Any unvested RSUs will be forfeited, except for the RSUs granted on March 15, 2007, which will immediately vest. Vested stock options held by Mr. Redstone would remain exercisable for six months.

•

If either Mr. Dauman’s or Mr. Dooley’s employment is terminated due to death or incapacity, any outstanding unvested stock options will vest and all stock options will remain exercisable for the period provided in the applicable award agreement, and all outstanding RSUs will immediately vest. In the event of Mr. Fricklas’ death while employed or while receiving benefits following a termination without “Cause” or for “Good Reason,” or upon his disability, any outstanding unvested stock options that would have vested during the term of his employment will vest and all stock options will remain exercisable for one year (or if earlier, their expiration date). Any unvested RSUs will be forfeited, except for the RSUs granted on March 15, 2007, which will immediately vest.

•	If an NEO retires, outstanding stock options that were exercisable on the retirement date will remain exercisable for three years (or if earlier, their expiration date).

•

Pursuant to Mr. Redstone’s employment agreement, stock option equivalents credited to his deferred compensation account will vest if his employment terminates by reason of his death or incapacity or if we terminate his employment other than in a termination for “Cause” (as defined in the LTMIP).

Termination for “Cause”

Under the terms of the employment agreements for Messrs. Dauman and Dooley, we generally would have “Cause” to terminate employment in any of the following circumstances: (i) engaging in intentional acts of material fraud against Viacom; (ii) engaging in willful malfeasance that has a material adverse effect on Viacom; (iii) substantial and continual refusal to perform his duties, responsibilities or obligations as our President and CEO and Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer, respectively; (iv) conviction of a felony or entered a plea of nolo contendere to a felony charge; (v) willful violation of any Viacom policy generally applicable to employees or officers, including policies concerning insider trading or sexual harassment, or our code of conduct, where he knew or should have known that the violation could reasonably be expected to result in a material adverse effect on Viacom; (vi) making of certain unauthorized disclosures of trade secrets or other confidential information; (vii) willful failure to cooperate with an internal investigation or with a regulatory or law enforcement investigation of Viacom after being instructed by the Board to cooperate; (viii) willful destruction or intentional failure to preserve documents or other material known by him to be relevant to an investigation; or (ix) willful inducement of others to fail to cooperate in any investigation. We are required to notify Messrs. Dauman and Dooley within 30 days after any event that constitutes “Cause” comes to the attention of one of our executive officers, and in general, they have 30 days after receiving notice to cure the event.

Under Mr. Fricklas’ employment agreement, we generally would have “Cause” to terminate his employment in any of the following circumstances: (i) if Mr. Fricklas engaged in embezzlement, fraud or other conduct that would constitute a felony; (ii) if he engaged in the willful unauthorized disclosure of confidential information; (iii) if he failed to obey a material lawful directive that was appropriate to his position from an executive or executives in his reporting line; (iv) if he committed a material breach of his employment agreement; (v) if he failed (except in the event of disability) or refused to substantially perform his material obligations under his employment agreement; (vi) if he willfully failed to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by Viacom to cooperate; (vii) if he willfully destroyed or failed to preserve documents or other material known to be relevant to such an investigation; or (viii) if he willfully induced others to fail to cooperate in any investigation. We are required to notify Mr. Fricklas after any event that constitutes “Cause” before terminating his employment, and in general he has 10 business days after receiving notice to cure the event.

Mr. Redstone’s employment agreement does not contain a definition of “cause.” The standard applicable to him would be the definition of “cause” contained in the LTMIP. This definition is generally consistent with the definition in Mr. Fricklas’ employment agreement, except that the LTMIP definition does not include a notice requirement or a cure period.

Resignation for “Good Reason”

Our employment agreements for Messrs. Dauman and Dooley provide that the executive would have “Good Reason” to terminate employment in any of the following circumstances: (i) if we assign duties inconsistent with his current positions, duties or responsibilities or if we change the parties to whom each reports; (ii) if we remove him from, or fail to re-elect him to, his position; (iii) if he is not re-elected to the board of directors; (iv) if we reduce his salary, target bonus or other compensation levels; (v) if we require him to be based anywhere other than the New York metropolitan area; or (vi) if we breach any of our obligations under the employment agreement. Messrs. Dauman and Dooley generally are required to notify us within 30 days after becoming aware of the occurrence of any event that constitutes Good Reason, and in general we have 30 days to cure the event.

Mr. Fricklas generally would have “Good Reason” to terminate his employment in any of the following circumstances: (i) if we assign him duties inconsistent with his current position, duties or responsibilities; (ii) if we withdraw material portions of his duties or change his reporting relationship such that he does not report directly and solely to the chief executive officer or any chief operating officer; (iii) if we materially breach our material obligations under his employment agreement; or (iv) if his position is relocated outside the New York City metropolitan area. Mr. Fricklas generally is required to notify us within 30 days after the occurrence of any event that constitutes “Good Reason,” and in general we have 10 business days to cure the event.

Mr. Redstone’s employment agreement does not include any provision on resignation for “Good Reason.”

Restrictive Covenants

Our executive employment agreements contain several important restrictive covenants with which an executive must comply following termination of employment. For example, the entitlement of Messrs. Dauman and Dooley to payment of any unpaid portion of the severance amount indicated in the table as owing following a termination without “Cause” or resignation for “Good Reason” is conditioned on the executive’s compliance with covenants not to engage in any business that competes with Viacom and not to solicit certain of our employees. The non-compete covenant continues in effect during a period that will end one year following termination of employment, and the non-solicitation covenant continues in effect during a period that will end six months or one year following the executive’s termination of employment, depending on the level of the employee. Mr. Fricklas similarly would be bound following termination of employment by a non-compete covenant that will end on May 31, 2010 or, if we terminate his employment without “Cause” or he resigns for “Good Reason,” on the earlier of May 31, 2010 and the first anniversary of his termination, and by a non-solicitation covenant that will continue until May 31, 2011.

The employment agreements for Messrs. Dauman, Dooley and Fricklas also contain covenants regarding cooperation in litigation proceedings and non-disparagement (these covenants last for one year following termination of employment for Messrs. Dauman and Dooley and until May 31, 2011 for Mr. Fricklas), covenants regarding non-disclosure of confidential information and recognition of Viacom’s ownership of works of authorship resulting from their services (both of unlimited duration) and covenants concerning the executive’s ability to prepare or assist in the preparation of certain creative works (this covenant lasts for two years following termination of employment for Messrs. Dauman and Dooley and until May 31, 2010 for Mr. Fricklas). In addition, Mr. Fricklas is required to mitigate his salary continuation and bonus amounts by seeking other employment, and the amount of these payments will be reduced by any compensation that he earns from any source. Mitigation is not required, and no offset shall be made, for 12 months after Mr. Fricklas’ termination date.

As noted earlier, Mr. Redstone’s employment agreement does not provide for any incremental severance or similar payments upon his termination of employment for any reason. His agreement does not provide for restrictive covenants following termination of employment.

Compliance with Section 409A

Our NEOs are “specified employees” for purposes of Section 409A of the Internal Revenue Code. As a result, without triggering adverse consequences, we are prohibited from making any payment of “deferred compensation” within the meaning of Section 409A to them within six months of termination of employment for any reason other than death. We have agreed to delay the payment of any amounts subject to the six-month mandatory delay until we are permitted to make payment under Section 409A, and, in the case of Messrs. Dauman and Dooley, to pay interest on the amounts as to which payment was delayed at our highest borrowing rate in effect on the termination date.

Potential Excise Tax Gross-Up

If Viacom were to experience a change-in-control within the meaning of Section 280G of the Code, and the employment of Messrs. Dauman or Dooley terminated in connection with the change-in-control, certain of the payments or benefits we owe Messrs. Dauman and Dooley may be subject to excise tax under Section 4999 of the Code. We have agreed to pay directly or reimburse them for any such excise tax (including interest and penalties) that is imposed and to make an additional cash payment (a “gross-up” payment) that will place them in the same after-tax economic position that they would have been in if the payment or benefit had not been subject to the excise tax.

The amounts we estimate for the excise tax and gross-up payment are set forth in the table “Estimated Benefits upon Termination without ‘Cause’ or Resignation for ‘Good Reason’” above, based on the assumption that Viacom had experienced a change-in-control within the meaning of Section 280G on December 31, 2006, and that Mr. Dauman’s and Mr. Dooley’s employment terminated in connection with that change-in-control. These amounts are calculated based on an excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate, a 7.7% state income tax rate and a 3.648% New York City tax rate (for Mr. Dauman). We also assumed that no amounts owed would be discounted as attributable to reasonable compensation and did not attribute any value to their agreement to a non-competition or any other restrictive covenants.

Former Officers

Thomas E. Freston

Thomas E. Freston served as our President and Chief Executive Officer until his resignation on September 5, 2006, at which time he became entitled to the payments and benefits provided for in his employment contract in the event of a resignation for “Good Reason.” Mr. Freston’s last day as an employee was September 22, 2006, and his payments and benefits are calculated from that date as follows:

Payments and Benefits	Amount/Value
Salary continuation for the period September 23, 2006 through June 30, 2009 (the end of the term of his employment agreement)	$8,367,425
Deferred compensation for the period September 23, 2006 through June 30, 2009	$8,572,308
Target bonus for 2006, 2007, 2008 and 2009 (through June 30, 2009)	$41,938,992
Accelerated vesting of 90,141 RSUs (valued using the closing price of our Class B common stock on September 22, 2006)	$3,337,921
Assumed exercise of vested stock options(1)	$0
Continued medical and dental coverage for Mr. Freston and his family through June 30, 2009(2)	$40,670
Continued life insurance coverage of $8,000,000 through June 30, 2009(2)	$61,566

(1)	Includes 396,401 stock options the vesting of which has accelerated on such date but which had no intrinsic value because the exercise price was higher than our stock price.
(2)	Assumes current rates.

We also owed Mr. Freston certain accrued amounts prior to September 22, 2006 in the aggregate amount of $14,320,315, which includes accrued vacation time valued at $208,606; the balance of his deferred compensation account, which was $6,283,384 as of March 15, 2007 (the date such account was calculated for initial payment); and the balance of his excess 401(k) plan account, which was $7,828,325 on February 28, 2007 (the date such account was paid). Mr. Freston’s entitlement to pension benefits is described above under the heading “Pension Benefits.”

Under Mr. Freston’s separation agreement, approximately 50% of his cash severance payments were paid in a lump sum six months from his separation date (March 23, 2007), and the balance is being paid in accordance with our regular payroll practices through June 20, 2009. See the footnotes to the “Summary Compensation Table” for more detail.

Mr. Freston has elected under the terms of his employment agreement to become an advisor to Viacom for a period of three years, subject to his right to terminate the advisory arrangement upon 14 days notice to Viacom. Mr. Freston is paid an advisory fee of $1 million per year for his services, and an initial payment of $500,000 was made on March 23, 2007. The advisory agreement will terminate, and we will not owe Mr. Freston any further advisory fees, if he goes to work full-time for a competitor.

Under the terms of Mr. Freston’s employment agreement, he may not solicit certain of our employees for a period of six months or one year following his separation date (depending on the level of the employee) and has agreed to cooperate in litigation and other proceedings involving Viacom for a period of one year following his separation date (or, if longer, during the pendency of any litigation or other proceeding). He has also agreed not to make any disparaging comments about Viacom during a period ending one year following his separation date and not to prepare or assist in the preparation of books, articles, television or motion picture productions or other creations concerning Viacom or its officers, directors or employees during a period ending two years after his separation date.

Michael J. Dolan

Michael J. Dolan served as our Executive Vice President and Chief Financial Officer until December 31, 2006, at which time he became entitled to the payments and benefits provided for in his employment contract in the event of a resignation for “Good Reason.” The payments and benefits are calculated from that date as follows:

Payments and Benefits	Amount/Value
Salary continuation for the period January 1, 2007 through May 1, 2009 (the end of the term of his employment agreement)	$2,963,662
Deferred compensation of for the period January 1, 2007 through May 1, 2009	$872,300
Target bonus for 2006, 2007, 2008 and 2009 (through May 1, 2009)	$5,286,445
Accelerated vesting of 5,213 RSUs (valued using the closing price of our Class B common stock on December 31, 2006)	$213,889
Assumed exercise of vested stock options	$605,217
Medical and dental coverage for Mr. Dolan and his family through May 1, 2009(2)	$34,250
Continued life insurance coverage of $5,000,000 through May 1, 2009(2)	$13,666

(1)	Reflects accelerated vesting of 228,936 stock options in accordance with his employment agreement and related separation agreement.
(2)	Assumes current rates.

We also owe Mr. Dolan certain accrued amounts prior to December 31, 2006 in the aggregate amount of $634,256, which includes accrued vacation time valued at $116,603 and the balance of his deferred compensation account, which was $517,653 as of December 31, 2006. Mr. Dolan’s entitlement to pension benefits is described above under the heading “Pension Benefits.”

Under Mr. Dolan’s separation agreement, approximately 50% of his cash severance payments are payable in a lump sum six months from his separation date (July 2, 2007), and the balance will be paid in accordance with Viacom’s regular payroll practices through May 1, 2009. Mr. Dolan is required to mitigate the amount of salary continuation, deferred compensation and bonus by seeking other employment, and the amount of these payments will be reduced by any compensation that he earns from any source. Mitigation is not required, and no offset shall be made, for 12 months after Mr. Dolan’s separation date.

Following his resignation, Mr. Dolan continues to be bound by certain restrictive covenants set forth in his employment agreement. Among other things, he has agreed not to engage in any business that competes with any business of Viacom during a period that will end one year after his separation date, and not to solicit any of our employees or interfere with any of our customer, supplier or consultant relationships during a period that will end on May 2, 2010. He also has agreed following his resignation of employment to cooperate in litigation and other proceedings involving Viacom, and has agreed not to make any disparaging comments about Viacom during a period ending on May 2, 2010. In addition, he has agreed not to prepare or assist in the preparation of books, articles, television or motion picture productions or other creations concerning Viacom or its officers, directors or employees during a period that will continue until May 2, 2009.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Robert Kraft, Frederic Salerno and William Schwartz have served on our Compensation Committee since January 1, 2006. None of the Committee members has ever been an officer or employee of ours or any of our subsidiaries. During 2006, no Viacom executive officer served as a director or member of the compensation committee of any other entity of which an executive officer served on our Board of Directors or Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

We have three equity compensation plans under which we grant equity awards—the Viacom Inc. 2006 Long-Term Management Incentive Plan (the “LTMIP”), the Viacom Inc. 2006 Stock Option Plan for Outside Directors and the Viacom Inc. 2006 RSU Plan for Outside Directors. The director plans both use the same share reserve as set forth in the 2006 Stock Option Plan for Outside Directors. Each of these equity compensation plans was approved by Former Viacom as our sole stockholder prior to the Separation and became effective at the time of the Separation. The LTMIP is being submitted for stockholder approval at the Annual Meeting,

The following table sets forth certain information as of December 31, 2006 concerning the shares of Class B common stock authorized for issuance under our equity compensation plans. No shares of Class A common stock are authorized for issuance under the equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
LTMIP	48,261,261	$48.77	40,478,000	(1)
Director Plans	55,494	$41.53	444,484	(2)

Total	48,316,755	$48.77	40,922,484

(1)	Includes 2,535,856 shares reserved for issuance of outstanding restricted share units and 37,942,144 shares reserved for future issuance of stock options, restricted share units and/or other equity awards.

(2)	Includes 13,277 shares reserved for issuance of outstanding restricted share units and 431,207 shares reserved for future issuance of stock options and restricted share units to Outside Directors.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent Viacom specifically incorporates such information by reference.

The Audit Committee Charter states that the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of Viacom and the audit of Viacom’s consolidated financial statements. The Audit Committee also assists the Board’s oversight of:

•	the quality and integrity of Viacom’s consolidated financial statements and related disclosures;

•	Viacom’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of Viacom’s internal audit function and independent auditor.

Under the Charter, the Audit Committee’s authorities and duties include, among other things:

•

direct responsibility for the appointment, retention, termination, compensation and oversight of the work of the independent auditor, which reports directly to the Committee, and the sole authority to pre-approve all services provided by the independent auditor;

•	reviewing and discussing Viacom’s annual audited financial statements, quarterly financial statements and earnings releases with management and its independent auditor;

•	reviewing the internal audit function’s organization, responsibilities, audit plan and results;

•	reviewing with management, the internal auditor and the independent auditor the effectiveness of Viacom’s internal control over financial reporting and disclosure controls and procedures; and

•	reviewing with management material legal matters and the effectiveness of Viacom’s procedures to ensure compliance with legal and regulatory requirements.

The Audit Committee also discusses certain matters with the independent auditor on a regular basis, including Viacom’s critical accounting policies, certain communications between the independent auditor and management, and the qualifications of the independent auditor.

Viacom’s management is responsible for the preparation of its consolidated financial statements, the financial reporting processes and maintaining effective internal control over financial reporting. The independent auditor is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of the audited consolidated financial statements to U.S. generally accepted accounting principles (“U.S. GAAP”). The Audit Committee monitors and oversees these processes.

As part of its oversight role, the Audit Committee has reviewed and discussed with management and Viacom’s independent auditor, PricewaterhouseCoopers LLP (“PwC”), Viacom’s audited consolidated financial statements for the year ended December 31, 2006 and disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in Viacom’s Annual Report on Form 10-K for the year ended December 31, 2006.

The Audit Committee has also discussed with PwC all required communications, including the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T, and has discussed with PwC the firm’s independence from Viacom.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Viacom’s Annual Report on Form 10-K for the year ended December 31, 2006.

Members of the Audit Committee

(as of December 31, 2006)

Frederic V. Salerno, Chair

Charles E. Phillips, Jr.

William Schwartz

SERVICES PROVIDED BY THE INDEPENDENT AUDITOR AND FEES PAID

The following table sets forth the fees paid by us and our subsidiaries for services rendered by PwC for the year ended December 31, 2006. Fees paid in 2005 were paid by Former Viacom prior to the Separation and were allocated to us.

	2006	2005(1)
Audit Fees(2)	$9,894,100	$10,835,777
Audit-Related Fees(3)	1,292,005	30,030
Tax Fees(4)	560,143	1,817,965
All Other Fees(5)	40,764	2,706

Total	$11,787,012	$12,686,478

(1)	Viacom portion of Former Viacom historical fee amounts.

(2)	Audit fees in 2006 reflect the audit of our financial statements, statutory audits and services provided in connection with SEC filings. Audit fees in 2005 included certain fees incurred in connection with the Separation, including the audit of our carve-out financial statements for a three-year period and certain interim periods and the allocation of core audit fees between us and CBS Corporation.

(3)	Audit-related fees in 2006 principally related to services in connection with acquisitions, financial due diligence and an audit of the MTV Video Music Awards. Audit-related fees in 2005 principally related to an audit of the MTV Video Music Awards.

(4)	Tax fees in 2006 principally related to domestic and international tax compliance, tax filing and tax planning services for employees involved in our expatriate program, a captive insurance company review and a transfer pricing review. Tax fees in 2005 related to tax compliance, tax appeals, tax advice and tax planning services for domestic and international subsidiaries, and tax filing and tax planning services for employees involved in our expatriate program.

(5)	All other fees in 2006 and 2005 principally related to PwC reference materials, seminars and publications purchased by us.

Audit Committee Pre-Approval of Services Provided by PwC

All audit and non-audit services provided to us by PwC in 2006 were pre-approved by our Audit Committee. Under our pre-approval policies and procedures in effect during 2006, the Chair of the Audit Committee was authorized to pre-approve the engagement of PwC to provide certain specified audit and non-audit services, and the engagement of any accounting firm to provide certain specified audit services, up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $750,000. The Audit Committee received regular reports on the engagements approved by the Chair pursuant to this delegation.

ITEM 2 – RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent auditor for the year ending December 31, 2007, subject to stockholder ratification. The Audit Committee has reviewed PwC’s independence from us as described in the “Report of the Audit Committee.” In appointing PwC as our independent auditor for the year ending December 31, 2007, and in recommending that our stockholders ratify the appointment, the Audit Committee has considered whether the non-audit services provided by PwC were compatible with maintaining PwC’s independence from us and has determined that such services do not impair PwC’s independence.

Representatives of PwC are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to questions at the Annual Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for 2007.

ITEM 3 – APPROVAL OF THE SENIOR EXECUTIVE SHORT-TERM INCENTIVE PLAN

In connection with the Separation from CBS, Viacom adopted the Senior Executive Short-Term Incentive Plan (the “Senior Executive STIP”). The Senior Executive STIP was effective as of the date of the Separation from CBS and was approved prior to the Separation by Former Viacom in its capacity as our sole stockholder. Although the applicable New York Stock Exchange rules do not require us to seek stockholder approval for the Senior Executive STIP, we are submitting the Senior Executive STIP for the approval of our stockholders at the Annual Meeting so that compensation paid pursuant to awards made after the date of the meeting will continue to be deductible to Viacom under Section 162(m) of the Internal Revenue Code. If our stockholders do not approve the Senior Executive STIP at the annual meeting, no further awards will be made under the Senior Executive STIP; however, failure to approve the Senior Executive STIP will not affect the validity of, or our obligations under, awards made prior to the Annual Meeting.

The Senior Executive STIP provides objective performance-based annual bonuses for selected senior executives of Viacom, subject to a maximum limit. Approximately ten executive officers of Viacom are generally designated by the Compensation Committee as participants in the Senior Executive STIP annually. Amounts paid under the Senior Executive STIP are intended to qualify as “performance-based compensation” which is excluded from the $1 million limit on deductible compensation set forth in Section 162(m).

The following description of the Senior Executive STIP should be read in conjunction with, and is qualified in its entirety by reference to, the full text of the plan, a copy of which is attached to this proxy statement as Annex A.

2007 Amendments to the Senior Executive STIP

The prospectus-information statement that was sent to all stockholders of Former Viacom in connection with the Separation included a description of the Senior Executive STIP as originally adopted and approved by Former Viacom in its capacity as our sole stockholder. In connection with our submitting the Senior Executive STIP for stockholder approval at the Annual Meeting, the Board of Directors approved on April 12, 2007 certain amendments to the Senior Executive STIP. The principal amendment is the addition of a new provision that explicitly gives the Compensation Committee the ability to require a participant to return all or a portion of any payment made in respect of an award if the performance goals or any of the quantitative factors considered in connection with the Compensation Committee’s exercise of negative discretion to determine the amount of the award are subsequently restated or otherwise adjusted and the Compensation Committee determines either that in light of such restatement or adjustment the award was not earned or that such restatement or adjustment alters the Committee’s assessment of the participant’s individual performance in a manner that warrants reduction of the amount paid to the participant.

The amendments approved by the Board are reflected in the description of the Senior Executive STIP that follows.

Plan Generally

Purpose and Eligibility.  The purpose of the Senior Executive STIP is to benefit and advance the interests of Viacom by granting annual performance-based awards to reward selected senior executives of Viacom and its subsidiaries and divisions for their contributions to Viacom’s financial success and thereby motivate them to continue to make such contributions in the future. The Compensation Committee has full authority to interpret the Senior Executive STIP and to establish rules for its administration. The Senior Executive STIP authorizes the Compensation Committee to grant awards to designated participants, who are executives of Viacom and its subsidiaries at the level of senior vice president or above, for a given performance period. Approximately 450 employees of Viacom and its subsidiaries are eligible participants under the Senior Executive STIP.

Administration.  The Compensation Committee (or such other committee as may be appointed or designated by the Board) administers the Senior Executive STIP. Under the plan, the Compensation Committee must consist of at least two members of the Board, each of whom must be an “outside director” within the meaning of Section 162(m).

Awards.  Within the time period permitted or required under Section 162(m) for amounts payable under the Senior Executive STIP to be considered “qualified performance-based compensation,” the Compensation Committee will (i) establish the performance period, (ii) designate the employees of Viacom who will participate in the Senior Executive STIP during the performance period, (iii) select the performance goal(s) to be applicable to the performance period, (iv) establish specific performance targets related to the performance goals and (v) establish target awards for each participant. A performance period generally corresponds to Viacom’s calendar year but could, in certain circumstances, be a longer or shorter period designated by the Compensation Committee.

The Senior Executive STIP provides that the performance goals from which the Compensation Committee can set performance targets will relate to the achievement of financial goals based on one or more of various enumerated financial metrics chosen by the Compensation Committee in its discretion. The financial metrics on the basis of which the Compensation Committee may set specific performance targets are the following: OIBDA (operating income before depreciation and amortization), OIBDA without intercompany eliminations, operating income, free cash flow, net earnings, net earnings from continuing operations, earnings per share, revenue, net revenue, operating revenue, total shareholder return, share price, return on equity, return in excess of cost of capital, profit in excess of cost of capital, return on assets, return on invested capital, net operating profit after tax, operating margin, profit margin or any combination thereof. In 2006, the Compensation Committee set performance targets relating to achievement of specified levels of OIBDA, operating income and free cash flow. In 2007, the performance targets will relate to the achievement of specified levels of operating income and free cash flow.

The performance targets may be described in terms of objectives that are related to the individual participant or objectives that are Viacom company-wide or related to a subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Viacom company performance (or performance of the applicable subsidiary, division, department, region, function or business unit) or measured in terms of performance relative to selected peer companies or a market index.

Shortly after the end of each performance period, the Compensation Committee will certify whether the performance targets have been achieved; if so, the awards will have been earned, subject to the Compensation Committee’s right to reduce the amount of the award to any participant to reflect the Compensation Committee’s assessment of the participant’s individual performance or for any other reason. These awards will be paid, in whole or in part, in cash, in the form of grants of equity-based awards issued under the LTMIP (or a successor or similar plan), or in any other form prescribed by the Compensation Committee, and may be subject to additional restrictions as the Compensation Committee may impose. Awards will be paid as promptly as practicable after the Compensation Committee certifies that the applicable performance targets have been achieved.

If the Compensation Committee determines that an award will be paid in the form of an equity-based award, then for purposes of determining the number of shares of Viacom Class B common stock subject to an award, Viacom Class B common stock will be valued based on its fair market value on the date the equity-based awards are granted. Where awards are paid in property other than cash and Viacom Class B common stock, the value of the awards will be determined by reference to the fair market value of the property on the date the Compensation Committee grants the award. The Compensation Committee may establish procedures pursuant to which the payment of any award may be deferred.

Unless otherwise provided in a participant’s employment agreement or as otherwise determined by the Compensation Committee at the time an award is granted, to receive payment of an award under the Senior

Executive STIP, a participant must have remained in the continuous employ of Viacom or its subsidiaries during the applicable performance period. If Viacom or any subsidiary terminates a participant’s employment other than for cause, a participant terminates his employment for “good reason” or a participant becomes permanently disabled or dies during a performance period, the participant or his or her estate or beneficiary will receive, unless his or her employment agreement provides otherwise, a pro rata portion of the amount of any award for the performance period, subject to the Compensation Committee’s right, in its sole discretion, to reduce the amount of the award to reflect the Compensation Committee’s assessment of the participant’s individual performance prior to termination of employment or for any other reason.

Maximum Award.  The maximum award to any participant for any performance period cannot exceed eight times the participant’s “salary” and in no event may exceed $51.2 million. “Salary” includes any annual amount that the participant is required to defer pursuant to an employment agreement or similar arrangement with Viacom.

Adjustments.  If, during a performance period, any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event, or any other extraordinary event or circumstance occurs which has the effect, as determined by the Compensation Committee, of distorting the applicable performance criteria, including, without limitation, changes in accounting standards, the Compensation Committee shall adjust or modify the calculation of the performance goals, to the extent necessary to prevent reduction or enlargement of the participants’ awards for the applicable performance period.

Transfer Restrictions, Etc.  The rights of a participant to receive awards under the Senior Executive STIP will not be transferable by a participant to whom the award is granted other than by will, the laws of descent and distribution or beneficiary designation, or as otherwise permitted by the Committee. Neither the Senior Executive STIP nor any action taken thereunder will be construed as giving any employee a right to continued employment with Viacom.

Amendment and Termination of the Plan.  The Viacom Board of Directors may at any time amend or terminate the Senior Executive STIP, in whole or in part. No amendment or termination may materially adversely alter or affect the terms of any then outstanding awards without the consent of the affected participant, unless necessary or desirable to comply with, or to take into account changes in, applicable law or to ensure that a participant is not required to recognize income for federal tax purposes in respect of an award prior to its payment or subject to interest or additional tax under Section 409A.

Repayment.  The Compensation Committee may require a participant to return all or a portion of any payment made in respect of an award if the performance goals or any of the quantitative factors considered in connection with the Compensation Committee’s exercise of negative discretion to determine the amount of the award are subsequently restated or otherwise adjusted and the Compensation Committee determines either that in light of such restatement or adjustment the award was not earned or that such restatement or adjustment alters the Committee’s assessment of the participant’s individual performance in a manner that warrants reduction of the amount paid to the participant.

New Plan Benefits.  The Compensation Committee will determine awards under the Senior Executive STIP based upon the achievement of certain performance targets, including Viacom performance, which are not currently determinable. For this reason, it is not possible to determine the amounts that will be received by senior executives participating in the Senior Executive STIP in the future.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the approval of the Viacom Inc. Senior Executive Short-Term Incentive Plan, as amended and restated on April 12, 2007.

ITEM 4 – APPROVAL OF THE 2006 LONG-TERM MANAGEMENT INCENTIVE PLAN

In connection with the Separation from CBS, Viacom adopted the Viacom 2006 Long-Term Management Incentive Plan, which we refer to in this proxy statement as the “LTMIP.” The LTMIP was effective as of the date of the Separation from CBS and was approved prior to the Separation by Former Viacom in its capacity as our sole stockholder. Although the applicable New York Stock Exchange rules do not require us to seek stockholder approval for the LTMIP, we are submitting the LTMIP for the approval of our stockholders at the Annual Meeting so that compensation paid pursuant to awards made after the date of the meeting may continue to be deductible to Viacom pursuant to Section 162(m) of the Internal Revenue Code. If our stockholders do not approve the LTMIP at the Annual Meeting, we will not make any further awards under the plan; however, failure to approve the LTMIP will not affect the validity of, or our obligations under, awards made prior to the Annual Meeting.

The following description of the LTMIP should be read in conjunction with, and is qualified in its entirety by reference to, the full text of the plan, a copy of which is attached to this proxy statement as Annex B.

2007 Amendments to the LTMIP

The prospectus-information statement that was sent to all stockholders of Former Viacom in connection with the Separation included a description of the LTMIP as originally adopted and approved by Former Viacom in its capacity as our sole stockholder. In connection with our submitting the LTMIP for stockholder approval at the annual meeting, the Board of Directors approved on April 12, 2007 certain amendments to the LTMIP. The principal amendments are the following:

•	We are eliminating provisions that would have allowed us, under limited circumstances, to reprice stock options that were awarded by Former Viacom before the Separation.

•

We are adding a new provision that explicitly gives the Compensation Committee the ability to require a participant to return all or a portion of any payment made in respect of a performance award if the performance goals used to determine the grant, vesting and/or exercisability of the award are subsequently restated or otherwise adjusted in a manner that would reduce the size of the performance award or any payment thereunder.

•

We are increasing the maximum amount of full value awards intended to qualify for the exception under Section 162(m) that may be awarded to any participant with respect to any performance period from 750,000 to 1,000,000 shares of Class B common stock, and are increasing the sublimit on grants of unrestricted shares of Class B common stock from 27,000 to 50,000 shares. Our grants of unrestricted shares have traditionally been used for small grants as incentive awards for non-executive employees. All other limits (as discussed below) remain unchanged.

The amendments approved by the Board are reflected in the description of the LTMIP that follows.

Plan Generally

The LTMIP is an “omnibus” equity compensation plan under which Viacom can make awards of stock options, stock appreciation rights, restricted and unrestricted shares of Viacom Class B common stock, restricted stock units (RSUs), phantom shares, dividend equivalents, performance awards and other equity-related awards and cash payments. We described these awards in more detail below.

Purpose and Eligibility.  The purpose of the LTMIP is to benefit and advance the interests of Viacom and its subsidiaries by rewarding certain employees for their contributions to the financial success of Viacom and its subsidiaries and thereby motivate them to continue to make such contributions in the future. LTMIP awards may be made to any employee of Viacom or any of its subsidiaries. Approximately 1,900 employees of Viacom and its subsidiaries, including officers, are eligible to receive awards under the LTMIP. The LTMIP, however, does not create any entitlement on the part of any officer or other employee to receive awards.

Administration.  The Compensation Committee of the Viacom Board of Directors administers the LTMIP. Subject to certain limitations, the Compensation Committee may delegate its authority under the plan to one or more of its members or one or more officers of Viacom. The Compensation Committee selects the employees who receive awards and determines the type of award to be granted, the number of shares subject to awards or the cash amount payable in connection with an award and the terms and conditions of these awards in accordance with the terms of the LTMIP. The Compensation Committee has full authority to interpret the LTMIP and to establish rules for its administration.

Overall limit on shares available under the LTMIP; Sub-limits.  A maximum of 50 million shares of Viacom Class B common stock may be delivered under the LTMIP pursuant to awards granted after the Separation. Shares of Viacom Class B common stock delivered under the LTMIP may be authorized but unissued shares, treasury shares or, subject to conditions that the Compensation Committee may determine, shares beneficially owned by one or more shareholders of Viacom. Shares of Class B common stock are the only shares authorized for delivery pursuant to awards under the LTMIP.

When the Compensation Committee grants an award, the number of shares in respect of which the award is granted is counted against the plan limit. After grant, any shares that are:

•	tendered or withheld to pay the exercise price of an award or to satisfy any tax or other withholding obligations with respect to an award,

•	subject to an award (or portion of an award) that expires or is canceled, forfeited or terminated without having been exercised or paid, or

•	subject to an award (or portion of an award) that is settled in consideration other than shares of Class B common stock, including cash are added back to the plan limit and are again available for awards. Shares underlying awards granted in substitution for awards previously granted by an entity that Viacom acquires, or with which Viacom merges or otherwise combines, will not be counted against the plan limit.

In addition to the overall limit on shares, the LTMIP contains several “sub-limits”:

•

A maximum of 25 million shares of Viacom Class B common stock may be delivered pursuant to restricted shares and certain other “full value” awards. Of this number, Viacom may not issue more than 50,000 shares as unrestricted Viacom Class B common stock.

•	The maximum aggregate number of shares that may be issued in conjunction with awards of incentive stock options is 5 million.

•

The maximum aggregate number of shares that may be granted to any participant during the five-year term of the plan pursuant to stock option, stock appreciation rights or phantom share awards that are not subject to performance goals is 7.5 million.

•

For other awards intended to satisfy the Section 162(m) exception for “qualified performance-based compensation,” the maximum amount that may be granted to any participant during any performance period is $50 million for awards denominated in cash and 1,000,000 shares of Viacom Class B common stock for awards denominated in shares. Under certain circumstances, the unused portion of the maximum dollar or share amount may be carried forward to the next performance period for which a participant is granted awards intended to satisfy the Section 162(m) exception.

The same share recycling rules that apply to the overall plan limit generally apply to the sub-limits. Both the overall plan limit and the sub-limits described above are subject to adjustment in the event of certain significant transactions, as described under the caption “Adjustments” below.

Term of the LTMIP.  Unless earlier terminated by action of the Viacom Board of Directors, the LTMIP will terminate on January 1, 2011 and no additional grants may be made under the LTMIP after that date.

Awards Generally

Stock Options.  Stock options can be either incentive stock options within the meaning of Section 422 of the Code or “non-qualified” stock options that do not qualify as incentive stock options for U.S. federal income tax purposes, as determined by the Compensation Committee.

Subject to certain limits described below, the Compensation Committee determines the number and kind of stock options granted, the exercise price of the stock options, the applicable vesting schedule, the period during which they can be exercised and any applicable performance goal requirements. The Compensation Committee may, in its discretion, accelerate the vesting date of any stock option.

No stock option may be granted with a per share exercise price of less than 100% of the fair market value of a share of Viacom Class B common stock on the date of grant. (This limitation does not apply to stock options granted in substitution for outstanding awards previously granted by an entity acquired by Viacom to the extent that the substitute award preserves the intrinsic value of the predecessor award).

The Compensation Committee may not “reprice” any stock option. To “reprice” means any of the following or any other action that has the same effect: (i) amending a stock option to reduce its exercise price, (ii) canceling a stock option at a time when its exercise price exceeds the fair market value of a share of Class B common stock in exchange for a stock option, restricted share or other equity award unless the cancellation and exchange occurs in connection with a merger, acquisition, spin off or other similar corporate transaction, or (iii) taking any other action that is treated as a repricing under U.S. GAAP.

Unless otherwise determined by the Compensation Committee, no stock option can be exercised more than ten years after the date of grant.

The LTMIP sets forth general rules concerning the effects of a termination of employment on a participant’s stock options, including the period, if any, following termination of employment during which vested stock options may be exercised. The Compensation Committee has authority to alter these default rules for any participant or group of participants.

Stock Appreciation Rights.  Stock appreciation rights may be granted alone or in tandem with other awards. No stock appreciation right may be granted with a per share exercise price of less than 100% of the fair market value of a share of Viacom Class B common stock on the date of grant unless the stock appreciation right is subject to performance goals (as described below) or is an award granted in substitution for outstanding awards previously granted by an entity acquired by Viacom (subject to the same limitations that apply to stock options). Stock appreciation rights granted alone or in tandem with awards other than stock options will be subject to the terms and conditions established by the Compensation Committee as set forth in the applicable award agreement.

Stock appreciation rights granted in tandem with a stock option entitle the holder to surrender the related stock option in lieu of exercise and to receive an amount equal to the excess of the fair market value of a share of Viacom Class B common stock over the aggregate exercise price of the stock option. This amount will be paid in cash or, in the discretion of the Compensation Committee, in shares of Viacom Class B common stock (or other Viacom securities designated by the Compensation Committee) or in a combination of cash and shares (or such other securities). No stock appreciation right granted in tandem with a stock option can be exercised unless the related stock option is then exercisable.

Restricted Shares, RSUs and Unrestricted Shares.  The Compensation Committee may grant restricted shares and RSUs under the LTMIP. A restricted share is a share of Viacom Class B common stock granted to a participant subject to restrictions as determined by the Compensation Committee. A RSU is a contractual right to receive, in the discretion of the Compensation Committee, a share of Viacom Class B common stock (or other Viacom securities designated by the Compensation Committee), a cash payment equal to the fair market value of a share of Viacom Class B common stock or a combination of cash and Viacom Class B common stock (or such other securities), subject to terms and conditions as determined by the Compensation Committee.

Restricted shares and RSUs will be subject to a vesting schedule, which may include any applicable performance goal requirements. Unless otherwise determined by the Compensation Committee, restricted shares or RSUs whose vesting is contingent solely on the continued employment of the participant may not fully vest in less than four years from the date of grant. A participant generally has the same rights with respect to his or her restricted shares as a holder of shares of Viacom Class B common stock except that the shares cannot be sold, pledged or otherwise disposed of until they have vested.

Upon termination of employment with Viacom and its subsidiaries for any reason, a participant’s unvested restricted shares and RSUs are forfeited unless otherwise provided in the participant’s employment agreement or the Compensation Committee determines otherwise. The Compensation Committee may accelerate the dates on which restricted shares and RSUs vest.

Phantom Shares.  Phantom shares are contractual rights to receive the “appreciation value” of a specified number of shares of Class B common stock related to the phantom shares. The appreciation value is determined by reference to the fair market value of a share of Viacom Class B common stock on the date of grant and is calculated as of valuation dates specified for the award; the Compensation Committee, moreover, may establish a limit on the maximum amount payable in respect of any phantom share award. The Compensation Committee determines the valuation dates (not later than the eighth anniversary of the date of grant), the vesting schedule and any limit on the maximum amount of appreciation value payable for the phantom shares. The appreciation value of a phantom share will be paid to a participant in cash or, in the discretion of the Compensation Committee, in shares of Viacom Class B common stock (or other Viacom securities designated by the Compensation Committee) or in a combination of cash and shares (or such other securities).

Performance Awards.  The Compensation Committee may grant performance awards in the form of either performance shares or performance share units. Performance awards may be granted alone or in addition to other awards made under the LTMIP. The terms and conditions of the performance awards will be determined by the Compensation Committee, and, unless the Compensation Committee determines otherwise, the granting, vesting and/or exercisability of performance awards will be conditioned in whole or in part on the achievement in whole or in part of performance goals (as described below) during a performance period selected by the Compensation Committee. Performance shares are payable in shares of Viacom Class B common stock and performance share units are payable in cash or, in the discretion of the Compensation Committee, in shares of Viacom Class B common stock (or other Viacom securities designated by the Compensation Committee) or in a combination of cash and shares (or such other securities).

Performance Goals.  The Compensation Committee may condition the grant, vesting and/or exercisability of any award, including, but not limited to, performance shares and performance units, upon the attainment of performance targets related to one or more performance goals over a performance period selected by the Compensation Committee. The Compensation Committee may reduce any award below the maximum amount that could be paid based on the degree to which the performance targets related to the award were attained. However, the Compensation Committee may not increase any award that is intended to satisfy the exception for “qualified performance-based compensation” set forth in Section 162(m) above the maximum amount that could be paid based on the attainment of performance targets.

Any awards that are intended to satisfy the Section 162(m) exception for “qualified performance-based compensation” will be subject to the achievement of financial goals based on one or more of the following financial metrics chosen by the Compensation Committee in its discretion: OIBDA (operating income before depreciation and amortization), OIBDA without intercompany eliminations, operating income, free cash flow, net earnings, net earnings from continuing operations, earnings per share, revenue, net revenue, operating revenue, total shareholder return, share price, return on equity, return in excess of cost of capital, profit in excess of cost of capital, return on assets, return on invested capital, net operating profit after tax, operating margin, profit margin or any combination thereof. For any awards that are not intended to satisfy the Section 162(m) exception for “qualified performance-based compensation”, the Compensation Committee may establish performance targets based on other performance goals, as it deems appropriate.

The performance targets may be based on objectives related to individual performance, Viacom performance, or the performance of a subsidiary, division, department, region, function or business unit. The performance targets may be determined on an absolute or cumulative basis or on a percentage of improvement over time. In addition, a performance target may be measured in terms of Viacom performance (or of the performance of a subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index.

If, during a performance period, any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event, or any other extraordinary event or circumstance occurs which has the effect, as determined by the Compensation Committee, of distorting the applicable performance criteria, including, without limitation, changes in accounting standards, the Compensation Committee shall adjust or modify the calculation of the performance goals, to the extent necessary to prevent reduction or enlargement of the participants’ awards for the applicable performance period.

Dividend Equivalents and Other Awards.  The Compensation Committee may allow any recipient of an award under the LTMIP to receive, currently or on a deferred basis, interest, dividends or dividend equivalent payments with respect to the number of shares of Viacom Class B common stock covered by the award. The Compensation Committee may also provide for the amount of such interest, dividend or dividend equivalent to be reinvested and/or subject to the same terms and conditions (including vesting and forfeiture provisions) as the related award.

The Compensation Committee may grant other equity-related awards or cash payments, based on one or more criteria determined by the Compensation Committee, that are consistent with the purpose of the LTMIP and the interests of Viacom. The Compensation Committee may also establish procedures for the deferral of payment of awards.

Adjustments.  In the event of a merger, consolidation, stock split, reverse stock-split, dividend, distribution, combination, reclassification, reorganization, split up, spin-off or recapitalization that changes the character or amount of Viacom Class B common stock or other changes in the corporate structure, equity securities or capital structure of Viacom, the Compensation Committee will make any adjustments it deems appropriate to the number and kind of securities subject to any outstanding award, the exercise price or purchase price, if any, of any outstanding award or the initial value of any outstanding phantom shares and the maximum number or kind of securities that may be granted under the LTMIP or under the applicable plan sub-limits or the aggregate number or kind of securities that may be granted to any participant. These adjustments will not be considered a repricing under the LTMIP.

Transfer and Rights Restrictions.  The rights of a participant with respect to any award granted under the LTMIP may not be transferred by the participant other than by will, the laws of descent and distribution or beneficiary designation. The Compensation Committee may, however, permit other transferability, subject to any conditions and limitations that it imposes. During a participant’s lifetime, the participant’s rights with respect to any award may be exercised only by the participant or his or her permitted transferee. No award will be construed as giving any employee a right to receive future awards or to continued employment with Viacom.

Amendment and Termination of the Plan.  The Viacom Board of Directors may at any time amend, suspend or terminate the LTMIP, in whole or in part. No amendment will be effective without stockholder approval if stockholder approval is required by law or under the rules of the New York Stock Exchange. No amendment or termination may materially adversely alter or affect the terms of any then-outstanding awards without the consent of the affected participant, unless necessary or desirable to comply with, or to take into account changes in, applicable law or to ensure that a participant is not required to recognize income for federal tax purposes in respect of an award prior to its payment or subject to interest or additional tax under Section 409A.

Repayment.  The Compensation Committee may include a provision in any award that would require a participant to return gains realized on the award if the participant materially breaches specified obligations under one or more agreements with Viacom during the one-year period after the termination of the participant’s employment. In addition, the Compensation Committee may require a participant to return all or a portion of any payment made in respect of any performance award if the performance goals used to determine the grant, vesting and/or exercisability of the award are subsequently restated or otherwise adjusted in a manner that would reduce the size of the performance award or any payment thereunder.

New Plan Benefits.  The Compensation Committee approves all awards under the LTMIP in its sole discretion. For this reason, it is not possible to determine the benefits or amounts of the awards that will be received by any particular employees or group of employees in the future.

U.S. Federal Income Tax Consequences

The following discussion is intended as a general summary of the U.S. federal income tax consequences associated with the grant and exercise of stock options. This summary does not purport to be complete and does not address any applicable state or local tax law.

Non-Qualified Stock Options.  In general, a participant does not recognize taxable income upon the grant of a non-qualified stock option, and no deduction is available to Viacom at that time. Upon exercise of a non-qualified stock option, the excess of the fair market value of the shares on the date of exercise over the exercise price will be taxable to the participant as ordinary income. The amount included in the gross income of the participant will also be deductible by Viacom. The tax basis of shares acquired by the participant will be equal to the exercise price plus the amount includable in the gross income of the participant as ordinary income. When a participant disposes of shares acquired upon exercise of a non-qualified stock option, any amount realized in excess of the fair market value of the shares on the date of exercise generally will be treated as a capital gain and will be long-term or short-term, depending on the holding period of the shares. The holding period commences upon exercise of the non-qualified stock option. If the amount received is less than such fair market value, the loss will be treated as a long-term or short-term capital loss, depending on the holding period of the shares. Certain additional rules may apply if the exercise price of a non-qualified stock option is paid in shares or other securities previously owned by the participant.

Incentive Stock Options.  In general, a participant does not recognize taxable income and no tax deduction is available to Viacom upon either the grant or exercise of an incentive stock option. If a participant holds the shares acquired upon the exercise of an incentive stock option for more than one year after the transfer of the shares upon exercise of the incentive stock option and more than two years from the date of the grant of the incentive stock option, which we refer to as the “ISO Holding Period,” the difference between the exercise price and the amount realized upon the sale of the shares will be treated as a long-term capital gain or loss and no deduction will be available to Viacom. If the shares acquired upon exercise of the incentive stock option are disposed of before the expiration of the ISO Holding Period, the participant will realize ordinary income and Viacom will be entitled to a deduction on the portion of the gain, if any, equal to the difference between the incentive stock option exercise price and the fair market value of the shares on the date of exercise or, if less, the difference between the amount realized on the disposition and the adjusted basis of the stock. Any further gain or loss from an arm’s-length sale or exchange will be taxable as a long-term or short-term capital gain or loss, depending upon the holding period of the shares before disposition. Certain additional rules may apply if the exercise price of an incentive stock option is paid in shares or other securities previously owned by the participant.

The excess of the fair market value at the time of exercise of the shares acquired upon the exercise of an incentive stock option over the exercise price of the stock option may constitute an adjustment to taxable income for purposes of the alternative minimum tax. Special rules for computing alternative minimum taxable income also may apply in certain cases where there are subsequent sales of shares in disqualifying dispositions and to determine the basis of the shares for purposes of computing alternative minimum taxable income on the subsequent sale of the shares.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the approval of the Viacom Inc. 2006 Long-Term Management Incentive Plan, as amended and restated on April 12, 2007.

ITEM 5 – STOCKHOLDER PROPOSAL

Stockholder Proposal

As You Sow Foundation, Maryknoll Sisters, and the Province of Saint Joseph of the Capuchin Order, each being the beneficial owner of at least $2,000 in market value of Viacom Class A common stock and whose addresses we will provide upon request, have advised us that they intend to propose a resolution at the Annual Meeting. In accordance with the rules of the SEC, the text of their resolution and supporting statement is set forth verbatim below.

“VIACOM”

“WHEREAS, Viacom has been experiencing upheaval with much of this related to its Paramount Pictures division. The New York Times noted (07.22.06): “It was not supposed to be this way. When Viacom announced last year that it would split into two companies––Viacom and CBS––Wall Street’s darling was Viacom.” It continued: “Since the January split, stock in CBS, which also owns the CBS network, has risen 9 percent. Viacom’s stock, meanwhile, has been pummeled, falling nearly 20 percent, to close yesterday at $33.47 a share.” Since then, CBS stock has paid dividends; Viacom’s has none. Meanwhile Disney’s and Time Warner’s stock, as Viacom’s peers, also were at their 2006 highs when this shareholder resolution was submitted; its stock was only mid-range.

The Economist noted in “The Dog Days of Sumner” (09.07.06): “Now aged 83, Sumner Redstone shows no sign of easing up. A fortnight ago, the tycoon fired Tom Cruise, accusing the hitherto most bankable asset of his media conglomerate’s Paramount studio of being someone who ‘effectuates creative suicide’. Not content with that, Mr. Redstone this week fired Tom Freston, the chief executive of Viacom, Paramount’s parent, less than two months after saying that he could envisage ‘no circumstance’ in which he would dismiss him.” The article noted: “Since the split, shares in CBS have risen steadily, whereas Viacom’s shares have lost more than a quarter of their value. They tumbled further on news of Mr. Freston’s unexpected departure.”

Around the same time, The Wall Street Journal indicated that some of the financial problems at Viacom (09.06.06) came also from another source: “In yet another effort to restore investor confidence, Viacom said,” (09.25.06) “that its chairman and controlling shareholder, Sumner M. Redstone, was restructuring his pay to more clearly align it with shareholders interest and to base it on the company’s financial performance” (NYT 09.26.06).

Another negative element about Paramount Pictures may relate to tobacco portrayals in its youth-friendly movies. It has been shown these are a main cause of youth initiation of smoking. Unlike its peers, Disney and Time Warner, who have initiated efforts to address tobacco use in movies, Viacom has deferred to the Motion Picture Association of America to address the issue. If it can be shown that Paramount did not act sufficiently forcefully to deal with its movies’ influencing youth initiation of smoking, this inaction may stain Viacom’s reputation, further diluting Viacom’s stock value.

While the Economist article noted above opined it might be time to consider “merging Viacom with CBS,” the shareholders proposing this resolution believe that it might be best, before this occur, if Viacom divest Paramount.

Hence the resulting resolution:

RESOLVED that shareholders request the Viacom Board of Directors to begin the process of divesting (via sale or other extraordinary transaction) Paramount Pictures from Viacom, Inc. to be realized by December 28, 2007.”

Our Recommendation

The Board of Directors recommends that stockholders vote AGAINST this proposal for several reasons.

Management and the Board of Directors have the responsibility, acting in the best interests of our stockholders, to determine the strategic direction of our company and how our assets are to be deployed or divested. Discharging this responsibility involves an ongoing assessment of our business operations to determine whether to change the current mix of assets in order to enhance stockholder value.

Viacom is an entertainment content company, and we seek to provide all types of content to our audiences on many distribution platforms, including television, motion pictures and digital platforms. Paramount is in the process of a turnaround, and we are enthusiastic about its pipeline of new pictures, management team and recent acquisition of DreamWorks. Our strong portfolio of media network brands, such as MTV, Nickelodeon, Comedy Central and BET, provide unique sources of content, ideas and promotional opportunities. The combination of these properties with Paramount and DreamWorks gives us significant opportunities, including in the digital marketplace, and makes us attractive to business partners. Management also strongly believes, and the Board of Directors concurs, that any action that would pressure us to dispose of any business by a specific date deprives us of flexibility, is contrary to our value-creation strategy and is thus disadvantageous to our stockholders.

Management strongly disagrees that we have not been active on the question of the depiction of smoking in motion pictures. The entire motion picture industry has been engaged in active discussions with a wide range of interested parties about the appropriate balancing of creative integrity, First Amendment concerns, a need for accurate depiction of historical time periods and characters, and a desire to reduce gratuitous or attractive depictions of smoking. Management takes these concerns seriously; however, we do not believe that any risks to Viacom from the careful management of these issues come close to outweighing the value that Paramount brings to Viacom or the value created by the combination of Paramount with our other businesses.

For these reasons, among others, the Board of Directors believes the proposal is not in the best interests of Viacom or its stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “AGAINST” this proposal.

OTHER MATTERS

In an effort to reduce the amount of paper mailed to stockholders’ homes and to help lower our printing, postage and other costs, stockholders can elect to receive future Viacom proxy statements, annual reports and other stockholder communications electronically instead of by mail. We highly recommend that you consider electronic delivery of these documents. If you are interested in participating in this electronic delivery program, you should visit www.icsdelivery.com/viacom.

As of the date of this proxy statement, management does not intend to present and has not been informed that any other person intends to present any matter for action not specified in this proxy statement. If any other matters properly come before the Annual Meeting, it is intended that the proxy holders will act on those matters in accordance with their best judgment.

In order for proposals by stockholders to be considered for inclusion in the proxy card and proxy statement relating to the 2008 Annual Meeting of Stockholders, such proposals must be received on or before December 22, 2007 at our principal executive offices at 1515 Broadway, New York, NY 10036-5794, attention: Michael D. Fricklas, Secretary.

By Order of the Board of Directors,

MICHAEL D. FRICKLAS
Secretary

We have sent or are sending with this proxy statement a copy of our Annual Report on Form 10-K for the year ended December 31, 2006, including financial statements and schedules thereto, to each of our stockholders as of April 6, 2007 in lieu of a separate annual report. If you have not received your copy, we will provide a copy without charge (a reasonable fee will be charged for exhibits) upon receipt of a written request sent to Michael D. Fricklas, Secretary, Viacom Inc., 1515 Broadway, New York, NY 10036-5794. The Form 10-K is also available on our website www.viacom.com.

ANNEX A

VIACOM INC.

SENIOR EXECUTIVE

SHORT-TERM INCENTIVE PLAN

(Amended and Restated April 12, 2007)

ARTICLE I

GENERAL

Section 1.1         Purpose.

The purpose of the Viacom Inc. Senior Executive Short-Term Incentive Plan (the “Plan”) is to benefit and advance the interests of Viacom Inc., a Delaware corporation (the “Company”), by granting annual performance-based awards (“Awards”) to reward selected senior executive officers of the Company and its subsidiaries and divisions for their contributions to the Company’s financial success and thereby motivate them to continue to make such contributions in the future.

Section 1.2         Definitions.

As used in the Plan, the following terms shall have the following meanings:

(a)     “Award” shall have the meaning set forth in Section 1.1.

(b)     “Board” shall mean the Board of Directors of the Company.

(c)     “Class B Common Stock” shall mean shares of Class B Common Stock, par value $0.001 per share, of the Company.

(d)     “Code” shall mean the Internal Revenue Code of 1986, as amended, including any successor law thereto, and the rules, regulations and guidance promulgated thereunder from time to time.

(e)     “Committee” shall mean the Compensation Committee of the Board (or such other Committee(s) as may be appointed or designated by the Board to administer the Plan in accordance with Section 1.3 of the Plan). The Committee shall consist of at least two (2) individuals, each of whom shall be an “outside director” (or any successor standard thereto) within the meaning of Section 162(m) of the Code; provided, however, that if any such Committee member is found not to have met the qualification requirements of Section 162(m), any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

(f)     “Company” shall have the meaning set forth in Section 1.1.

(g)     “Earnings Per Share” shall have the meaning provided by GAAP.

(h)     “Effective Date” shall have the meaning set forth in Section 4.11.

(i)     “Equity Plan” means the Viacom Inc. 2006 Long-Term Management Incentive Plan and any successor or similar plan of the Company.

(j)     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including any successor law thereto.

(k)     “Fair Market Value” of a share of Class B Common Stock on a given date shall be, unless otherwise determined by the Committee, the 4:00 p.m. (New York time) closing price on such date on the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is then listed.

(l)     “Free Cash Flow” shall mean the Company’s Operating Income before depreciation and amortization, less cash interest, taxes paid, working capital requirements and capital expenditures.

(m)     “GAAP” shall mean generally accepted accounting principles in the United States.

(n)     “Net Earnings” shall have the meaning provided in GAAP.

(o)     “Net Earnings from Continuing Operations” shall have the meaning provided in GAAP.

(p)     “Net Revenue” shall have the meaning provided by GAAP.

(q)     “OIBDA” shall mean the Company’s Operating Income before depreciation and amortization.

(r)     “OIBDA Without Intercompany Eliminations” shall mean the Company’s Operating Income before depreciation, amortization and inter-company eliminations.

(s)     “Operating Income” shall have the meaning provided by GAAP.

(t)     “Participant” shall mean any employee of the Company or a Subsidiary at a level of Senior Vice President or at a more senior level whom the Committee designates a participant under the Plan.

(u)     “Performance Goals” shall mean the performance goals set forth in Section 2.2 from which the Committee shall establish performance targets for a given Performance Period.

(v)     “Performance Period” shall mean a period of time over which performance is measured as determined by the Committee in its sole discretion.

(w)     “Plan” shall have the meaning set forth in Section 1.1.

(x)     “Revenue” shall have the meaning provided by GAAP.

(y)     “Salary” for any Performance Period shall mean the sum of (i) the annual base salary of the Participant as in effect on the first day of the applicable Performance Period, unless otherwise determined by the Committee and (ii) an amount equal to the annual rate of compensation as in effect on the first day of the applicable Performance Period that the Participant is required to defer (if any) for the applicable Performance Period pursuant to an employment agreement or similar arrangement with the Company.

(z)     “Section 162(m)” shall mean Section 162(m) of the Code.

(aa)   “Section 409A” shall mean Section 409A of the Code.

(bb)   “Subsidiary” shall mean a corporation (or a partnership or other enterprise) in which the Company owns or controls, directly or indirectly, more than 50% of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).

(cc)     “Target Awards” means the target established by the Committee for each Performance Period based on a multiple (either a fraction or a whole number multiple) of the Participant’s Salary or a specified dollar amount.

Section 1.3         Administration of the Plan.

The Plan shall be administered by the Committee which shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration and application of the Plan shall be determined by the Committee, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee. The determination of the Committee shall be final and binding in all matters relating to the Plan. The Committee shall have authority to determine the terms and conditions of the Awards granted to eligible persons.

Section 1.4         No Liability.

Subject to applicable law: (i) no member of the Committee shall be liable to any Participant or any other person for anything whatsoever in connection with the administration of the Plan except such person’s own willful misconduct; (ii) under no circumstances shall any member of the Committee be liable for any act or omission of any other member of the Committee; and (iii) in the performance of its functions with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in good faith reliance upon any such advice.

ARTICLE II

AWARDS

Section 2.1         Awards.

The Committee may grant Awards to eligible employees with respect to each Performance Period, subject to the terms and conditions set forth in the Plan.

Section 2.2         Terms of Awards.

(a)     The Committee shall determine in its sole discretion whether any employee of the Company shall have the opportunity to earn incentive compensation under this Plan during any Performance Period. For each Participant, within the time period permitted or required under Section 162(m) for amounts payable hereunder to be considered “qualified performance based compensation”, the Committee shall (i) establish the Performance Period, (ii) designate each Participant for the Performance Period, (iii) select from the list of Performance Goals set forth in this Section 2.2, the Performance Goal or Goals to be applicable to the Performance Period, (iv) establish specific performance targets related to such Performance Goals and (v) establish Target Awards for each Participant.

(b)     The Performance Goals from which the Committee shall establish performance targets shall relate to the achievement of financial goals based on the attainment of specified levels of one or more of the following: OIBDA, OIBDA Without Intercompany Eliminations, Operating Income, Free Cash Flow, Net Earnings, Net Earnings from Continuing Operations, Earnings Per Share, Revenue, Net Revenue, operating revenue, total shareholder return, share price, return on equity, return in excess of cost of capital, profit in excess of cost of capital, return on assets, return on invested capital, net operating profit after tax, operating margin, profit margin or any combination thereof. The Performance Goals may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured in terms of performance relative to selected peer companies or a market index.

Section 2.3         Limitation on Awards.

The aggregate amount of all Awards granted under the Plan to any Participant for any Performance Period shall not exceed the amount determined by multiplying such Participant’s Salary by a factor of eight (8), but in no event shall such amount exceed $51.2 million.

Section 2.4         Determination of Award.

The Committee shall, promptly after the date on which the necessary financial or other information for a particular Performance Period becomes available, certify whether the performance targets have been achieved in the manner required by Section 162(m). If the performance targets have been achieved, the Awards for such Performance Period shall have been earned except that the Committee may, in its sole discretion, reduce the amount of any Award to reflect the Committee’s assessment of the Participant’s individual performance or for any other reason.

Section 2.5         Payment of Award.

Subject to Section 2.6, such Awards may be paid, in whole or in part, in cash, in the form of grants of equity-based awards issued under the Equity Plan, or in any other form prescribed by the Committee, and may be subject to such additional restrictions as the Committee, in its sole discretion, may impose. Such Awards shall be paid as promptly as practicable after the Committee certifies the applicable performance targets have been achieved (and in any event by the 15th day of the third calendar month following the end of the calendar year in which the last day of the applicable Performance Period occurs). If the Committee determines that an Award shall be paid in the form of an equity-based award issued under the Equity Plan, then, for purposes of determining the number of shares of Class B Common Stock subject to an Award, the Class B Common Stock shall be valued based on its Fair Market Value on the date such equity-based awards are granted. Where Awards are paid in property other than cash and Class B Common Stock, the value of such property, for purposes of the Plan, shall be determined by reference to the fair market value of the property on the date the Committee grants the award. Notwithstanding anything in this Section 2.5 to the contrary, the Committee may establish procedures pursuant to which the payment of any Award may be deferred.

Section 2.6         Employment Requirement.

Unless otherwise provided in a Participant’s employment agreement, herein in Section 2.6, or as otherwise determined by the Committee at the time an Award is granted, to be eligible to receive payment of an Award, the Participant must have remained in the continuous employ of the Company or a Subsidiary during the Performance Period applicable to the Participant. If the Company or any Subsidiary terminates a Participant’s employment other than for “cause”, a Participant terminates his employment for “good reason” or a Participant becomes “permanently disabled” (in each case, as determined by the Committee in its sole discretion) or a Participant dies during a Performance Period, such Participant or his estate or beneficiary shall receive, unless his or her employment agreement provides otherwise, a pro rata portion of the amount of any Award for such Performance Period except that the Committee may, in its sole discretion, reduce the amount of such Award to reflect the Committee’s assessment of such Participant’s individual performance prior to the termination of such Participant’s employment, such Participant’s becoming permanently disabled or such Participant’s death, as the case may be, or for any other reason.

Section 2.7         Repayment.

The Committee may require a Participant to return all or a portion of any payment made in respect of an Award (including any payment in the form of an equity-based award or other property) if the Performance Goals or any of the quantitative factors considered in connection with the Committee’s negative discretion pursuant to Section 2.4 used to determine the amount of such Award are subsequently restated or otherwise adjusted and the Committee determines either that in light of such restatement or adjustment the Award was not earned within the meaning of Section 2.4 or that such restatement or adjustment alters the Committee’s assessment of the Participant’s individual performance in a manner that warrants reduction of the amount paid to the Participant in respect of the Award.

ARTICLE III

ADJUSTMENT OF AWARDS

In the event that, during a Performance Period, any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event or any other extraordinary event occurs, or any other event or circumstance occurs which has the effect, as determined by the Committee, of distorting the applicable Performance Goals, including, without limitation, changes in accounting standards, the Committee shall adjust or modify the calculation of the applicable performance targets based on the Performance Goals, to the extent necessary to prevent reduction or enlargement of Participants’ Awards under the Plan for such Performance Period attributable to such transaction, circumstance or event. Such adjustments shall be conclusive and binding for all purposes.

ARTICLE IV

MISCELLANEOUS

Section 4.1         No Rights to Awards or Continued Employment.

No employee shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained by the Company or any of its subsidiaries.

Section 4.2         Restriction on Transfer.

The rights of a Participant to receive Awards under the Plan shall not be transferable by the Participant to whom such Award is granted, otherwise than by will, the laws of descent and distribution or beneficiary designation or as otherwise permitted by the Committee subject to any conditions that it, in its sole discretion, may impose.

Section 4.3         Withholding.

The Company, or a subsidiary thereof, as appropriate, shall have the right to deduct from all payments made under the Plan to a Participant or to a Participant’s beneficiary or beneficiaries any federal, state or local taxes required by law to be withheld with respect to such payments.

Section 4.4         No Restriction on Right of Company to Effect Changes.

The Plan shall not affect in any way the right or power of the Company or its stockholders or a Subsidiary to make or authorize any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event involving the Company or a Subsidiary thereof or any other event or series of events, whether of a similar character or otherwise, whether or not such action would have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

Section 4.5         Source of Payments.

The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

Section 4.6         Section 409A.

If any provision of the Plan or any Award contravenes any regulations or Treasury guidance promulgated under Section 409A or could cause a Participant to recognize income for United States federal tax purposes in respect of an Award prior to payment of the Award or to be subject to any tax or interest under Section 409A, such provision of the Plan or any Award may be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without the imposition of any tax or interest under Section 409A. Moreover, any discretionary authority that the Board or the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority will contravene Section 409A.

Section 4.7          Amendment and Termination.

The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part. No such alteration, amendment, suspension or termination of the Plan may, without the consent of the Participant to whom an Award has been made, adversely affect the rights of such Participant in such Award; provided, however, that no such consent shall be required if the Committee determines in its sole discretion that any such alteration, amendment, suspension or termination is necessary or prudent (i) to comply with, or take into account changes in, applicable tax laws, securities laws, accounting rules and other applicable laws, rules and regulations or (ii) to ensure that a Participant is not required to recognize income for United States federal tax purposes in respect of an Award prior to payment of the Award or subject to interest and additional tax under Section 409A with respect to any Award.

Section 4.8          Governmental Regulations.

The Plan, and all Awards hereunder, shall be subject to all applicable rules and regulations of governmental or other authorities.

Section 4.9          Headings.

The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

Section 4.10        Governing Law.

The Plan and all rights and Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

Section 4.11        Effective Date.

The Plan became effective as of January 1, 2006 and was amended and restated on April 12, 2007. The Plan will be submitted for the approval of the Company’s stockholders at the 2007 annual meeting of stockholders. If the stockholders do not approve the Plan, no further Awards shall be made, but such failure to approve the Plan will not affect the validity of, or the Company’s obligations under, Awards made prior to the date of such annual meeting.

ANNEX B

VIACOM INC.

2006 LONG-TERM MANAGEMENT INCENTIVE PLAN

(Amended and Restated April 12, 2007)

ARTICLE I

GENERAL

Section 1.1         Purpose.

The purpose of the Viacom Inc. 2006 Long-Term Management Incentive Plan (the “Plan”) is to benefit and advance the interests of Viacom Inc., a Delaware corporation (the “Company”), and its Subsidiaries (as defined below) by rewarding certain employees of the Company and its Subsidiaries for their contributions to the financial success of the Company and its Subsidiaries and thereby motivate them to continue to make such contributions in the future.

Section 1.2         Definitions.

As used in the Plan, the following terms shall have the following meanings:

(a)    “Administrator” shall mean the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 1.3(c).

(b)    “Agreement” shall mean the written agreement or certificate or other documentation governing an Award under the Plan, which shall contain terms and conditions not inconsistent with the Plan and which shall incorporate the Plan by reference.

(c)    “Appreciation Value” shall mean the excess, if any, of the Value of a Phantom Share on the applicable Valuation Date or date of termination of employment or of the Participant’s death, Retirement or Permanent Disability (as described in Section 5.5(a) hereof), as the case may be, over the Initial Value of such Phantom Share.

(d)    “Awards” shall mean any Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, unrestricted shares of Class B Common Stock, Phantom Shares, Dividend Equivalents, Performance Awards or Other Awards or a combination of any of the above.

(e)    “Board” shall mean the Board of Directors of the Company.

(f)    “Cause” shall (i) have the meaning provided in a Company or a Subsidiary employment agreement that is in effect and applicable to the Participant, or (ii) mean, if there is no such employment agreement or if such employment agreement contains no such term, unless the Committee determines otherwise, (A) conduct constituting embezzlement, misappropriation or fraud, whether or not related to the Participant’s employment with the Company or a Subsidiary; (B) conduct constituting a felony, whether or not related to the Participant’s employment with the Company or a Subsidiary; (C) conduct constituting a financial crime, material act of dishonesty or material unethical business conduct, involving the Company or a Subsidiary; (D) willful unauthorized disclosure or use of Company or Subsidiary confidential information; (E) the failure to obey a material lawful directive that is appropriate to the Participant’s position from a superior in his or her reporting line or the Board; (F) the failure or refusal to substantially perform the Participant’s material employment obligations (other than any such failure or refusal resulting from the Participant’s disability); (G) the willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to employment with the Company or a Subsidiary, after being instructed by the Company or a Subsidiary to cooperate; (H) the willful destruction of or failure to preserve documents or other material known to be relevant to any investigation referred to in subparagraph (G) above; or (I) the willful inducement of others to engage in the conduct described in subparagraphs (A) – (H).

(g)    “Class B Common Stock” shall mean shares of Class B Common Stock, par value $0.001 per share, of the Company.

(h)    “Code” shall mean the Internal Revenue Code of 1986, as amended, including any successor law thereto, and the rules, regulations and guidance promulgated thereunder.

(i)     “Committee” shall mean the Compensation Committee of the Board (or such other Committee(s) as may be appointed or designated by the Board) to administer the Plan in accordance with Section 1.3 of the Plan.

(j)    “Date of Grant” shall mean the effective date of the grant of an Award as set forth in the applicable Agreement.

(k)    “Dividend Equivalent” shall mean a right to receive a payment based upon the value of the regular cash dividend paid on a specified number of shares of Class B Common Stock as set forth in Section 8.1 hereof. Payments in respect of Dividend Equivalents may be in cash, or, in the discretion of the Committee, in shares of Class B Common Stock or other securities of the Company designated by the Committee or in a combination of cash, shares of Class B Common Stock or such other securities.

(l)    “Earnings Per Share” shall have the meaning provided by GAAP.

(m)  “Effective Date” shall have the meaning set forth in Article XIII.

(n)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including any successor law thereto.

(o)    “Fair Market Value” of a share of Class B Common Stock on a given date shall be, unless otherwise determined by the Committee, the 4:00 p.m. (New York time) closing price on such date on the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is then listed.

(p)    “Free Cash Flow” shall mean the Company’s Operating Income before depreciation and amortization, less cash interest, taxes paid, working capital requirements and capital expenditures.

(q)    “GAAP” shall mean generally accepted accounting principles in the United States.

(r)    “Initial Value” shall mean the value of a Phantom Share as specified by the Committee as of the Date of Grant or the Value of a Phantom Share calculated as of the Date of Grant or such earlier date as the Committee may determine.

(s)    “Net Earnings” shall have the meaning provided in GAAP.

(t)    “Net Earnings from Continuing Operations” shall have the meaning provided in GAAP.

(u)    “Net Revenue” shall have the meaning provided by GAAP.

(v)    “OIBDA” shall mean the Company’s Operating Income before depreciation and amortization.

(w)    “OIBDA Without Inter-Company Eliminations” shall mean the Company’s Operating Income before depreciation, amortization and inter-company eliminations.

(x)    “Operating Income” shall have the meaning provided by GAAP.

(y)    “Operating Revenue” shall have the meaning provided by GAAP.

(z)    “Other Awards” shall mean any form of award authorized under Section 7.2 of the Plan, other than a Stock Option, Stock Appreciation Right, Restricted Share, Restricted Share Unit, unrestricted share of Class B Common Stock, Phantom Share, Performance Award or Dividend Equivalent.

(aa)  “Outstanding Phantom Share” shall mean a Phantom Share granted to a Participant for which the Valuation Date has not yet occurred.

(bb)  “Outstanding Stock Option” shall mean a Stock Option granted to a Participant which has not yet been exercised and which has not yet expired or been terminated in accordance with its terms.

(cc)   “Participant” shall mean any employee who has met the eligibility requirements set forth in Section 1.4 and to whom an Award has been made under the Plan.

(dd)  “Performance Award” shall mean any award of Performance Shares or Performance Share Units pursuant to Article VI hereof.

(ee)   “Performance Goals” shall have the meaning set forth in Section 6.2 hereof.

(ff)   “Performance Period” shall mean a period of time over which performance is measured as determined by the Committee in its sole discretion.

(gg)  “Performance Share” shall mean an award granted pursuant to Article VI hereof of a share of Class B Common Stock subject to the terms and conditions set forth in the applicable Agreement.

(hh)  “Performance Share Units” shall mean an award granted pursuant to Article VI hereof, payable, unless otherwise determined by the Committee, in shares of Class B Common Stock, subject to the terms and conditions set forth in the Plan and in the applicable Agreement.

(ii)    “Permanent Disability” shall have the same meaning as such term or a similar term has in the long-term disability policy maintained by the Company or a Subsidiary thereof for the Participant and that is in effect on the date of the onset of the Participant’s Permanent Disability, unless the Committee determines otherwise, in its discretion; provided, however, with respect to grants of Incentive Stock Options, permanent disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code.

(jj)    “Phantom Share” shall mean a contractual right granted to a Participant pursuant to Article V to receive an amount equal to the Appreciation Value at such time, subject to the terms and conditions set forth in the Plan and the applicable Agreement.

(kk)  “Restricted Share” shall mean a share of Class B Common Stock granted to a Participant pursuant to Article III, which is subject to the restrictions set forth in Section 3.3 hereof and to such other terms, conditions and restrictions as are set forth in the Plan and the applicable Agreement.

(ll)    “Restricted Share Unit” shall mean a contractual right granted to a Participant pursuant to Article IV to receive, in the discretion of the Committee, shares of Class B Common Stock, a cash payment equal to the Fair Market Value of Class B Common Stock, or other securities of the Company designated by the Committee or a combination of cash, shares of Class B Common Stock or such other securities, subject to the terms and conditions set forth in the Plan and in the applicable Agreement.

(mm)  “Retirement” shall mean the resignation or termination of employment after attainment of an age and years of service required for payment of an immediate pension pursuant to the terms of any qualified defined benefit retirement plan maintained by the Company or a Subsidiary in which the Participant participates; provided, however, that no resignation or termination prior to a Participant’s 60th birthday shall be deemed a retirement unless the Committee so determines in its sole discretion; and provided further that the resignation or termination of employment other than a termination of employment for Cause after attainment of age 60 shall be deemed a retirement if the Participant does not participate in a qualified defined benefit retirement plan maintained by the Company or any of its Subsidiaries.

(nn)    “Revenue” shall have the meaning provided by GAAP.

(oo)    “Section 162(m)” shall mean Section 162(m) of the Code.

(pp)    “Section 162(m) Exception” shall mean the exception under Section 162(m) for “qualified performance-based compensation.”

(qq)    “Section 162(m) Performance Goals” shall have the meaning set forth in Section 6.2 hereof.

(rr)     “Section 409A” shall mean Section 409A of the Code.

(ss)     “Separation” shall mean the series of transactions by which the Company was separated from the former Viacom Inc. (renamed CBS Corporation), which prior to such transactions had been the parent corporation of the Company.

(tt)      “Separation Date” shall mean the closing date of the transactions by which the Separation was effected.

(uu)    “Stock Appreciation Right” shall mean a contractual right granted to a Participant pursuant to Article II to receive an amount determined in accordance with Section 2.6 of the Plan, subject to such other terms and conditions as are set forth in the Plan and the applicable Agreement.

(vv)    “Stock Option” shall mean a contractual right granted to a Participant pursuant to Article II to purchase shares of Class B Common Stock at such time and price, and subject to such other terms and conditions as are set forth in the Plan and the applicable Agreement. Stock Options may be “Incentive Stock Options” within the meaning of Section 422 of the Code or “Non-Qualified Stock Options” which do not meet the requirements of such Code section.

(ww)  “Subsidiary” shall mean a corporation (or a partnership or other enterprise) in which the Company owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).

(xx)    “Substitute Awards” shall mean Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity all or a portion of the assets or equity of which is acquired by the Company, with which the Company merges or otherwise combines or from which the Company is spun-off or otherwise separated.

(yy)    “Valuation Date” shall mean the date on which the Appreciation Value of a Phantom Share shall be measured and fixed in accordance with Section 5.2(a) hereof.

(zz)    The “Value” of a Phantom Share shall be determined by reference to the “average Fair Market Value” of a share of Class B Common Stock. The “average Fair Market Value” on a given date of a share of Class B Common Stock shall be determined over the 30-day period ending on such date or such other period as the Committee may decide shall be applicable to a grant of Phantom Shares, determined by dividing (i) by (ii), where (i) shall equal the sum of the Fair Market Values on each day that the Class B Common Stock was traded and a closing price was reported during such period, and (ii) shall equal the number of days, as determined by the Committee for the purposes of determining the average Fair Market Value for such Phantom Shares, on which the Class B Common Stock was traded and a closing price was reported during such period.

Section 1.3         Administration of the Plan.

(a)    Board or Committee to Administer.  The Plan shall be administered by the Committee, which shall consist of at least two members of the Board. If any member of the Committee does not meet the qualification requirements of the Section 162(m) Exception, then, with respect to any Award that is intended to satisfy the requirements of the Section 162(m) Exception, the Committee shall act through a subcommittee consisting of at least such number of directors as is required from time to time to satisfy the Section 162(m) Exception, and each such subcommittee member shall satisfy the qualification requirements of such exception. If any member of the Committee (or subcommittee, as applicable) is found not to have met the qualification requirements of the Section 162(m) Exception, any actions taken or Awards granted by the Committee (or subcommittee, as applicable) shall not be invalidated by such failure to so qualify.

(b)    Powers of the Committee.

(i)     The Committee shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration and application of the Plan shall be determined by the Committee. The determination of the Committee shall be final and binding as to all matters relating to the Plan.

(ii)    The Committee shall have authority to select Participants from among the class of eligible persons specified in Section 1.4 below, to determine the type of Award to be granted, to determine the number of shares of Class B Common Stock subject to an Award or the cash amount payable in connection with an Award, and to determine the terms and conditions of each Award in accordance with the terms of the Plan. Except as provided in Section 6.4, the Committee shall also have the authority to amend the terms of any outstanding Award or waive any conditions or restrictions applicable to any Award; provided, however, that no amendment shall materially impair the rights of the holder thereof without the holder’s consent except that the Committee shall have the right at any time, without a holder’s consent and whether or not the rights of the holder in an Award are materially adversely affected thereby, to amend or modify the Plan or any Award under the Plan in any manner that the Committee considers necessary or advisable to comply with any law, regulation, ruling, judicial decision, accounting standards, regulatory guidance or other legal requirement. With respect to any restrictions in the Plan or in any Agreement that are based on the requirements of Section 409A or Section 422 of the Code, the Section 162(m) Exception, the rules of any exchange upon which the Company’s securities are listed, or any other applicable law, rule or restriction to the extent that any such restrictions are no longer required, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such restrictions and/or to waive any such restrictions with respect to outstanding Awards.

(c)    Delegation by the Committee.  The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee or of one or more officers of the Company; provided, however, that the Committee may not delegate its authority (i) to make Awards to employees (A) who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act, (B) whose compensation for such fiscal year may be subject to the limit on deductible compensation pursuant to Section 162(m) or (C) who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) under Article XI of the Plan. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator. At all times, the Administrator appointed under this Section 1.3(c) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by the Administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

(d)    Non-Uniform Determinations.  The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Agreements, as to the persons receiving Awards under the Plan, and the terms and provisions of Awards under the Plan.

(e)    No Liability.  Subject to applicable law: (i) no member of the Committee nor any Administrator shall be liable to any Participant or any other person for anything whatsoever in connection with the administration of the Plan except such person’s own willful misconduct; (ii) under no circumstances shall any member of the Committee or any Administrator be liable for any act or omission of any other member of the Committee or any other Administrator; and (iii) in the performance of its functions with respect to the Plan, the Committee and any Administrator shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Committee or such Administrator deems necessary, and no member of the Committee or such Administrator shall be liable for any action taken or not taken in good faith reliance upon any such advice.

Section 1.4         Eligible Persons.

Awards may be granted to any employee of the Company or any of its Subsidiaries. An individual’s status as an Administrator will not affect his or her eligibility to receive Awards under the Plan.

Section 1.5         Class B Common Stock Subject to the Plan.

(a)    Plan Limit.  The shares of Class B Common Stock subject to Awards under the Plan shall be made available from authorized but unissued Class B Common Stock, from Class B Common Stock issued and held in the treasury of the Company or, subject to such conditions as the Committee may determine, from shares beneficially owned by one or more stockholders of the Company. Subject to adjustment under Article IX hereof, the total number of shares of Class B Common Stock that may be delivered under the Plan (the “Section 1.5 Limit”) shall not exceed 50 million.

(b)    Plan Sub-Limits.  Subject to adjustment under Article IX hereof, the maximum aggregate number of shares of Class B Common Stock that may be delivered in conjunction with awards of Restricted Shares, Restricted Share Units, unrestricted shares of Class B Common Stock, Performance Shares, Dividend Equivalents, Performance Share Units and Other Awards is 25 million, provided that, subject to adjustment under Article IX hereof, no more than 50,000 shares may be issued as unrestricted Class B Common Stock. Subject to adjustment under Article IX hereof, the maximum aggregate number of shares of Class B Common Stock that may be delivered in conjunction with awards of Incentive Stock Options is 5 million.

(c)    Rules Applicable to Determining Shares Available for Issuance.  For purposes of determining the number of shares of Class B Common Stock that remain available for delivery under the Plan, the following rules apply:

(i)    In connection with the granting of an Award (other than an Award denominated in dollars), the number of shares of Class B Common Stock in respect of which the Award is granted or denominated shall be counted against the Section 1.5 Limit (and, if applicable, the limits set forth in Section 1.5(b)).

(ii)    To the extent permitted by law or the rules and regulations of any stock exchange on which the Class B Common Stock is listed, the number of shares of Class B Common Stock that shall be added back to the Section 1.5 Limit (and, if applicable, the limits set forth in Section 1.5(b)) and shall again be available for Awards, shall be the corresponding number of shares of Class B Common Stock that are (A) tendered in payment of the exercise price of an Award or to satisfy a Participant’s tax or other withholding obligations with respect to an Award; (B) subject to an Award or any portion of an Award which for any reason expires or is cancelled, forfeited, or terminated without having been exercised or paid; (C) withheld from any Award to satisfy a Participant’s tax or other withholding obligations or to pay the exercise price of an Award; and (D) subject to an Award or any portion of an Award that is settled in consideration other than shares of Class B Common Stock (including cash). Anything to the contrary in this Section 1.5(c) notwithstanding, if an Award is settled in whole or in part by delivery of fewer than the full number of shares of Class B Common Stock that was counted against the Section 1.5 Limit (and, if applicable, the limits set forth in Section 1.5(b)) pursuant to clause (i) (as such number may have been adjusted from time to time), the excess, if any, of the number of shares of Class B Common Stock so counted over the number of shares of Class B Common Stock delivered to the Participant upon exercise or settlement shall no longer be counted against the Section 1.5 Limit (and, if applicable, the limits set forth in Section 1.5(b)) and shall again be available for Awards.

(iii)    Any shares of Class B Common Stock underlying Substitute Awards shall not be counted against the Section 1.5 Limit (and, if applicable, the limits set forth in Section 1.5(b)).

Section 1.6         Section 162(m) Limits on Awards to Participants.

(a)    Limits on Certain Stock Options, Stock Appreciation Rights and Phantom Shares.  The maximum aggregate number of shares of Class B Common Stock that may be granted to any Participant during the five-year period starting on the Effective Date of the Plan with respect to Stock Options, Stock Appreciation Rights or Phantom Shares is 7.5 million (regardless of whether Stock Appreciation Rights and Phantom Shares are settled in cash, Class B Common Stock, other Company securities or a combination thereof), subject to adjustment pursuant to Article IX hereof.

(b)    Limits on other Awards.  The maximum amount of Awards (other than those Awards set forth in Section 1.6(a)) intended to qualify for the Section 162(m) Exception that may be awarded to any Participant in respect of any Performance Period is $50 million (with respect to Awards denominated in cash) and 1,000,000 shares of Class B Common Stock (with respect to Awards denominated in shares of Class B Common Stock), subject to adjustment pursuant to Article IX hereof. Notwithstanding the preceding sentence, if in respect of any Performance Period, the Committee grants to a Participant Awards having an aggregate dollar value and/or number of shares less than the maximum dollar value and/or number of shares that could be paid or awarded to such Participant based on the degree to which the relevant Performance Goals were attained, the excess of such maximum dollar value and/or number of shares over the aggregate dollar value and/or number of shares actually subject to Awards granted to such Participant shall be carried forward and shall increase the maximum dollar value and/or number of shares that may be awarded to such Participant in respect of the next Performance Period in respect of which the Committee grants to such Participant an Award intended to qualify for the Section 162(m) Exception, subject to adjustment pursuant to Article IX hereof.

Section 1.7         Agreements.

The Committee shall determine and set forth in an Agreement the terms and conditions of each Award (other than an Award of unrestricted Class B Common Stock). Each Agreement (i) shall state the Date of Grant and the name of the Participant, (ii) shall specify such other terms of the Award as appropriate for inclusion in the Agreement, (iii) shall incorporate the Plan by reference and (iv) shall be delivered or otherwise made available to the Participant. The Agreement shall contain such other terms not inconsistent with the Plan as the Committee may deem advisable. The Committee shall have the authority to adjust the terms of the Agreements relating to an Award in a jurisdiction outside of the United States (i) to comply with the laws of such jurisdiction or (ii) to obtain more favorable tax treatment for the Company and/or any Subsidiary, as applicable, and/or for the Participants in such jurisdiction. Such authority shall be notwithstanding the fact that the requirements of the local jurisdiction may be more restrictive than the terms set forth in the Plan.

ARTICLE II

PROVISIONS APPLICABLE TO STOCK OPTIONS

Section 2.1         Grants of Stock Options.

The Committee may from time to time grant to eligible employees Stock Options on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine. Each Agreement covering a grant of Stock Options shall specify the number of Stock Options granted, the Date of Grant, the exercise price of such Stock Options, whether such Stock Options are Incentive Stock Options or Non-Qualified Stock Options, the period during which such Stock Options may be exercised, any vesting schedule, any Performance Goals and any other terms that the Committee deems appropriate.

Section 2.2         Exercise Price.

The Committee shall establish the per share exercise price of a Stock Option on the Date of Grant in such amount as the Committee shall determine; provided that such exercise price shall not be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant. Notwithstanding the foregoing, the per share exercise price of a Stock Option that is a Substitute Award may be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant, provided that the excess of the aggregate intrinsic value of the Substitute Award, determined immediately after the transaction giving rise to the substitution or assumption of the predecessor award, does not exceed the aggregate intrinsic value of such predecessor award, determined immediately before such transaction.

The exercise price of any Stock Option will be subject to adjustment in accordance with the provisions of Article IX of the Plan.

Section 2.3         Exercise of Stock Options.

(a)    Exercisability.  Stock Options shall be exercisable only to the extent the Participant is vested therein, subject to any restrictions that the Committee shall determine. The Committee shall establish the vesting schedule applicable to Stock Options, which vesting schedule shall specify the period of time, the increments in which a Participant shall vest in the Stock Options and/or any applicable Performance Goal requirements, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement (or any employment agreement applicable to the Participant). The Committee may, in its sole discretion, accelerate the time at which a Participant vests in his Stock Options.

(b)    Option Period.  For each Stock Option granted, the Committee shall specify the period during which the Stock Option may be exercised.

(c)    Registration Restrictions.  A Stock Option shall not be exercisable, no transfer of shares of Class B Common Stock shall be made to any Participant, and any attempt to exercise a Stock Option or to transfer any such shares shall be void and of no effect, unless and until (i) a registration statement under the Securities Act of 1933, as amended, has been duly filed and declared effective pertaining to the shares of Class B Common Stock subject to such Stock Option, and the shares of Class B Common Stock subject to such Stock Option have been duly qualified under applicable federal or state securities or blue sky laws or (ii) the Committee, in its sole discretion, determines, or the Participant, upon the request of the Committee, provides an opinion of counsel satisfactory to the Committee, that such registration or qualification is not required as a result of the availability of an exemption from registration or qualification under such laws. Without limiting the foregoing, if at any time the Committee shall determine, in its sole discretion, that the listing, registration or qualification of the shares of Class B Common Stock subject to such Stock Option is required under any federal or state law or on any securities exchange or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, delivery or purchase of such shares pursuant to the exercise of a Stock Option, such Stock Option shall not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(d)    Exercise in the Event of Termination of Employment, Retirement, Death or Permanent Disability.

(i)    Termination other than for Cause, or due to Retirement, Death or Permanent Disability.  Except as otherwise provided in this Section 2.3 or as otherwise determined by the Committee, in the event that (A) the Participant ceases to be an employee of the Company or any of its Subsidiaries by reason of the voluntary termination by the Participant or the termination by the Company or any of its Subsidiaries other than for Cause, his Outstanding Stock Options may be exercised to the extent then exercisable until the earlier of six months after the date of such termination or the Expiration Date, (B) the Participant ceases to be an employee of the Company or any of its Subsidiaries by reason of the Participant’s Retirement, the Participant may exercise his outstanding Stock Options to the extent exercisable on the date of Retirement until the earlier of the third anniversary of such date or the Expiration Date; (C) the Permanent Disability of the Participant occurs, his Outstanding Stock Options may be exercised to the extent exercisable upon the date of the onset of such Permanent Disability until the earlier of the third anniversary of such date or the Expiration Date; and (D) a Participant dies during a period during which his Stock Options could have been exercised by him, his Outstanding Stock Options may be exercised to the extent exercisable at the date of death by the person who acquired the right to exercise such Stock Options by will or the laws of descent and distribution, permitted transfer or beneficiary designation until the earlier of the second anniversary of the date of death or the Expiration Date. Except as otherwise provided in this Section 2.3 or as otherwise determined by the Committee, upon the occurrence of an event described in clauses (A), (B), (C) or (D) of this Section 2.3(d)(i), all rights with respect to Stock Options that are not vested as of such event will be relinquished.

(ii)    Termination for Cause.  If a Participant’s employment with the Company or any of its Subsidiaries ends due to a termination of employment for Cause then, unless the Committee in its discretion determines otherwise, all Outstanding Stock Options, whether or not then vested, shall terminate effective as of the date of such termination.

(iii)    Maximum Exercise Period.  Anything in this Section 2.3(d) to the contrary notwithstanding and unless the Committee determines otherwise, no Stock Option shall be exercisable after the earlier to occur of (A) the expiration of the option period set forth in the applicable Agreement or (B) the tenth anniversary of the Date of Grant thereof. If the date determined in accordance with the preceding sentence is not a business day, the Stock Options may be exercised up to and including the last business day before such date.

Section 2.4         Payment of Purchase Price Upon Exercise.

Every share purchased through the exercise of a Stock Option shall be paid for in full on or before the settlement date for the shares of Class B Common Stock issued pursuant to the exercise of the Stock Options in cash or, in the discretion of the Committee, in shares of Class B Common Stock or other securities of the Company designated by the Committee, in a combination of cash, shares or such other securities or in any other form of valid consideration that is acceptable to the Committee in its sole discretion. If the Agreement so provides, such exercise price may also be paid in whole or in part using a net share settlement procedure or through the withholding of shares subject to the Stock Option with a value equal to the exercise price. In accordance with the rules and procedures established by the Company for this purpose, a Stock Option may also be exercised through a “cashless exercise” procedure approved by the Company from time to time, involving a broker or dealer, that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Stock Option in order to generate sufficient cash to pay the exercise price of the Option.

Section 2.5         Repricing of Stock Options.

The Committee may not “reprice” any Stock Option. “Reprice” means any of the following or any other action that has the same effect: (i) amending a Stock Option to reduce its exercise price, (ii) canceling a Stock Option at a time when its exercise price exceeds the Fair Market Value of a share of Class B Common Stock in exchange for a Stock Option, Restricted Share or other equity award unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction, or (iii) taking any other action that is treated as a repricing under GAAP, provided that nothing in this Section 2.5 shall prevent the Committee from making adjustments pursuant to Article IX.

Section 2.6         Stock Appreciation Rights.

(a)    Generally.  The Committee may grant Stock Appreciation Rights alone or in tandem with other Awards.

(b)    Stock Appreciation Rights Granted In Tandem with Stock Options.  If the Stock Appreciation Right is granted in tandem with a Stock Option, such Stock Appreciation Right may be granted either at the time of the grant of the Stock Option or by amendment at any time prior to the exercise, expiration or termination of such Stock Option. The Stock Appreciation Right shall be subject to the same terms and conditions as the related Stock Option and shall be exercisable only at such times and to such extent as the related Stock Option is exercisable. A Stock Appreciation Right shall entitle the holder to surrender to the Company the related Stock Option (in whole or in part) unexercised and receive from the Company in exchange therefor an amount equal to the excess of the Fair Market Value of the shares of Class B Common Stock subject to the surrendered portion of such Stock Option, determined as of the day preceding the surrender of such Stock Option, over the aggregate exercise price of the portion of the Stock Option so surrendered. Such amount shall be paid in cash, or in the discretion of the Committee, in shares of Class B Common Stock or other securities of the Company designated by the Committee or in a combination of cash, shares of Class B Common Stock or such other securities.

(c)    Stock Appreciation Rights Granted Alone or In Tandem with Awards Other Than Stock Options. Subject to the next sentence, Stock Appreciation Rights granted alone or in tandem with Awards other than Stock Options shall be subject to such terms and conditions as the Committee shall establish at or after the time of grant and set forth in the applicable Agreement. The Committee shall establish the per share exercise price of a Stock Appreciation Right granted alone on the Date of Grant in such amount as the Committee shall determine; provided that such exercise price shall not be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant, unless such Stock Appreciation Right is subject to any Performance Goals pursuant to Article VI. In addition, notwithstanding the foregoing, the per share exercise price of a Stock Appreciation Right that is a Substitute Award may be less than 100% of the Fair Market Value of a share of

Class B Common Stock on the Date of Grant; provided that the excess of the aggregate intrinsic value of the Substitute Award, determined immediately after the transaction giving rise to the substitution or assumption of the predecessor award, does not exceed the aggregate intrinsic value of such predecessor award, determined immediately before such transaction. The exercise price of any Stock Appreciation Right will be subject to adjustment in accordance with the provisions of Article VIII of the Plan.

ARTICLE III

PROVISIONS APPLICABLE TO RESTRICTED SHARES

Section 3.1         Grants of Restricted Shares.

The Committee may from time to time grant to eligible employees Restricted Shares on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine. Each Agreement covering a grant of Restricted Shares shall specify the number of Restricted Shares granted, the Date of Grant, the price, if any, to be paid by the Participant for such Restricted Shares, the vesting schedule (as provided for in Section 3.2 hereof) and any Performance Goals for such Restricted Shares and any other terms that the Committee deems appropriate.

Section 3.2         Vesting.

The Committee shall establish the vesting schedule applicable to Restricted Shares granted hereunder, which vesting schedule shall specify the period of time, the increments in which a Participant shall vest in the Restricted Shares and/or any applicable Performance Goal requirements, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement, provided that, unless otherwise determined by the Committee, Restricted Shares that vest contingent solely on the requirement of continued employment shall not fully vest in less than three years from the Date of Grant.

Section 3.3         Rights and Restrictions Governing Restricted Shares.

The Participant shall have all rights of a holder as to such shares of Class B Common Stock (including, to the extent applicable, the right to receive dividends and to vote), subject to the following restrictions: (a) the Participant shall not be entitled to be registered on the books and records of the Company as a stockholder until such shares have vested; (b) none of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such shares have vested; and (c) except as otherwise provided in Section 3.6 below, all unvested Restricted Shares shall be immediately forfeited upon a Participant’s termination of employment with the Company or any Subsidiary for any reason or the Participant’s death, Retirement or Permanent Disability.

Section 3.4         Adjustment with Respect to Restricted Shares.

Any other provision of the Plan to the contrary notwithstanding, the Committee may, in its discretion, at any time accelerate the date or dates on which Restricted Shares vest. The Committee may, in its sole discretion, remove any and all restrictions on such Restricted Shares whenever it may determine that, by reason of changes in applicable law, the rules of any stock exchange on which the Class B Common Stock is listed or other changes in circumstances arising after the Date of Grant, such action is appropriate.

Section 3.5         Delivery of Restricted Shares.

On the date on which Restricted Shares vest, all restrictions contained in the Agreement covering such Restricted Shares and in the Plan shall lapse as to such Restricted Shares. Restricted Share Awards issued hereunder may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of one or more stock certificates. If stock certificates are issued, such certificates shall be delivered to the Participant or such certificates shall be credited to a brokerage account if the Participant so directs; provided, however, that such certificates shall bear such legends as the Committee, in its sole discretion, may determine to be necessary or advisable in order to comply with applicable federal or state securities laws.

Section 3.6         Termination of Employment, Retirement.

Unless otherwise provided in a Participant’s employment agreement with the Company or a Subsidiary, in the event that the Participant’s employment with the Company or any of its Subsidiaries terminates prior to the date or dates on which Restricted Shares vest, the Participant shall forfeit all unvested Restricted Shares as of the date of such event, unless the Committee determines otherwise and provides that some or all of such Participant’s unvested Restricted Shares shall vest as of the date of such event or some other date or dates.

Section 3.7         Grants of Unrestricted Shares.

Subject to the limit set forth in the proviso in Section 1.5(b) (as such limit may be adjusted under Article IX hereof), the Committee may, in its sole discretion, make awards of unrestricted Class B Common Stock to eligible employees in recognition of outstanding achievements and performance.

ARTICLE IV

PROVISIONS APPLICABLE TO RESTRICTED SHARE UNITS

Section 4.1         Grants of Restricted Share Units.

The Committee may from time to time grant Restricted Share Units on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine. Each Restricted Share Unit awarded to a Participant shall correspond to one share of Class B Common Stock. Each Agreement covering a grant of Restricted Share Units shall specify the number of Restricted Share Units granted, the vesting schedule (as provided for in Section 4.2 hereof) for such Restricted Share Units and any Performance Goals and any other terms that the Committee deems appropriate.

Section 4.2         Vesting.

The Committee shall establish the vesting schedule applicable to Restricted Share Units granted hereunder, which vesting schedule shall specify the period of time, the increments in which a Participant shall vest in the Restricted Share Units and/or any applicable Performance Goal requirements, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement, provided that, unless otherwise determined by the Committee, Restricted Share Units that vest contingent solely on the requirement of continued employment shall not fully vest in less than three years from the Date of Grant.

Section 4.3         Adjustment with Respect to Restricted Share Units.

Any other provision of the Plan to the contrary notwithstanding, the Committee may, in its discretion, at any time accelerate the date or dates on which Restricted Share Units vest.

Section 4.4         Settlement of Restricted Share Units.

Unless otherwise determined by the Committee, on the date on which Restricted Share Units vest, all restrictions contained in the Agreement covering such Restricted Share Units and in the Plan shall lapse as to such Restricted Share Units and the Restricted Share Units will be payable, at the discretion of the Committee, in cash equal to the Fair Market Value of the shares subject to such Restricted Share Units, in shares of Class B Common Stock or in other securities of the Company designated by the Committee or in a combination of cash, shares of Class B Common Stock or such other securities. Restricted Share Units paid in Class B Common Stock may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of one or more stock certificates. If stock certificates are issued, such certificates shall be delivered to the Participant or such certificates shall be credited to a brokerage account if the Participant so directs; provided, however, that such certificates shall bear such legends as the Company may determine to be necessary or advisable in order to comply with applicable federal or state securities laws.

Section 4.5         Termination of Employment.

Unless otherwise provided in a Participant’s employment agreement with the Company or a Subsidiary, in the event that the Participant’s employment with the Company or any of its Subsidiaries terminates prior to the date or dates on which Restricted Share Units vest, the Participant shall forfeit all unvested Restricted Share Units as of the date of such event, unless the Committee determines otherwise and provides that some or all of such Participant’s unvested Restricted Share Units shall vest as of the date of such event or some other date or dates. In the case of the Participant’s death, payment in respect of the Participant’s Restricted Share Units shall be made in the manner provided in Section 4.4 to the person or persons who acquired the right to receive such payment by will or the laws of descent and distribution or by permitted transfer or beneficiary designation.

ARTICLE V

PROVISIONS APPLICABLE TO PHANTOM SHARES

Section 5.1         Grants of Phantom Shares.

The Committee may from time to time grant to eligible employees Phantom Shares, the value of which is determined by reference to a share of Class B Common Stock, on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine. Each Agreement covering a grant of Phantom Shares shall specify the number of Phantom Shares granted, the Initial Value of such Phantom Shares, the Valuation Dates, the number of Phantom Shares whose Appreciation Value shall be determined on each such Valuation Date, any applicable vesting schedule (as provided for in Section 5.3 hereof) and Performance Goals for such Phantom Shares, and any applicable limitation on payment (as provided for in Section 5.4 hereof) for such Phantom Shares and any other terms that the Committee deems appropriate.

Section 5.2         Appreciation Value.

(a)    Valuation Dates; Measurement of Appreciation Value.  The Committee shall provide in the Agreement for one or more Valuation Dates on which the Appreciation Value of the Phantom Shares granted pursuant to the Agreement shall be measured and fixed, and shall designate in the Agreement the number of such Phantom Shares whose Appreciation Value is to be calculated on each such Valuation Date. Unless otherwise determined by the Committee, each Valuation Date shall be December 15 and no Valuation Date shall occur later than the year in which the eighth (8th) anniversary of the Date of Grant occurs.

(b)    Payment of Appreciation Value.  Except as otherwise provided in Section 5.5 hereof, and subject to the limitation contained in Section 5.4 hereof, the Appreciation Value of a Phantom Share shall be paid to a Participant in cash, or in the discretion of the Committee, in shares of Class B Common Stock or other securities of the Company designated by the Committee or in a combination of cash, shares of Class B Common Stock or such other securities, as soon as practicable following the Valuation Date applicable to such Phantom Share.

Section 5.3         Vesting.

The Committee may establish a vesting schedule applicable to Phantom Shares granted hereunder, which vesting schedule shall specify the period of time, the increments in which a Participant shall vest in the Phantom Shares and/or any applicable Performance Goal requirements, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement.

Section 5.4         Limitation on Payment.

The Committee may, in its discretion, establish and set forth in the Agreement a maximum dollar amount payable under the Plan for each Phantom Share granted pursuant to such Agreement.

Section 5.5         Termination of Employment, Retirement, Death or Permanent Disability.

(a)    Termination Other Than for Cause, or due to Retirement, Death or Permanent Disability.  Except as otherwise provided in this Section 5.5, if, before the occurrence of one or more Valuation Dates applicable to the Participant’s Outstanding Phantom Shares, (i) the Participant’s employment with the Company or any of its Subsidiaries ends by reason of the voluntary termination by the Participant, the termination by the Company or any of its Subsidiaries other than for Cause or the Participant’s Retirement or (ii) the Participant’s death or Permanent Disability occurs, then, unless the Committee, in its discretion, determines otherwise, the Appreciation Value of each Outstanding Phantom Share as to which the Participant’s rights are vested as of the date of such event shall be the lesser of (x) the Appreciation Value of such Phantom Share calculated as of the date of such event or (y) the Appreciation Value of such Phantom Share calculated as of the originally scheduled Valuation Date applicable thereto. Unless the Committee, in its discretion, determines otherwise, the Appreciation Value so determined for each such vested Outstanding Phantom Share shall then be payable to the Participant following the originally scheduled Valuation Date applicable thereto in accordance with Section 5.2(b) hereof. Upon the occurrence of an event described in this Section 5.5(a), unless the Committee determines otherwise, all rights with respect to Phantom Shares that are not vested as of such date will be relinquished.

(b)    Termination for Cause.  If a Participant’s employment with the Company or any of its Subsidiaries ends due to a termination of employment for Cause, then, unless the Committee, in its discretion, determines otherwise, all Outstanding Phantom Shares, whether or not vested, and any and all rights to the payment of Appreciation Value with respect to such Outstanding Phantom Shares shall be forfeited effective as of the date of such termination.

ARTICLE VI

PERFORMANCE AWARDS

Section 6.1         Grants of Performance Awards.

The Committee may from time to time grant to eligible employees Performance Awards consisting of Performance Shares or Performance Share Units on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine. Performance Awards may be granted either alone or in addition to other Awards made under the Plan.

Section 6.2         Performance Goals.

Unless otherwise determined by the Committee, the grant, vesting and/or exercisability of Performance Awards shall be conditioned, in whole or in part, on the attainment of performance targets, in whole or in part, related to one or more performance goals over a Performance Period. For any such Performance Awards that are intended to qualify for the Section 162(m) Exception, the performance targets on which the grant, vesting and/or exercisability are conditioned shall be selected by the Committee from among the following goals (the “Section 162(m) Performance Goals”): OIBDA, OIBDA Without Intercompany Eliminations, Operating Income, Free Cash Flow, Net Earnings, Net Earnings from Continuing Operations, Earnings Per Share, Revenue, Net Revenue, Operating Revenue, total shareholder return, share price, return on equity, return in excess of cost of capital, profit in excess of cost of capital, return on assets, return on invested capital, net operating profit after tax, operating margin, profit margin or any combination thereof. In addition, for any Awards not intended to qualify for the Section 162(m) Exception, the Committee may establish performance targets based on other performance goals as it deems appropriate (together with the Section 162(m) Performance Goals, the “Performance Goals”). The Performance Goals may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index.

Section 6.3         Performance Goals on Awards other than Performance Awards.

The Committee, in its sole discretion, may also require that the grant, vesting and/or exercisability of Awards other than Performance Awards be conditioned, in whole or in part, on the attainment of performance targets, in whole or in part, related to Performance Goals over a Performance Period, as described in Section 6.2.

Section 6.4         Discretion to Reduce Awards.

The Committee retains the right to reduce any Award below the maximum amount that could be paid based on the degree to which the Performance Goals related to such Award were attained. The Committee may not increase any Award intended to qualify for the Section 162(m) Exception in any manner that would adversely affect the treatment of the Award under the Section 162(m) Exception.

Section 6.5         Adjustment of Calculation of Performance Goals.

In the event that, during any Performance Period, any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event, or any other extraordinary event or circumstance occurs which has the effect, as determined by the Committee of distorting the applicable performance criteria involving the Company, including, without limitation, changes in accounting standards, the Committee shall adjust or modify the calculation of the Performance Goals, to the extent necessary to prevent reduction or enlargement of the Participants’ Awards under the Plan for such Performance Period attributable to such transaction, circumstance or event. All determinations that the Committee makes pursuant to this Section 6.5 shall be conclusive and binding on all persons for all purposes.

ARTICLE VII

SUBSTITUTE AWARDS

Notwithstanding any terms or conditions of the Plan to the contrary, the Committee may provide for Substitute Awards under the Plan upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity all or a portion of the assets or equity of which is acquired by the Company, with which the Company merges or otherwise combines or from which the Company is spun-off or otherwise separated. Without limiting the generality of the preceding sentence, Substitute Awards include Awards granted in connection with the Separation in substitution for stock options, restricted share units and other awards of the former Viacom Inc. (renamed CBS Corporation) granted prior to the Separation Date. Notwithstanding any terms or conditions of the Plan to the contrary, Substitute Awards may have substantially the same terms and conditions, including without limitation provisions relating to vesting, exercise periods, expiration, payment, forfeiture, and the consequences of termination of employment and changes in control, as the awards that they replace.

ARTICLE VIII

DIVIDEND EQUIVALENTS AND OTHER AWARDS

Section 8.1         Dividend Equivalents.

Subject to the provisions of this Plan and any Agreement, the recipient of an Award (including, without limitation, any Award deferred pursuant to Section 10.9) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends or Dividend Equivalents, with respect to the number of shares of Class B Common Stock covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of Class B Common Stock or otherwise reinvested and/or shall be subject to the same terms and conditions (including vesting and forfeiture provisions) as the related Award. Unless otherwise determined by the Committee, the terms of any deferral or reinvestment of such amounts (if any) shall comply with all applicable laws, rules and regulations, including, without limitation, Section 409A.

Section 8.2         Other Awards.

The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company. Other Awards may also include cash payments under the Plan which may be based on one or more criteria determined by the Committee that are unrelated to the value of Class B Common Stock and that may be granted in tandem with, or independent of, Awards granted under the Plan.

ARTICLE IX

EFFECT OF CERTAIN CORPORATE CHANGES

In the event of a merger, consolidation, stock-split, reverse stock-split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off or recapitalization that changes the character or amount of the Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Committee shall make such adjustments, if any, to (i) the number and kind of securities subject to any outstanding Award, (ii) the exercise price or purchase price, if any, of any outstanding Award or the Initial Value of any Outstanding Phantom Shares, and (iii) the maximum number and kind of securities referred to in Section 1.5(a) and (b) and Section 1.6(a) and Section 1.6(b) of the Plan, in each case, as it deems appropriate. The Committee may, in its sole discretion, also make such other adjustments as it deems appropriate in order to preserve the benefits or potential benefits intended to be made available hereunder. All determinations that the Committee makes pursuant to this Article IX shall be conclusive and binding on all persons for all purposes.

ARTICLE X

MISCELLANEOUS

Section 10.1         No Rights to Awards or Continued Employment.

Nothing in the Plan or in any Agreement, nor the grant of any Award under the Plan, shall confer upon any individual any right to be employed by or to continue in the employment of the Company or any Subsidiary thereof, nor to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement, including the right to receive any future Awards under the Plan or any other plan of the Company or any Subsidiary thereof or interfere with or limit the right of the Company or any Subsidiary thereof to modify the terms of or terminate such individual’s employment at any time for any reason. All grants of Awards and deliveries of shares of Class B Common Stock, cash or other property under the Plan shall constitute a special discretionary incentive payment to the Participant and shall not be required to be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company, or payments based on the Fair Labor Standards Act of 1938, or under any agreement with the Participant, unless the Company specifically provides otherwise.

Section 10.2         Restriction on Transfer.

The rights of a Participant with respect to any Award shall not be transferable, except by will, the laws of descent and distribution or beneficiary designation; provided that the Committee may permit other transferability, subject to any conditions and limitations that it may, in its sole discretion, impose. During a Participant’s lifetime, the Participant’s rights with respect to any Award may be exercised only by the Participant or by any transferee to whom the Award has been transferred in accordance with the preceding sentence.

Section 10.3         Taxes.

The Company or a Subsidiary thereof, as appropriate, shall have the right to deduct from all payments made under the Plan to a Participant, a Participant’s estate or a Participant’s permitted transferee or beneficiary any federal, state, local or other taxes required by law to be withheld with respect to such payments. The Committee, in its discretion, may require, as a condition to the exercise or settlement of any Award or delivery of any certificate(s) for shares of Class B Common Stock, that an additional amount be paid in cash equal to the amount of any federal, state, local or other taxes required to be withheld as a result of such exercise or settlement. In addition, the Committee may establish procedures to allow Participants to satisfy such withholding obligations through a net share settlement procedure or the withholding of shares subject to the applicable Award, or through a “cashless exercise” procedure as described in Section 2.4. Any Participant who makes an election under Section 83(b) of the Code to have his Award taxed in accordance with such election must give notice to the Company of such election immediately upon making a valid election in accordance with the rules and regulations of the Code. Any such election must be made in accordance with the rules and regulations of the Code.

Section 10.4         Stockholder Rights.

No Award under the Plan shall entitle a Participant or a Participant’s estate or permitted transferee or beneficiary to any rights of a holder of shares of Class B Common Stock of the Company, except as provided in Article III with respect to Restricted Shares, until the Participant, the Participant’s estate or the permitted transferee or beneficiary is registered on the books and records of the Company as a stockholder with respect to the exercise or settlement of such Award, and no adjustments shall be made for dividends or distributions on, or other events relating to, shares of Class B Common Stock subject to an Award for which the record date is prior to the date such registration.

Section 10.5         No Restriction on Right of Company to Effect Corporate Changes.

The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stock whose rights are superior to or affect the Class B Common Stock or the rights thereof or which are convertible into or exchangeable for Class B Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 10.6         Source of Payments.

The general funds of the Company shall be the sole source of cash settlements of Awards under the Plan and payments of Appreciation Value and the Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. To the extent a person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

Section 10.7         Exercise Periods Following Termination of Employment.

For the purposes of determining the dates on which Awards may be exercised following a termination of employment or following the Retirement, death or Permanent Disability of a Participant, the day following the date of such event shall be the first day of the exercise period and the Award may be exercised up to and including the last business day falling within the exercise period. Thus, if the last day of the exercise period is not a business day, then the last date an Award may be exercised is the last business day preceding the end of the exercise period.

Section 10.8         Repayments.

The Committee may include in any Agreement a provision requiring the Participant to return gains (as defined by the Committee) realized on Awards made under the Plan in the event the Committee determines that a material breach of specified obligations under one or more written agreements between a Participant and the Company has occurred during the one year period after termination of the Participant’s employment with the Company or a Subsidiary. In addition, the Committee may require a Participant to return gains (as defined by the Committee) on any Performance Award if the Performance Goals used to determine the grant, vesting and/or exercisability of such Performance Award are subsequently restated or otherwise adjusted in a manner that would reduce the size of the Performance Award or any payment thereunder.

Section 10.9         Deferral of Awards.

The Committee may establish procedures pursuant to which the payment of any Award may be deferred.

Section 10.10       Employment of Participant by Subsidiary.

Unless the Committee determines otherwise, the employment of a Participant who works for a Subsidiary shall terminate, for Plan purposes, on the date on which the Participant’s employing company ceases to be a Subsidiary.

Section 10.11       Section 409A.

If any provision of the Plan or an Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A or could cause a Participant to be required to recognize income for United States federal income tax purposes prior to the time of payment, settlement or exercise of an Award or to be subject to any tax or interest under Section 409A, such provision of the Plan or any Agreement may be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without the imposition of any tax or interest under Section 409A. Moreover, any discretionary authority that the Board or the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority will contravene Section 409A.

ARTICLE XI

AMENDMENT AND TERMINATION

The Plan may be terminated and may be altered, amended, suspended or terminated at any time, in whole or in part, by the Board; provided, however, that no alteration or amendment will be effective without stockholder approval if such approval is required by law or under the rules of the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is listed. No termination or amendment of the Plan may, without the consent of the Participant to whom an Award has been made, materially adversely affect the rights of such Participant in such Award. Notwithstanding any provision herein to the contrary, the Committee shall have broad authority to amend the Plan or any outstanding Award under the Plan without approval of the Participant to the extent necessary or desirable (i) to comply with, or take into account changes in, applicable tax laws, securities laws, accounting rules and other applicable laws, rules and regulations or (ii) to ensure that a Participant is not required to recognize income for United States federal income tax purposes prior to the time of payment, settlement or exercise of an Award or subject to interest and additional tax under Section 409A with respect to any Award. Unless previously terminated pursuant to this Article XI, the Plan shall terminate on the fifth anniversary of the Effective Date, and no further Awards may be granted hereunder after such date.

ARTICLE XII

INTERPRETATION

Section 12.1         Governmental Regulations.

The Plan, and all Awards hereunder, shall be subject to all applicable rules and regulations of governmental or other authorities.

Section 12.2         Headings.

The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

Section 12.3         Governing Law.

The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

ARTICLE XIII

EFFECTIVE DATE AND STOCKHOLDER APPROVAL

The Plan became effective as of January 1, 2006 and was amended and restated on April 12, 2007. The Plan will be submitted for the approval of the Company’s stockholders at the 2007 annual meeting of stockholders. If the stockholders do not approve the Plan, no further Awards shall be made, but such failure to approve the Plan will not affect the validity of, or the Company’s obligations under, Awards made prior to the date of such annual meeting.

VIACOM INC. 1515 BROADWAY NEW YORK, NEW YORK 10036

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the enclosed postage prepaid envelope so that it is received prior to the Annual Meeting on May 30, 2007.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, on May 29, 2007 (May 28, 2007 for 401(k) plan participants). Have this proxy card in hand when you access the website and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

If you live in the United States or Canada, use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, on May 29, 2007 (May 28, 2007 for 401(k) plan participants). Have this proxy card in hand when you call and then follow the recorded instructions.

Your telephone or Internet vote authorizes the proxy holders to vote the shares represented by this proxy in the same manner as if you returned the proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to return this proxy card.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to help reduce the costs incurred by Viacom in mailing proxy materials, you can consent to receiving all future stockholder communications electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

DETACH PROXY HERE IF YOU ARE NOT VOTING BY TELEPHONE OR THE INTERNET AND MARK BELOW IN BLUE OR BLACK INK AS FOLLOWS:
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– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VIACOM INC.
The Board recommends a vote FOR matters 1 - 4.

1.	Election of Directors Nominees: 01) George S. Abrams 02) Philippe P. Dauman 03) Thomas E. Dooley 04) Alan C. Greenberg 05) Robert K. Kraft 06) Blythe J. McGarvie	07) Charles E. Phillips, Jr. 08) Shari Redstone 09) Sumner M. Redstone 10) Frederic V. Salerno 11) William Schwartz			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
					☐	☐	☐
								For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP to serve as independent auditor for Viacom Inc. for 2007.							☐	☐	☐

3.	Approval of the Viacom Inc. Senior Executive Short-Term Incentive Plan.							☐	☐	☐

4.	Approval of the Viacom Inc. 2006 Long-Term Management Incentive Plan.							☐	☐	☐

The Board recommends a vote AGAINST matter 5.

5.	Stockholder proposal to divest Paramount.							☐	☐	☐

Please sign exactly as your name(s) appear(s) on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting. If you check “yes”, an admission ticket will be sent to you.		☐	☐
		Yes	No

Please sign, date and return this proxy card in the enclosed postage prepaid envelope.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Holder)				Date

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VIACOM INC. 1515 Broadway New York, New York 10036 2007 Annual Meeting Proxy Card

The undersigned hereby appoints PHILIPPE P. DAUMAN and MICHAEL D. FRICKLAS, and each of them, as proxy holders with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of Class A Common Stock of Viacom Inc. represented by this proxy at the Annual Meeting of Stockholders to be held on Wednesday, May 30, 2007, at the Hudson Theatre, Millennium Broadway Hotel, 145 West 44th Street, New York, New York, beginning at 10:30 a.m., Eastern Daylight Time, and at any adjournments or postponements thereof, on the matters set forth on the reverse side as more fully described in the Notice of 2007 Annual Meeting of Stockholders and Proxy Statement.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VIACOM INC. THIS PROXY WHEN PROPERLY EXECUTED AND TIMELY RECEIVED PRIOR TO THE MEETING WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Board of Directors recommends a vote FOR matters (1) - (4) and AGAINST matter (5). Therefore, unless otherwise specified, the vote represented by this proxy will be cast FOR matters (1) - (4) and AGAINST matter (5). The proxy holders are directed to vote as specified on the reverse side hereof and in their discretion on all other matters.

Attention 401(k) plan participants: If you hold shares of Viacom Inc. Class A Common Stock through a 401(k) plan, you should complete, sign and return this proxy card to instruct the trustee of the plan how to vote these shares. Your proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on May 28, 2007 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential.

Address Changes/Comments:	_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued, and to be signed and dated on the reverse side.)		Viacom Inc. c/o Broadridge 51 Mercedes Way Edgewood, NY 11717